Exhibit 4.1

EXECUTION VERSION

J.P.Morgan

CREDIT AGREEMENT

dated as of August 22, 2011,

as amended and restated as of July 25, 2013,

as further amended and restated as of March 31, 2016, and

as further amended and restated as of August 28, 2019,

among

NCR CORPORATION,

as Company,

The FOREIGN BORROWERS Party Hereto,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Joint Lead Arranger and Joint Bookrunner

BOFA SECURITIES, INC.

WELLS FARGO SECURITIES, LLC

MUFG BANK, LTD.

PNC CAPITAL MARKETS LLC

RBC CAPITAL MARKETS

SUNTRUST ROBINSON HUMPHREY, INC.

and

CAPITAL ONE, NATIONAL ASSOCIATION

as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents

FIFTH THIRD BANK

CITIGROUP GLOBAL MARKETS INC.

SANTANDER BANK, NATIONAL ASSOCIATION

TD SECURITIES (USA) LLC

and

UNICREDIT BANK AG, NEW YORK BRANCH

as Co-Documentation Agents and Joint Lead Arrangers and Joint Bookrunners

in respect of the term loan credit facilities provided for herein

ACADEMY SECURITIES, LLC

BB&T CAPITAL MARKETS, A DIVISION OF BB&T SECURITIES LLC

HSBC BANK USA, N.A.

KEYBANC CAPITAL MARKETS, INC.

THE NORTHERN TRUST COMPANY

and

STANDARD CHARTERED BANK

as Joint Lead Arrangers and Joint Bookrunners

in respect of the term loan credit facilities provided for herein

SCHEDULES:

Schedule 1.01A	—	Existing Letters of Credit
Schedule 1.01B	—	Cash and Investment Policy
Schedule 2.01	—	Commitments and LC Commitments
Schedule 3.06	—	Disclosed Matters
Schedule 3.11A	—	Subsidiaries and Joint Ventures
Schedule 3.11B	—	Disqualified Equity Interests
Schedule 3.17	—	Insurance
Schedule 5.14	—	Post-Closing Collateral Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	[Reserved]
Exhibit D	—	Form of Affiliate Subordination Agreement
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Interest Election Request
Exhibit G	—	Form of Perfection Certificate
Exhibit H	—	Form of Solvency Certificate
Exhibit I-1	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-2	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-3	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-4	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-1	—	Form of Foreign Borrower Joinder Agreement
Exhibit J-2	—	Form of Foreign Borrower Termination

ANNEXES:

Annex A	—	Mark-to-Market Pension Accounting

CREDIT AGREEMENT dated as of August 22, 2011, as amended and restated as of July 25, 2013, as further amended and restated as of March 31, 2016, and as further amended and restated as of August 28, 2019 (this “Agreement”), among NCR CORPORATION, as Company (as defined below), the FOREIGN BORROWERS party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as the Administrative Agent.

PRELIMINARY STATEMENTS

The Company, certain of the Lenders (such term and other capitalized terms used in these preliminary statements being defined in Section 1.01 hereof) and the Administrative Agent are party to the Existing Credit Agreement, and, upon satisfaction of the conditions set forth herein, have agreed, together with the Foreign Borrowers and the other Lenders, to amend and restate the Existing Credit Agreement in the form of this Agreement.

The Lenders have indicated their willingness to lend, and the Issuing Banks have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, means such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Lenders” has the meaning set forth in Section 2.21(a).

“Acquired Company Representations” means, with respect to any Limited Condition Acquisition, the representations and warranties made in the acquisition agreement with respect to such Limited Condition Acquisition that are material to the interests of the Lenders, but only to the extent that the Company or any of its Affiliates has the right under such acquisition agreement not to consummate such Limited Condition Acquisition, or to terminate the obligations of the Company or any of its Affiliates under such acquisition agreement, as a result of a breach of such representations and warranties.

“Adjusted Consolidated Net Income” means, for any period, Consolidated Net Income for such period; provided, however, that there shall not be included in such Adjusted Consolidated Net Income for any such period:

(a)    any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Equity Interest of any Person;

(b)    extraordinary gains or losses;

(c)    the cumulative effect of a change in accounting principles;

(d)    any net after-tax gain (or loss) attributable to the early retirement or conversion of Indebtedness;

(e)    amortization of non-cash pension expenses and any after-tax one-time gains or losses associated with lump sum payments (or transfers of financial assets) to defease pension and retirement obligations and after-tax mark-to-market gains and losses on pension plans and settlement/curtailment gains and losses thereon;

(f)    any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP;

(g)    the effects of adjustments in the Company’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any acquisition that is consummated after September 17, 2012, net of taxes; and

(h)    any increase to reserves for Environmental Liabilities except to the extent cash payments are made in respect of such Environmental Liabilities from such increase.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) for any Eurocurrency Borrowing denominated in Dollars, the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate, (b) for any Eurocurrency Borrowing denominated in Sterling, the LIBO Rate for such Interest Period, or (c) for any Eurocurrency Borrowing denominated in Euros, the EURIBO Rate for such Interest Period.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents (or, as applicable, such Affiliates thereof as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity, including J.P. Morgan Europe Limited) and its permitted successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning set forth in Section 2.21(a).

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediary Controlling Persons Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all the Revolving Lenders.

“Aggregate Revolving Exposure” means the sum of the Revolving Exposures of all the Revolving Lenders.

“Agreement Currency” has the meaning set forth in Section 9.21(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1.00% per annum and (c) the Adjusted Eurocurrency Rate on such day (or, if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1.00% per annum. For purposes of clause (c) above, the Adjusted Eurocurrency Rate for any day shall be based on the applicable Screen Rate (or, if the applicable Screen Rate is not available for such one-month maturity, the Interpolated Screen Rate, if available) at approximately 11:00 a.m., London time, on such day for deposits in Dollars with a maturity of one month. Notwithstanding the foregoing, if the Alternate Base Rate, determined as provided above, would otherwise be less than zero, then the Alternate Base Rate shall be deemed to be zero for all purposes of this Agreement. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate, as the case may be. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13, then the Alternate Base Rate shall be the greater of the rates referred to in clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Creditor” has the meaning set forth in Section 9.21(b).

“Applicable Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time, subject to adjustment as required to give effect to any reallocation of LC Exposure made pursuant to paragraph (c) or (d) of Section 2.19 or the penultimate paragraph of Section 2.19. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (a) with respect to any Term Loan, (i) 1.50% per annum, in the case of an ABR Loan, or (ii) 2.50% per annum, in the case of a Eurocurrency Loan, (b) with respect to any Incremental Term Loan of any Series, the rate per annum specified in the Incremental Facility Agreement establishing the Incremental Term Commitments of such Series and (c) with respect to any Revolving Loan that is an ABR Loan or a Eurocurrency Loan, or with respect to the commitment fees payable in respect of the Revolving Commitments hereunder, respectively, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, respectively, based upon the Leverage Ratio as of the end of the fiscal quarter of the Company for which consolidated financial statements have theretofore been most recently delivered pursuant to Sections 5.01(a) or 5.01(b) of this Agreement; provided that from the Effective Date until delivery of the consolidated financial statements pursuant to Section 5.01(b) for the fiscal quarter ended September 30, 2019, the Applicable Rate in respect of any Revolving Loan, or with respect to the commitment fees payable in respect of the Revolving Commitments hereunder, shall be determined by reference to Level III:

Level	Leverage Ratio	ABR Spread	Eurocurrency Spread	Commitment Fee Rate
I	Less than 1.50 to 1.0	0.25%	1.25%	0.150%
II	Greater than or equal to 1.50 to 1.0, but less than 2.00 to 1.0	0.50%	1.50%	0.200%
III	Greater than or equal to 2.00 to 1.0, but less than 3.00 to 1.0	0.75%	1.75%	0.250%
IV	Greater than or equal to 3.00 to 1.0, but less than 3.50 to 1.0	1.00%	2.00%	0.300%
V	Greater than or equal to 3.50 to 1.0	1.25%	2.25%	0.350%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Sections 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Rate shall be based on the rates per annum set forth in Category V if the Company fails to deliver the consolidated financial statements required to be delivered pursuant to Sections 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof. Notwithstanding anything to the contrary in this definition, the determination of the Applicable Rate will be subject to the provisions of Section 2.12(f).

“Applicable Ticking Fee Rate” means, (i) at any time on or prior to the date that is 30 days after the Effective Date, a rate per annum equal to 0.00%, (ii) at any time after the date that is 30 days after the Effective Date and on or prior to the date that is 60 days after the Effective Date, a rate per annum equal to 50% of the Applicable Rate for Term Loans that are Eurocurrency Loans and (iii) at any time after the date that is 60 days after the Effective Date, a rate per annum equal to the Applicable Rate for Term Loans that are Eurocurrency Loans.

“Applicant Borrower” has the meaning set forth in Section 2.23(a).

“Applicant Borrower Amendments” has the meaning set forth in Section 2.23(a).

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BofA Securities, Inc., J.P. Morgan Chase Bank, N.A., Wells Fargo Securities, LLC, MUFG Bank, Ltd., PNC Bank, National Association, RBC Capital Markets, Suntrust Robinson Humphrey, Inc. and Capital One, National Association, in their capacities as joint lead arrangers and joint bookrunners for the credit facilities provided for herein.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Amount” means, as of any day, the excess, if any, of:

(a)    the sum of (i) $50,000,000, plus (ii) 50% of cumulative Adjusted Consolidated Net Income from July 1, 2012; over

(b)    the amount of all Restricted Payments made in reliance on Section 6.08(a)(vi) of the Existing Credit Agreement prior to the Effective Date (or on the corresponding provision in the Existing Credit Agreement (as defined in the Existing Credit Agreement)) or Section 6.08(a)(vi) of this Agreement and all payments made in reliance on Section 6.08(b)(vi) of the Existing Credit Agreement prior to the Effective Date (or on the corresponding provision in the Existing Credit Agreement (as defined in the Existing Credit Agreement)) or Section 6.08(b)(vi) of this Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means:

(a)    with respect to any EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)    in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, examiner, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means, with respect to any Person, an “affiliate (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.

“Blocking Regulation” means Regulation (EU) No 2271/96 of the European Parliament and of the Council of 22 November 1996 protecting against the effects of the extraterritorial application of legislation adopted by a third country, and actions based on or resulting therefrom.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means each of the Company and each Foreign Borrower.

“Borrower Agent” has the meaning set forth in Section 1.07.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in Dollars, $5,000,000, (b) in the case of a Borrowing denominated in Euros, €5,000,000, and (c) in the case of a Borrowing denominated in Sterling, £5,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in Dollars, $1,000,000, (b) in the case of a Borrowing denominated in Euros, €1,000,000, and (c) in the case of a Borrowing denominated in Sterling, £1,000,000.

“Borrowing Request” means a written request by a Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Brazil CMA” means the Contract Manufacturing Agreement dated as of July 26, 2011, by and between NCR Global Solutions Group, Limited, an Irish limited company, and NCR Manaus, including the schedules thereto, as provided to the Administrative Agent prior to the Original Effective Date.

“Brazil Shareholders’ Agreement” means the Shareholders’ Agreement dated as of October 4, 2011, by and among the Company, NCR Manaus, Scopus Industrial and Scopus Tecnologia, including the schedules and exhibits thereto, as provided to the Administrative Agent prior to the Original Effective Date.

“Brazil Subscription Agreement” means the Equity Subscription Agreement dated as of July 26, 2011, by and among the Company, Scopus Industrial, Scopus Tecnologia and NCR Manaus, including the schedules thereto, as provided to the Administrative Agent prior to the Original Effective Date.

“Brazil Transaction Documents” means the Brazil CMA, the Brazil Shareholders’ Agreement and the Brazil Subscription Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan in any currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such currency in the London interbank market or not open for general business in London, and (b) when used in connection with any date for the payment or purchase of Euros, the term “Business Day” shall also exclude any day on which TARGET2 is not open for the settlement of payments in Euro or banks are not open for general business in London.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Company and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Company and its consolidated Subsidiaries for such period prepared in accordance with GAAP, excluding (i) any such expenditures made to restore, replace or rebuild assets to the condition of such assets immediately prior to any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, such assets to the extent such expenditures are made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such casualty, damage, taking, condemnation or similar proceeding, (ii) any such expenditures constituting Permitted Acquisitions or any other acquisition of all the Equity Interests in, or all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of), any Person and (iii) any such expenditures in the form of a substantially contemporaneous exchange of similar property, plant, equipment or other capital assets, except to the extent of cash or other consideration (other than the assets so exchanged), if any, paid or payable by the Company or its consolidated Subsidiaries and (b) such portion of principal payments on Capital Lease Obligations made by the Company or any of its Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment for such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person; subject to Section 1.04, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Consideration” has the meaning set forth in Section 6.05.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code, (b) each subsidiary of any such controlled foreign corporation, (c) any Foreign Subsidiary which is an entity disregarded as separate from its owner under Treasury Regulation 301.7701-3 and (d) any CFC Holdco.

“CFC Holdco” means a Subsidiary that has no material assets other than Equity Interests in one or more CFCs (including for this purpose, any debt or other instrument treated as equity for U.S. Federal income tax purposes), any Indebtedness owed to it (or so treated for U.S. Federal income tax purposes) by any CFC and rights to Intellectual Property relating solely to and utilized solely by such CFCs (but in respect of which no significant royalty, license or similar fees are paid by such CFCs) and assets incidental thereto.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Effective Date), other than an employee benefit plan or related trust of the Company or of the Company and any Subsidiaries, of Equity Interests in the Company representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Company; (b) persons who were (i) directors of the Company on the Effective Date, (ii) nominated or approved by the board of directors of the Company, (iii) nominated or approved by the board of directors of the Company as director candidates prior to their election to the board of directors of the Company or (iv) appointed by directors who were directors of the Company on the Effective Date or were nominated or approved as provided in clause (ii) or clause (iii) above ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Company; or (c) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Company under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Company or under and as defined in the Existing Preferred Documentation.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Incremental Term Loans of any Series or Revolving Loans, (b) any Commitment, refers to whether such Commitment is an Initial Term Commitment, a Delayed Draw Term Commitment, an Incremental Term Commitment of any Series or a Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class. From and after the funding of the Delayed Draw Term Loans, if any, the Delayed Draw Term Loans and the Initial Term Loans shall constitute a single Class of Term Loans.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations; provided that the Collateral shall in no event include any Excluded Assets.

“Collateral Agreement” means the Amended and Restated Guarantee and Collateral Agreement among the Borrowers, the other Loan Parties and the Administrative Agent, as amended and restated as of March 31, 2016.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)    the Administrative Agent shall have received from each Borrower and each Designated Subsidiary either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, in substantially the form specified therein, duly executed and delivered on behalf of such Person, together with documents and opinions of the type referred to in paragraphs (d) and (e) of Section 4.01 with respect to such Designated Subsidiary, in each case, if reasonably requested by the Administrative Agent;

(b)    all Equity Interests in any Subsidiary owned by or on behalf of any Guarantor Loan Party shall have been pledged pursuant to the Collateral Agreement and, in the case of Equity Interests in any Foreign Subsidiary, where the Administrative Agent so requests in connection with the pledge of such Equity Interests, a Foreign Pledge Agreement (provided that, in each case, the Guarantor Loan Parties shall not be required to pledge 66 2⁄3% or more of the outstanding voting Equity Interests in any CFC), and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)    (i) all Indebtedness of the Company and each Subsidiary and (ii) all Indebtedness (other than Permitted Investments in non-certificated or book entry form) of any other Person in a principal amount of $10,000,000 or more that, in each case, is owing to any Guarantor Loan Party shall be evidenced by a promissory note (in each case, which may take the form of an intercompany note) and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)    all documents and instruments, including Uniform Commercial Code financing statements, required by Requirements of Law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement”, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording (or the Administrative Agent shall have been authorized to make such filing, registration or recording); and

(e) each Loan Party shall have obtained all consents and approvals required to be obtained by it at such time in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, particular assets of the Guarantor Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Administrative Agent and the Company reasonably agree that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Company and the Subsidiaries, including any potential Section 956 Impact), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as reasonably agreed between the Administrative Agent and the Company and (c) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in, or the obtaining of, any applicable legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including, without limitation, extensions beyond the Effective Date, as required pursuant to Section 5.14 or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished, or undue effort or expense would be required to accomplish such action, by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents. Any such extensions granted by the Administrative Agent under the Existing Credit Agreement will continue to be effective in accordance with the terms thereof for purposes hereof.

“Commitment” means a Revolving Commitment, an Initial Term Commitment, a Delayed Draw Term Commitment, an Incremental Term Commitment of any Series or any combination thereof (as the context requires).

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Company” means NCR Corporation, a Maryland corporation.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit E or any other form approved by the Administrative Agent.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of

(i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations);

(ii) provision for taxes based on income, profits or losses, including foreign withholding taxes during such period;

(iii) all amounts attributable to depreciation and amortization for such period;

(iv) any extraordinary losses for such period, determined on a consolidated basis in accordance with GAAP;

(v) any Non-Cash Charges for such period;

(vi) any losses attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement other than those relating to foreign currencies;

(vii) Pro Forma Adjustments in connection with Material Acquisitions;

(viii) nonrecurring integration expenses in connection with acquisitions (including severance costs, retention payments, change of control bonuses, relocation expenses and similar integration expenses);

(ix) one-time out-of-pocket transactional costs and expenses relating to Permitted Acquisitions, Investments outside the ordinary course of business, and Dispositions (regardless of whether consummated), including legal fees, advisory fees, and upfront financing fees;

(x) amortization of non-cash pension expenses and any after-tax one-time losses associated with lump sum payments (or transfers of financial assets) to defease pension and retirement obligations and after-tax mark-to-market losses on pension plans and settlement/curtailment losses thereon;

(xi) out-of-pocket costs and expenses relating to restructurings (including a reduction in force), consolidation, separation or closure of facilities and cost saving initiatives, in each case, undertaken out of the ordinary course of business, and (without duplication) any non-cash charges or reserves taken in connection therewith; provided that each such restructuring, consolidation, separation or closure of facilities or cost saving initiative has been specifically approved by the board of directors of the Company or by both the chief executive officer and the chief financial officer of the Company;

(xii) out-of-pocket costs and expenses arising from litigation in respect of discontinued operations in an amount not to exceed $15,000,000 for any Test Period; and

(xiii) unrealized losses during such period attributable to the application of “mark-to-market” accounting in respect of any Hedging Agreement;

provided that any cash payment made with respect to any Non-Cash Charges added back in computing Consolidated EBITDA for any prior period pursuant to clause (a)(v) above (or that would have been added back had this Agreement been in effect during and after such prior period), other than any cash payments made after the Effective Date in respect of obligations relating to the Fox River, Kalamazoo and Dayton landfill discontinued operations not exceeding, in the aggregate for all periods, the amount of the reserves for such obligations reflected in the Borrower’s financial statements for the fiscal quarter ending June 30, 2011, shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; provided, further, that the aggregate amount of all amounts under clauses (vii), (viii), (ix) and (xi) that increase Consolidated EBITDA in any Test Period (including, for avoidance of doubt, in connection with any calculation made hereunder on a Pro Forma Basis) shall not exceed, and shall be limited to, 15% of Consolidated EBITDA in respect of such Test Period (calculated after giving effect to such adjustments and with no carryover of unused amounts into any subsequent period); and minus

(b) without duplication and to the extent included in determining such Consolidated Net Income,

(i) any extraordinary gains for such period, determined on a consolidated basis in accordance with GAAP;

(ii) any non-cash gains for such period, including any gains attributable to the early extinguishment of Indebtedness;

(iii) any net income tax benefit for such period determined on a consolidated basis in accordance with GAAP;

(iv) any gains attributable to the early extinguishment of obligations under any Hedging Agreement other than those relating to foreign currencies;

(v) after-tax one-time gains associated with lump sum payments (or transfers of financial assets) to defease pension and retirement obligations and after-tax mark-to-market gains on pension plans and settlement/curtailment gains thereon; and

(vi) unrealized gains during such period attributable to the application of “mark-to-market” accounting in respect of any Hedging Agreement;

provided, further that Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) the effect of:

(A) the cumulative effect of any changes in GAAP or accounting principles applied by management; and

(B) purchase accounting adjustments.

Notwithstanding the foregoing (but without duplication of any other adjustment referred to above), Consolidated EBITDA will be calculated (i) so as to exclude mark-to-market gains and losses on Plans and Foreign Pension Plans and settlement/curtailment gains and losses relating to such plans, and (ii) to give effect to Mark-to-Market Pension Accounting.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Company) that is not a consolidated Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Company or, subject to clauses (b) and (c) below, any other consolidated Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary (other than the Company or any Subsidiary Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary (i) is not permitted (A) without any prior approval of any Governmental Authority which, to the actual knowledge of the Company, would be required and that has not been obtained or (B) under any law applicable to the Company or any such Subsidiary (in the case of any foreign law, of which the Company has actual knowledge) or (ii) is not permitted by the operation of the terms of the organizational documents of such Subsidiary or any agreement or other instrument binding upon the Company or any Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary that is not wholly owned by the Company to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary.

“Consolidated Total Assets” means, as of the last day of any fiscal quarter of the Company, total assets as reflected on the consolidated balance sheet of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, as of any date, without duplication, (a) the aggregate principal amount of Indebtedness of the Company and the Subsidiaries (other than Indebtedness described in clause (f) of “Indebtedness”; provided that there shall be included in Consolidated Total Debt any Indebtedness in respect of drawings under letters of credit or letters of guaranty to the extent such drawings are not reimbursed within two Business Days after the date of any such drawing) outstanding as of such date, to the extent such Indebtedness would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, plus (b) without duplication of amounts referred to in clause (a), the amount of Third Party Interests in respect of Permitted Receivables Facilities, in each case, without giving effect to any election to value any Indebtedness at “fair value”, as described in Section 1.04(a), or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) to be below the stated principal amount of such Indebtedness, minus (c) the excess, if any, of the amount of Unrestricted Cash owned by the Company and its consolidated Subsidiaries as of such date over $150,000,000; provided that, solely for the purposes of determining compliance by the Company with the Leverage Ratio set forth in Section 6.12 as of the last day of any Test Period, Consolidated Total Debt shall exclude any outstanding Notes issued in connection with a Permitted Material Acquisition if (i) such

Permitted Material Acquisition has not been consummated on or before the last day of such Test Period and (ii) such Notes are secured on the last day of such Test Period by a Lien on the Permitted Escrow Funds with respect to such Notes (and any earnings thereon) having a value at least equal to the principal amount of such Notes, in accordance with the Permitted Escrow Transactions with respect to such Notes. Notwithstanding anything to the contrary herein, Consolidated Total Debt will exclude any Indebtedness (“Refinanced Debt”) outstanding on any determination date which is to be refinanced pursuant to a refinancing permitted under this Agreement with the proceeds (the “Refinancing Proceeds”) of previously incurred refinancing Indebtedness that is included in Consolidated Total Debt on such date (and such Refinancing Proceeds shall not be included as Unrestricted Cash for purposes of this Agreement); provided that a notice of redemption of, or an offer to purchase, such Refinanced Debt has been given or made (and, in the case of an offer to purchase, not withdrawn) on or prior to such date (any such Refinanced Debt, “Defeased Debt”).

“Consolidated Total Secured Debt” means, as of any date, the aggregate principal amount of Consolidated Total Debt of the Company and the Subsidiaries outstanding as of such date that is secured by Liens on any property or assets of the Company or the Subsidiaries (which shall be determined after giving effect to clause (c) of the definition of Consolidated Total Debt).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 9.23.

“Credit Party” means the Administrative Agent, each Issuing Bank and each Lender.

“CRR” means the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 48/2012.

“Cumulative Leverage Ratio Increase Amount” means the sum of the Leverage Ratio Increase Amounts in respect of Pension Funding Indebtedness; provided that the Cumulative Leverage Ratio Increase Amount may not exceed 0.50; provided, further, that if any Indebtedness, including of term loans made under the Existing Credit Agreement (or any other prior credit agreement), is treated by the Company as Pension Funding Indebtedness when incurred, but the proceeds thereof are not applied as required by the definition of “Pension Funding Indebtedness” (including within the applicable time periods specified therein) to qualify as Pension Funding Indebtedness, on and as of the last day of the period during which such proceeds would have to be so applied, such Indebtedness will cease to be Pension Funding Indebtedness, any Leverage Ratio Increase Amounts previously attributable thereto will cease to apply, the Cumulative Leverage Ratio Increase Amount will be recalculated in accordance with the foregoing definition without regard to any such Leverage Ratio Increase Amounts and such recalculated Cumulative Leverage Ratio Increase Amount will apply from and after such day (subject to future adjustment based on subsequent issuances of Pension Funding Indebtedness).

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means, subject to Section 2.19, any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing or public statement, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or the Company made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or the Company’s, as applicable, receipt of such certification in form and substance satisfactory to the Administrative Agent or the Company, as the case may be, (d) has (i) become the subject of a Bankruptcy Event, or (ii) had appointed for it a receiver, examiner, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Company, each Issuing Bank and each Lender.

“Defeased Debt” has the meaning given to such term in the definition of “Consolidated Total Debt”.

“Delayed Draw Funding Date” means the date on which the Delayed Draw Term Loans are funded pursuant to clause (b) of Section 2.01.

“Delayed Draw Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Delayed Draw Term Loan at any time on or after the Effective Date and on or prior to December 31, 2019, expressed as an amount representing the maximum principal amount of the Delayed Draw Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Delayed Draw Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Delayed Draw Term Commitment, as applicable. The aggregate amount of the Lenders’ Delayed Draw Term Commitments as of the Effective Date is $400,000,000.

“Delayed Draw Term Lender” means a Lender with a Delayed Draw Term Commitment or an outstanding Delayed Draw Term Loan.

“Delayed Draw Term Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Delivery Date” has the meaning set forth in Section 9.15.

“Designated Subsidiary” means each Material Subsidiary that is not an Excluded Subsidiary.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or a Subsidiary in connection with a disposition pursuant to Section 6.05 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Financial Officer of the Company, setting forth the basis of such valuation (the outstanding amount of which will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or Permitted Investments within 180 days following the consummation of such disposition).

“Disclosed Matters” means the actions, suits, proceedings and the environmental, Intellectual Property and other matters disclosed in Schedule 3.06.

“Disposition” has the meaning set forth in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Company or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 180 days after the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Effective Date, the Effective Date); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar Equivalent” means, on any date, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in Euros or Sterling, the equivalent in Dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect to Euros or Sterling, as the case may be, in effect for such amount on such date. The Dollar Equivalent at any time of the amount of any Letter of Credit, LC Disbursement or Loan denominated in Euros or Sterling shall be the amount most recently determined as provided in Section 1.06.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Dutch Borrower” means any Borrower (i) that is organized or formed under the laws of the Netherlands or (ii) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of the Netherlands.

“Dutch Non-Public Lender” means: (a) until the publication of an interpretation of “public” as referred to in the CRR by the competent authority/ies: an entity which (i) assumes existing rights and/or obligations vis-à-vis the Company, the value of which is at least EUR 100,000 (or its equivalent in another currency), (ii) provides repayable funds for an initial amount of at least EUR 100,000 (or its equivalent in another currency) or (iii) otherwise qualifies as not forming part of the public; and (b) as soon as the interpretation of the term “public” as referred to in the CRR has been published by the relevant authority/ies: an entity which is not considered to form part of the public on the basis of such interpretation.

“Economic IP Transfer” means a transfer of economic interests in Intellectual Property between or among the Company and any of its Subsidiaries that is not accompanied by a transfer of legal ownership of such Intellectual Property.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is August 28, 2019.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any bank and (e) any other financial institution or investment fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities, other than, in each case, a natural person, the Company, any Subsidiary or any other Affiliate of the Company.

“Engagement Letter” means the Engagement Letter dated July 30, 2019, among the Company, JPMorgan Chase Bank, N.A., BofA Securities, Inc. and Wells Fargo Securities, LLC.

“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees and other laws, and all injunctions, notices or binding agreements, issued, promulgated or entered into by any Governmental Authority and relating in any way to the environment, to preservation or reclamation of natural resources, to the management, Release or threatened Release of any Hazardous Material or to related health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Company or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Company or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA and Section 432 of the Code, or (i) any Foreign Benefit Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day; provided that with respect to an Impacted Interest Period, the EURIBO Rate shall be the Interpolated Screen Rate with respect to Euros as of the Specified Time on the Quotation Day; and provided, further, that if the EURIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Euro” or “€” means the single currency adopted by participating member states of the European Union in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Eurocurrency”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Event of Default” has the meaning set forth in Article VII.

“Excess Cash Flow” means, for any fiscal year of the Company, the sum (without duplication) of:

(a) the consolidated net income (or loss) of the Company and its consolidated Subsidiaries for such fiscal year, adjusted to exclude (i) net income (or loss) of any consolidated Subsidiary that is not wholly owned by the Company to the extent such income or loss is attributable to the non-controlling interest in such consolidated Subsidiary and (ii) any gains or losses attributable to Prepayment Events; plus

(b) depreciation, amortization and other non-cash charges or losses deducted in determining such consolidated net income (or loss) for such fiscal year (excluding any non-cash charge to the extent it represents an accrual or reserve for potential cash charges in any future period or amortization of prepaid cash charges that were paid in a prior period); plus

(c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa), (ii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Company and its consolidated Subsidiaries increased during such fiscal year and (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Company and its consolidated Subsidiaries decreased during such fiscal year; minus

(d) the sum of (i) any non-cash gains included in determining such consolidated net income (or loss) for such fiscal year (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash charge that reduced consolidated net income of the Company and its consolidated Subsidiaries in any prior period if Excess Cash Flow was not increased by the amount of the corresponding non-cash charge in such prior period), (ii) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa), (iii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Company and its consolidated Subsidiaries decreased during such fiscal year and (iv) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Company and its consolidated Subsidiaries increased during such fiscal year; minus

(e) the sum (without duplication) of (i) Capital Expenditures made in cash for such fiscal year (except to the extent financed from Excluded Sources) and (ii) cash consideration paid during such fiscal year to make acquisitions or other long-term investments (other than cash equivalents) (except to the extent financed from Excluded Sources); minus

(f) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Company and its consolidated Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit or other revolving credit facilities (unless there is a corresponding reduction in the commitments in respect of such other revolving credit facilities), (ii) Term Loans prepaid pursuant to Section 2.10(a), (c), (d) or (e) and (iii) repayments or prepayments of Long-Term Indebtedness financed from Excluded Sources; minus

(g) the aggregate amount of Restricted Payments made by the Company in cash during such fiscal year pursuant to Section 6.08(a) (other than clauses (i), (ii), (iii) and (ix) of Section 6.08(a)), except Restricted Payments financed from Excluded Sources; minus

(h) other cash payments in respect of long-term liabilities and long-term assets (in each case, other than in respect of Indebtedness) by the Company and its consolidated Subsidiaries during such period to the extent not deducted in determining consolidated net income (or loss) for such fiscal year.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any other currency, the rate of exchange for the purchase of Dollars with such currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp., Refinitiv, or any successor thereto (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with such currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).

“Excluded Assets” has the meaning set forth in the Collateral Agreement.

“Excluded Sources” means (a) proceeds of any incurrence or issuance of Long-Term Indebtedness or Capital Lease Obligations, (b) Net Proceeds of any sale, transfer, lease or other disposition of assets made in reliance on Section 6.05(k), (c) proceeds of any issuance or sale of Equity Interests in the Company or any capital contributions to the Company and (d) other proceeds not included in the consolidated net income of the Company and its consolidated Subsidiaries.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned subsidiary of the Company on the Effective Date or, if later, the date it first becomes a Subsidiary; provided that any such Subsidiary shall cease to be an Excluded Subsidiary at such time as it becomes a wholly owned Subsidiary of the Company and none of clauses (b) through (f) of this definition apply to it, (b) any Subsidiary that is a CFC (and accordingly, in no event shall a CFC be required to enter into any Security Document or pledge any assets hereunder), (c) any Subsidiary that is prohibited by applicable Requirements of Law from guaranteeing the Loan Document Obligations, (d) any Subsidiary (i) that is prohibited by any contractual obligation existing on the Effective Date or on the date such Subsidiary is acquired or otherwise becomes a Subsidiary (but not entered into in contemplation of the Transactions or such acquisition) from guaranteeing the Loan Document Obligations, (ii) that would require governmental (including regulatory) consent, approval, license or authorization to provide such Guarantee, unless such consent, approval, license or authorization has been received, or (iii) for which the provision of such Guarantee would result in a material adverse tax consequence to the Company and the Subsidiaries, taken as a whole (as reasonably determined in good faith by the Company), (e) any captive insurance subsidiary, not for profit subsidiary or special purpose entity, including any Receivables Subsidiary and (f) any other Subsidiary excused from becoming a Guarantor Loan Party pursuant to the last paragraph of the definition of the term “Collateral and Guarantee Requirement”.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under this Agreement or any other Loan Document, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:

(a)    Taxes imposed on or measured by net or gross income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes;

(b)    in the case of any Lender (other than an assignee pursuant to a request by the Company under Section 2.18(b)), any U.S. Federal, United Kingdom, Irish and Dutch withholding Taxes:

(i)    resulting from any law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office), including circumstances where (x) any United Kingdom taxes are required to be deducted or withheld (a “UK Tax Deduction”) from a payment to (1) a UK Treaty Lender and the payment has not been specified in a direction given by the Commissioners of HMRC under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI1970/488);

and (2) a Lender that is a UK Qualifying Lender solely by virtue of sub-paragraph (b) of the definition of UK Qualifying Lender and an officer of HMRC has given (and not revoked) a direction under section 931 of the UK Taxes Act and the payment could have been made without a UK Tax Deduction if such direction had not been made, or (y) any Irish taxes are required to be deducted or withheld from a payment to an Irish Treaty Lender and the payment has not been specified in an authorization given by the Revenue Commissioners of Ireland in effect on the Interest Payment Date, or

(ii)    attributable to such Lender’s failure to comply with Section 2.16(f), (g)(i), (g)(ii), (g)(iii), (g)(vi), (h) and (i),

except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding Taxes pursuant to Section 2.16(a), or except to the extent that any United Kingdom withholding Taxes are attributable to the failure of the relevant Loan Party to comply with its obligations in Section 2.16(g)(i), (g)(iii) and (g)(v);

(c)    any U.S. federal withholding Taxes imposed under FATCA; and

(d)    the bank levy as set out in the Finance Act 2011 of the United Kingdom and the bank levy as set out in the Bank Tax Act of the Netherlands.

“Existing 5.875% Notes” means the 5.875% senior unsecured notes due 2021 issued by NCR Escrow Corp. on December 19, 2013, and assumed by the Company on January 10, 2014.

“Existing 6.375% Notes” means the 6.375% senior unsecured notes due 2023 issued by NCR Escrow Corp. on December 19, 2013, and assumed by the Company on January 10, 2014.

“Existing Credit Agreement” means this Agreement as amended and in effect immediately prior to the Effective Date.

“Existing Letters of Credit” means the letters of credit previously issued pursuant to the Existing Credit Agreement that (a) are outstanding on the Effective Date and (b) are listed on Schedule 1.01A.

“Existing Preferred” means the Company’s Series A Convertible Preferred Stock, par value $0.01.

“Existing Preferred Documentation” means the Articles Supplementary Classifying the Existing Preferred, the Investment Agreement dated as of November 11, 2015, by and between the Company and the Purchasers identified therein and each other agreement evidencing, governing the rights of the holders of or otherwise relating to the Existing Preferred.

“FAS 842” has the meaning set forth in Section 1.04(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Fee Letters” has the meaning set forth in the Engagement Letter.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, controller or other officer with equivalent responsibility of such Person.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount of unfunded liabilities permitted under the respective requirements of the governing documents for any applicable Foreign Pension Plan or any applicable law, or in excess of the amount that would be permitted absent a waiver from the relevant Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by the Company or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein (excluding any liability (including contingent liabilities) that would as a matter of course be imposed under applicable law as the result of any voluntary full or partial termination of any such Foreign Pension Plan as a result of a voluntary and legally permissible defeasance effected by the Company and/or its Subsidiaries of the related obligations and liabilities of the Company and its Subsidiaries under such Foreign Pension Plan) or (e) the occurrence of any transaction that is prohibited under the respective requirements of the governing documents for any applicable Foreign Pension Plan or any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Company or any Subsidiary, or the imposition on the Company or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with the respective requirements of the governing documents for any applicable Foreign Pension Plan or any applicable law.

“Foreign Borrower” means each of (a) NCR Limited, a private limited company incorporated in England and Wales, (b) NCR Nederland B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the

Netherlands, (c) NCR Global Solutions Limited, a limited liability company incorporated in Ireland and (d) each other Foreign Borrower that becomes a party hereto pursuant to Section 2.23(a), in each case, unless and until such Person ceases to be a Foreign Borrower hereunder.

“Foreign Borrower Exposure” means, at any time, the Dollar Equivalent of the outstanding principal amount of the Revolving Loans borrowed by the Foreign Borrowers.

“Foreign Borrower Joinder Agreement” means an agreement substantially in the form of Exhibit J-1, executed by the Company and the applicable Foreign Borrower.

“Foreign Borrower Obligations” has the meaning set forth in the Collateral Agreement.

“Foreign Borrower Termination” means an agreement substantially in the form of Exhibit J-2, executed by the Company.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Pension Plan” means any benefit or welfare plan that under applicable law outside of the United States is funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Pledge Agreement” means a pledge or charge agreement granting a Lien on Equity Interests in a Foreign Subsidiary to secure the Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Source Prepayment” means, for any Foreign Subsidiary, any Net Proceeds arising from a Prepayment Event under paragraph (a) or (b) of the definition of Prepayment Event in respect of any asset of such Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof (subject to Section 1.04); provided, however, that if the Company hereafter changes its accounting standards in accordance with applicable laws and regulations, including those of the SEC, to adopt International Financial Reporting Standards, GAAP will mean such International Financial Reporting Standards after the effective date of such adoption (it being understood that any such adoption will be deemed to be a change in GAAP for all purposes hereof, including for purposes of Section 1.04).

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee (including for purposes of determining the amount of any Investment associated with such Guarantee) shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless (in the case of a primary obligation that is not Indebtedness) such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated contingent liability in respect thereof as determined by the Company in good faith.

“Guarantor Loan Party” means the Company and each Subsidiary Loan Party.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Hedging Agreement.

“HMRC” means H.M. Revenue & Customs of the United Kingdom.

“HMRC DT Treaty Passport scheme” means the Board of HMRC Double Taxation Treaty Passport scheme.

“IBA” has the meaning set forth in Section 1.09.

“Impacted Interest Period” means at any time with respect to an Interest Period for a Borrowing denominated in a specified currency that the Screen Rate for such currency is not available at such time for such Interest Period.

“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Commitment.

“Incremental Facility” means an Incremental Revolving Facility or an Incremental Term Facility.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Company, any other applicable Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Commitments of any Series or Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.

“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.20, to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure under such Incremental Facility Agreement.

“Incremental Revolving Facility” means an incremental portion of the Revolving Commitments established hereunder pursuant to an Incremental Facility Agreement providing for Incremental Revolving Commitments.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Term A Loans” means Incremental Term Loans that (a) are provided primarily by Regulated Banks, (b) amortize at a rate per annum of not less than 2.50% in each period of four consecutive fiscal quarters commencing on or after the funding of such Loans and ending on or prior to the applicable Maturity Date (subject to any customary grace period) and (c) have a weighted average life to maturity, when incurred, of five years or less.

“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 2.20, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Facility” means an incremental term loan facility established hereunder pursuant to an Incremental Facility Agreement providing for Incremental Term Commitments.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” means a Loan made by an Incremental Term Lender to the Company pursuant to Section 2.20.

“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services, excluding current accounts payable incurred in the ordinary course of business, (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party (x) supporting Indebtedness or (y) obtained for any purpose not in the ordinary course of business, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (i) all Third Party Interests in respect of Permitted Receivables Facilities of such Person or its subsidiaries except to the extent that such Indebtedness would not appear as a liability upon a balance sheet (other than in the footnotes to financial statements) of such Person prepared in accordance with GAAP, (j) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person (if such Person has not assumed such Indebtedness of others, then the amount of Indebtedness of such Person shall be the lesser of (A) the amount of such Indebtedness of others and (B) the fair market value of such property, as reasonably determined by such Person) and (k) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Institution” has the meaning set forth in Section 9.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Initial Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Term Loan on the Effective Date, expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Initial Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Initial Term Commitments as of the Effective Date is $350,000,000.

“Initial Term Lender” means a Lender with an Initial Term Commitment or an outstanding Initial Term Loan.

“Initial Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by the Company or any Subsidiary, including inventions, designs, patents, copyrights, trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other similar data or information, software and databases and all embodiments or fixations thereof and related documentation, all additions, improvements and accessions to any of the foregoing and all registrations for any of the foregoing.

“Intercompany Permitted Receivables Facility Note” means any promissory note or debt obligations issued or incurred by a Receivables Subsidiary in consideration or partial consideration for the acquisition of Receivables from the Company or any Subsidiary in a Permitted Receivables Facility permitted hereunder.

“Interest Election Request” means a written request by the applicable Borrower, or the Borrower Agent on its behalf, to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.06, which shall be substantially in the form of Exhibit F or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on (i) the seventh day thereafter or (ii) the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if agreed to by each Lender participating therein, twelve months thereafter), as the applicable Borrower, or the Borrower Agent on its behalf, may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Interest Periods referred to in clause (ii) above, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period referred to in clause (ii) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interests” means, with respect to any Person, any Equity Interests, Indebtedness or any other debt or equity interests in such Person, including in the case of a Receivables Subsidiary, if applicable, any Intercompany Permitted Receivables Facility Notes or Third Party Interests.

“Interpolated Screen Rate” means, at any time, with respect to any currency, at any time for any Interest Period, or with respect to any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period for which that Screen Rate is available for the applicable currency that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period for which that Screen Rate is available for the applicable currency that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness or other obligations of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing a payment or prepayment of in respect of principal of such Investment, but without any adjustment for write-downs or write-offs

(including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be the amount determined in accordance with the definition of “Guarantee” herein, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of (but not any dividends or other distributions in respect of return on the capital of) such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.

“Investment Grade Date” means the first date on which the Company achieves an Investment Grade Rating.

“Investment Grade Rating” means either (i) a corporate credit rating from S&P of at least BBB- and a corporate family rating from Moody’s of at least Ba1, in each case with a stable or better outlook, or (ii) a corporate family rating from Moody’s of at least Baa3 and a corporate credit rating from S&P of at least BB+, in each case with a stable or better outlook.

“IP Security Agreements” has the meaning set forth in the Collateral Agreement.

“IP Subsidiary” means any Subsidiary that at any time owns any Intellectual Property or rights to Intellectual Property that are material to the business or operations of the Company and the Subsidiaries, taken as a whole.

“Irish Borrower” means any Borrower (i) that is incorporated under the laws of Ireland or (ii) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of Ireland.

“Irish Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and which is:

(a) a bank within the meaning of section 246(3)(a) of the TCA which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3)(a) of the TCA and whose applicable lending office is located in Ireland;

(b) [reserved]; or

(c) a body corporate:

(i)    which, by virtue of the law of a Relevant Territory, is resident in that Relevant Territory for the purposes of tax and that Relevant Territory imposes a Tax that generally applies to companies on interest receivable in that territory from sources outside that territory; or

(ii)    where the interest payable:

(A)    (A) is exempted from the charge to income tax by arrangements that have the force of law under the procedures set out in section 826(1) of the TCA; or

(B)    (B) would be exempted from the charge to income tax if arrangements made on or before the date of payment of the interest that do not have the force of law under procedures set out in section 826(1) of the TCA had the force of law when the interest was paid, provided that interest payable to such company in respect of an advance under a Loan Document is not paid to that company in connection with a trade or business which is carried on in Ireland by that company through a branch or agency;

(d)    a U.S. corporation that is incorporated in the U.S. and is subject to tax in the US on its worldwide income provided that interest payable to such U.S. corporation is not paid in connection with a trade or business which is carried on in Ireland by that U.S. corporation through a branch or agency;

(e)    a U.S. limited liability company (“LLC”); provided that the ultimate recipients of the interest would be Irish Qualifying Lenders within paragraphs (c) or (d) of this definition and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes and the ultimate recipients of the relevant interest do not provide their commitment in connection with a trade or business which is carried on in Ireland through a branch or agency;

(f)    a body corporate:

(i)    which advances money in the ordinary course of a trade which includes the lending of money;

(ii)    in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of such company; and

(iii)    which:

(A)    has complied with the notification requirements under section 246(5)(a) of the TCA; and

(B)    has provided the Borrowers with its tax reference number (within the meaning of section 885 of the TCA);

and whose applicable lending office is located in Ireland;

(g) a qualifying company (within the meaning of section 110 of the TCA) and whose applicable lending office is located in Ireland;

(h) an investment undertaking within the meaning of section 739B of the TCA and whose applicable lending office is located in Ireland;

(i) an exempt approved scheme within the meaning of section 774 of the TCA and whose applicable lending office is located in Ireland; or

(j) an Irish Treaty Lender.

“Irish Treaty Lender” means a Lender which is treated as a resident of an Irish Treaty State for the purposes of an Irish Treaty, does not carry on a business in Ireland through a branch or agency with which that Lender’s participation in the Loan Document is directly or indirectly connected and, subject to the completion of procedural formalities, meets all other conditions under the Irish Treaty for full exemption from tax imposed by Ireland on interest.

“Irish Treaty State” means a jurisdiction having a double taxation agreement with Ireland (an “Irish Treaty”) which makes provision for full exemption from tax imposed by Ireland on interest and has the force of law under the procedures set out in section 826(1) of the TCA or, on completion of the procedures set out in section 826(1) of the TCA, will have the force of law.

“IRS” means the United States Internal Revenue Service.

“ISDA CDS Definitions” has the meaning set forth in Section 9.02(e).

“Issuing Bank” means (a) JPMorgan Chase Bank, N.A., (b) Bank of America, N.A., (c) Wells Fargo Bank, National Association, (d) MUFG Bank, Ltd., (e) PNC Bank, National Association, (f) Royal Bank of Canada, (g) Suntrust Bank, (h) Capital One, National Association and (i) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.04(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.04(k)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.04 with respect to such Letters of Credit).

“Judgment Currency” has the meaning set forth in Section 9.21(b).

“Junior Indebtedness” means any Indebtedness that is subordinated in right of payment to the Loan Document Obligations.

“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01, or if an Issuing Bank has entered into an Assignment and Assumption or became an Issuing Bank pursuant to an agreement designating it as contemplated by Section 2.04(j), the amount set forth for such Issuing Bank as its LC Commitment in the Register maintained by the Administrative Agent or in such agreement.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate of the Dollar Equivalents of all Letters of Credit that remain available for drawing at such time and (b) the aggregate of the Dollar Equivalents of the amounts of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Fee” has the meaning set forth in Section 2.11(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to such date.

“Leverage Ratio Increase Amount” means, with respect to any new incurrence of Pension Funding Indebtedness on any date, the ratio (rounded upwards, if necessary, to the next 1/10), expressed as a decimal, of (a) the aggregate principal amount of such Pension Funding Indebtedness incurred on such date to (b) the greater of (i) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters of the Company and (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on March 31, 2013.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Dollars or in Sterling for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day; provided that with respect to an Impacted Interest Period, the LIBO Rate shall be the Interpolated Screen Rate with respect to such currency as of the Specified Time on the Quotation Day; and provided, further, that if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, assignment by way of security, security interest or other encumbrance on, in or of such asset, including any arrangement entered into for the purpose of making particular assets available to satisfy any Indebtedness or other obligation, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or Synthetic Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any Permitted Acquisition or other Investment permitted by this Agreement with respect to which the consummation of such Permitted Acquisition or other Investment by the Company or any Subsidiary is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Document Obligations” has the meaning set forth in the Collateral Agreement.

“Loan Documents” means this Agreement, the Incremental Facility Agreements, the Loan Modification Agreements, the Collateral Agreement, the other Security Documents, any letter of credit applications, any agreements between any Borrower and any Issuing Bank regarding such Issuing Bank’s LC Commitment or the respective rights and obligations between each applicable Borrower and such Issuing Bank in connection with the issuance of Letters of Credit, any agreement designating an additional Issuing Bank as contemplated by Section 2.04(j) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.08(c).

“Loan Modification Agreement” means a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Company, any other applicable Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.21.

“Loan Modification Offer” has the meaning set forth in Section 2.21(a).

“Loan Parties” means each Borrower and each Subsidiary Loan Party.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Dollar-denominated Borrowing or Letter of Credit, New York City time, and (b) with respect to a Euro-denominated or Sterling denominated Borrowing or Letter of Credit, London time.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate

Revolving Exposures and the unused Aggregate Revolving Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans or Term Commitments of such Class representing more than 50% of all Term Loans and Term Commitments of such Class outstanding at such time.

“Managing Arranger” means (a) with respect to the revolving credit facility provided for herein, J.P. Morgan Chase Bank, N.A., in its capacity as the “left placement” lead arranger and bookrunner and (b) with respect to the term loan credit facilities provided for herein, BofA Securities, Inc., in its capacity as the “left placement” lead arranger and bookrunner.

“Mark-to-Market Pension Accounting” means an accounting methodology, as set forth in Annex A, that records actuarial gains and losses on Plans and Foreign Pension Plans in the year incurred rather than amortizing such gains and losses over time.

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person (other than an existing Subsidiary of the Company) if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person (other than an existing Subsidiary of the Company); provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $75,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Company and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Disposition” means any Disposition, or a series of related Dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Company or any Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $75,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and the Subsidiaries in an aggregate principal amount of $150,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means (i) each IP Subsidiary, (ii) each Domestic Subsidiary that has become a Designated Subsidiary pursuant to a designation by the Company under Section 5.03(b), (iii) any Domestic Subsidiary that directly owns or holds Equity Interests of any Foreign Subsidiary or CFC Holdco that is a Material Subsidiary, (iv) each Domestic Subsidiary (a) the consolidated total assets of which (excluding assets of, and investments in, Foreign Subsidiaries) equal 5% or more of the consolidated total assets of the Company (excluding assets of, and investments in, Foreign Subsidiaries) or (b) the consolidated revenues of which (excluding consolidated revenues attributable to Foreign Subsidiaries) account for 5% or more of the consolidated revenues of the Company (excluding consolidated revenues attributable to Foreign Subsidiaries), and (v) any Foreign Subsidiary or CFC Holdco (a) the consolidated total assets of which equal 5% or more of the consolidated total assets of the Company or (b) the consolidated revenues of which accounts for 5% or more of the consolidated revenues of the Company, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Company for which financial statements have been delivered pursuant to Sections 5.01(a) or 5.01(b); provided that if at the end of or for any such most recent period of four consecutive fiscal quarters the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that would not constitute Material Subsidiaries shall exceed 15% of the consolidated total assets of the Company or 15% of the consolidated revenues of the Company, then one or more of such Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues, as the case may be, until such excess shall have been eliminated.

“Maturity Date” means the Term Maturity Date, the Incremental Term Maturity Date with respect to Incremental Term Loans of any Series or the Revolving Maturity Date, as the context requires.

“Maximum Rate” has the meaning set forth in Section 9.13.

“MNPI” means material information concerning the Company and the Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NCR Manaus” means NCR BRASIL – INDÚSTRIA DE EQUIPAMENTOS PARA AUTOMAÇÃO S.A., a Brazilian corporation.

“NCR Manaus Holdco” means any Subsidiary that directly owns or holds any Equity Interest in NCR Manaus.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Permitted Investments) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses paid in connection with such event by the Company and the Subsidiaries, (ii) in the case of a Disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, (A) the amount of all payments required to be made by the Company and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset and (B) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (B)) attributable to minority interests and not available for distribution to or for the account of the Company and the Subsidiaries as a result thereof and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and the Subsidiaries and the amount of any reserves established by the Company and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the chief financial officer of the Company). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Net Short Lender” has the meaning set forth in Section 9.02(e).

“Net Working Capital” means, at any date, (a) the consolidated current assets of Company and its consolidated Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of Company and its consolidated Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Cash Charges” means any noncash charges, including (a) any write-off for impairment of long lived assets including goodwill, intangible assets and fixed assets such as property, plant and equipment, and investments in debt and equity securities pursuant to GAAP, (b) non-cash expenses resulting from the grant of stock options, restricted stock awards or other equity-based incentives to any director, officer or employee of the Company or any Subsidiary (excluding any cash payments of income taxes made for the benefit of any such Person in consideration of the surrender of any portion of such options, stock or other incentives upon the exercise or vesting thereof) and (c) any non-cash charges resulting from the application of purchase accounting; provided that Non-Cash Charges shall not include additions in the ordinary course of business to bad debt reserves or bad debt expense, any non-cash charge in the ordinary course of business that results from the write-down or write-off of inventory and any noncash charge that results from the write-down or write-off in the ordinary course of business of accounts receivable or that is taken in the ordinary course of business in respect of any other item that was included in Consolidated Net Income in a prior period.

“Non-Defaulting Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-Investment Grade Date” means the first date, following an Investment Grade Date, on which the Company does not have an Investment Grade Rating.

“Non-Investment Grade Period” means (a) the period commencing on and including the Effective Date to but excluding the first Investment Grade Date, and (b) each period commencing on and including each subsequent Non-Investment Grade Date to but excluding the next succeeding Investment Grade Date.

“Non-Significant Subsidiary” means any Subsidiary that is not a Foreign Borrower, a Subsidiary Loan Party or a Material Subsidiary.

“Notes” means senior unsecured (except as contemplated by the definition of “Permitted Escrow Transactions”) notes of the Company or a Permitted Escrow Subsidiary issued and sold to provide a portion of the cash consideration payable for any other Permitted Material Acquisition.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” has the meaning set forth in the Collateral Agreement.

“Original Effective Date” means July 25, 2013.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced by, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.18(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Overnight Eurocurrency Rate” means, for any day, (a) in respect of any Sterling-denominated amount, the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for Sterling for an overnight borrowing as displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen that displays such rate (or, in the event such rate does not appear on such Thomson Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information services that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at approximately 11:00 a.m., London time, on such day and (b) in respect of any Euro-denominated amount, the Euro interbank offered rate administered by the European Money Markets Institute (or any other Person that takes over the administration of that rate) for an overnight borrowing as set forth on the Thomson Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Thomson Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); and provided further that if the Overnight Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Participant Register” has the meaning set forth in Section 9.04(c)(i).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“Party” has the meaning set forth in Section 2.16(k)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Funding Indebtedness” means any Long-Term Indebtedness (other than Indebtedness utilizing the Revolving Commitments or any other revolving or temporary debt facility) permitted under Section 6.01 incurred on or after the Original Effective Date by the

Company, any Guarantor or any Subsidiary located in Japan, Germany, the United Kingdom or Switzerland to the extent the proceeds of such Indebtedness are used (i) not later than the 60th day (in respect of contributions to Plans) and not later than the 120th day (in respect of contributions to Foreign Pension Plans) after the receipt of such proceeds (as such time periods may be extended by the Administrative Agent in its sole discretion to accommodate regulatory requirements, obtaining governmental consents or approvals, or obtaining consents or approvals of trustees or plan administrators), to make contributions to one or more Plans and/or Foreign Pension Plans existing on the Original Effective Date that reduce the amount of then-existing unfunded liabilities of such Plan, Foreign Pension Plan, Plans or Foreign Pension Plans, or (ii) to refinance Revolving Loans or other temporary Indebtedness (which will not constitute Pension Funding Indebtedness) the proceeds of which were previously used for the purposes set forth in clause (i); provided that the issuance of such Pension Funding Indebtedness and the use of proceeds thereof to refinance such Revolving Loans or other temporary Indebtedness occurs within one-year after the date of incurrence of such Revolving Loans or other temporary Indebtedness; provided, however, that Pension Funding Indebtedness will not in any event include any such Indebtedness the proceeds of which are used to fund (or to refinance Revolving Loans or other temporary Indebtedness the proceeds of which were used to fund) ongoing annual expenses of any such Plan or Foreign Pension Plan (other than ongoing annual expenses paid out of the assets of any such Plan or Foreign Pension Plan). It is understood and agreed that the Term Loans hereunder, including those made on the Effective Date, will constitute Pension Funding Indebtedness to the extent the proceeds thereof have been used in accordance with the foregoing definition (provided that, notwithstanding the foregoing definition, $80,000,000 of the Term Loans borrowed hereunder, the proceeds of which Term Loans were used to refinance term loans borrowed under the Existing Credit Agreement, shall be deemed Pension Funding Indebtedness).

“Perfection Certificate” means a certificate substantially in the form of Exhibit G or any other form approved by the Administrative Agent.

“Performance Support Instrument” means (a) a performance bond or performance guarantee or a letter of credit (other than a Letter of Credit) issued in lieu of a performance bond or performance guarantee, in each case for the account of and to support the performance obligations of a Foreign Subsidiary, or (b) a letter of credit (other than a Letter of Credit) issued to support obligations of the Company or any Subsidiary permitted pursuant to Section 6.01(ix)(x).

“Permitted Acquisition” means the purchase or other acquisition (including pursuant to two-step transaction such as a tender offer followed by a merger) by the Company or any Subsidiary of substantially all the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (i) such purchase or acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Company or any Subsidiary, (ii) all transactions related thereto are consummated in accordance with applicable law, (iii) the business of such Person, or such assets, as the case may be, constitute a business permitted under Section 6.03(b), (iv) with respect to each such purchase or other acquisition, all actions required to be taken with respect to each newly created or acquired Subsidiary or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” shall have been taken (or arrangements for the taking of such actions satisfactory to the Administrative Agent shall have been made) and (v) at the time of and immediately after giving effect to any such purchase or other acquisition, (A) no Default shall have occurred and be continuing or would result therefrom, (B) the Leverage Ratio calculated on a Pro Forma Basis giving effect to such purchase or acquisition shall be not more than 0.25 less than the then applicable ratio under Section 6.12, if such Permitted Acquisition is consummated prior to the Investment Grade Date, or the then applicable ratio under Section 6.12, if such Permitted Acquisition is consummated after the Investment Grade Date, in each case for the most recent Test Period prior to such time for which financial statements shall have been delivered pursuant to Sections 5.01(a) or 5.01(b) and (C) in the case of such a purchase or other acquisition for consideration in excess of $75,000,000, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (v)(B) above.

“Permitted Additional Indebtedness” means Indebtedness of the Company or any Subsidiary Loan Party that (i) except as otherwise permitted under Section 6.02(a)(xvii), is not secured by any collateral (including the Collateral), (ii) does not mature earlier than, and has a weighted average life to maturity (determined without giving effect to any prepayments that reduce amortization) no earlier than, 91 days after the Term Maturity Date, (iii) does not provide for any amortization, mandatory prepayment, mandatory redemption or mandatory repurchase (other than upon (x) an asset sale, so long as such requirements permit the prior prepayment of the Term Borrowings with the Net Proceeds of such asset sale, or (y) a change of control) prior to the date that is 91 days after the Term Maturity Date and (iv) is not guaranteed by any Subsidiary that is not a Subsidiary Loan Party (unless it becomes a Subsidiary Loan Party in connection with such transaction); provided that, (a) notwithstanding any failure of any Senior Bridge Loans (or any extended term loans or exchange notes into or for which such Senior Bridge Loans may be converted or exchanged in accordance with the terms thereof) to comply with the requirements set forth in clauses (ii) and (iii) of this definition, such Senior Bridge Loans (and such extended term loans and exchange notes) shall constitute Permitted Additional Indebtedness for all purposes under this Agreement so long as (x) such Senior Bridge Loans do not mature prior to the first anniversary of the closing date of the applicable Permitted Material Acquisition and the definitive documentation governing the Senior Bridge Facility contains provisions requiring, on or prior to such maturity date, automatic conversion of the Senior Bridge Loans into extended term loans (and permitting exchange of the Senior Bridge Loans for exchange notes), in each case having a maturity and weighted average life to maturity that comply with the requirements of clause (ii) of this definition, (y) the definitive documentation governing the Senior Bridge Facility (or such extended term loans or exchange notes, as applicable) does not require mandatory prepayment of or any mandatory offer to prepay or repurchase the Senior Bridge Loans (or such extended term loans or exchange notes, as applicable) other than from (I) the Net Proceeds of sales of Equity Interests of the Company and (II) to the extent not required to be applied to the prepayment of Term Borrowings, reinvested or utilized to effect Permitted Acquisitions pursuant to Section 2.10(c), from asset sales or incurrences of Indebtedness by the Company and its Subsidiaries, and (z) the terms of the Senior Bridge Loans (and such extended term loans and exchange notes) otherwise comply with the requirements of clauses (i) and (iv) of this definition and (b) in the event that any Notes are issued in connection with a Permitted Material Acquisition prior to the date of consummation of such Permitted Material Acquisition, notwithstanding any failure of such Notes to comply with the requirements set forth in clauses (i) and (iii) of this definition solely as a result of the Permitted Escrow Transactions with respect to such Notes and the requirement to prepay or repurchase such Notes with the applicable Permitted Escrow Funds in accordance with the requirements of the proviso in Section 6.02(a)(xxi) hereof, such Notes shall constitute Permitted Additional Indebtedness for all purposes under this Agreement so long as the terms of such Notes otherwise comply with the requirements of this definition. The term “Permitted Additional Indebtedness” shall include the guarantees of Permitted Additional Indebtedness by Subsidiaries that are Subsidiary Loan Parties.

“Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.21, providing for an extension of the Maturity Date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders and/or (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders.

“Permitted Cash Pooling Arrangement” means a cash management and deposit pooling agreement with a banking entity relating solely to deposit accounts of Foreign Subsidiaries and providing for temporary overdrafts to finance working capital needs of Foreign Subsidiaries, the pooling of funds of Foreign Subsidiaries deposited in linked deposit accounts to repay such overdrafts and the grant of Liens and setoff rights with respect to such deposited funds and linked deposit accounts to secure the repayment of such overdrafts and the payment of related interest and fees to such banking entity; provided that the obligations under any Permitted Cash Pooling Arrangements are not secured by Liens (including set off rights) on or with respect to any assets of the Company or any Loan Party.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.06;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.06;

(c) pledges and deposits made or Liens imposed (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or other public statutory obligations and (ii) in respect of letters of credit, surety bonds, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) assignments by way of security, pledges and deposits made or Liens imposed (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, surety bonds, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Subsidiary;

(f) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any Subsidiary in excess of those required by applicable banking regulations;

(g) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Company and the Subsidiaries in the ordinary course of business;

(h) Liens securing or otherwise arising from judgments not constituting an Event of Default under clause (l) of Article VII;

(i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement; and

(j) Liens created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than Liens referred to in clauses (c) and (d) above securing obligations under letters of credit or bank guarantees.

“Permitted Escrow Funds” means, with respect to any Notes issued prior to the date of consummation of the related Permitted Material Acquisition, the sum of (a) the aggregate cash proceeds received by the Company or a Permitted Escrow Subsidiary from the issuance and sale of such Notes, plus (b) cash in an amount equal to interest accruing on such Notes for the escrow period provided in the escrow agreement applicable to such Notes.

“Permitted Escrow Subsidiary” means a wholly-owned limited purpose Subsidiary of the Company formed solely for the purposes of, and that solely engages in, the issuance of Notes and the Permitted Escrow Transactions with respect to such Notes in connection with a Permitted Material Acquisition; provided that such Permitted Escrow Subsidiary (a) has no assets or liabilities other than (i) cash and Permitted Investments constituting Permitted Escrow Funds with respect to the applicable Notes and (ii) obligations under the applicable Notes or otherwise arising out of the Permitted Escrow Transactions with respect to such Notes and (b) is merged into or consolidated with the Company (with the Company as the surviving Person) substantially contemporaneously with the consummation of such Permitted Material Acquisition, with the Company assuming such Permitted Escrow Subsidiary’s obligations under the applicable Notes upon consummation of such merger or consolidation.

“Permitted Escrow Transactions” means, with respect to any Notes issued prior to the date of consummation of the related Permitted Material Acquisition, (a) the establishment by the Company or a Permitted Escrow Subsidiary of a segregated escrow account under the sole control of the trustee for such Notes or other escrow agent reasonably acceptable to the Administrative Agent, in each case pursuant to an escrow agreement reasonably acceptable to the Administrative Agent, which shall provide for the termination of such escrow and the discharge and release of the related Liens permitted by clause (c) below upon the earliest to occur of the events specified in the proviso in Section 6.02(a)(xxi) hereof, (b) the depositing of the Permitted Escrow Funds with respect to such Notes into such escrow account substantially contemporaneously with the issuance of such Notes and (c) the granting by the Company or a Permitted Escrow Subsidiary of a Lien on such escrow account and the Permitted Escrow Funds deposited therein (and any earnings thereon) in favor of the trustee for such Notes, for the ratable benefit of the holders of such Notes.

“Permitted Investments” means Investments in cash equivalents, short-term debt obligations, bank deposits, and other debt and equity securities and obligations that, in each case, constitute “Eligible Securities” under, and otherwise comply with the requirements of, the Company’s current policy on cash and investments set forth on Schedule 1.01B hereto.

“Permitted IP Transfer” means (i) by one or a series of related transactions, the sale, grant of licenses (including exclusive licenses), or transfer of ownership rights (including beneficial ownership rights) or rights to use or otherwise exploit in foreign jurisdictions the Intellectual Property of Radiant Systems, Inc. and its Subsidiaries or any other Person acquired by the Company after the Original Effective Date, in each case to NCR (Bermuda) Holdings LTD, or another Foreign Subsidiary complying with the requirements of clause (x) below and for consideration that may include promissory notes payable over a period not in excess of 10 years and (ii) by one or a series of related transactions, the sale, grant of licenses (including exclusive licenses), or transfer of ownership rights (including beneficial ownership rights) or rights to use or otherwise exploit in foreign jurisdictions the Intellectual Property of the Company or any Domestic Subsidiary to a Foreign Subsidiary; provided that, in the case of sales under this clause (ii), (a) any such sale is made for cash consideration paid by the acquiring Foreign Subsidiary to the Company or such Domestic Subsidiary, as the case may be, at the time of transfer in an amount not less than the fair market value of the Intellectual Property transferred; provided that up to $35,000,000 of such consideration in the aggregate for all Permitted IP Transfers under this clause (ii) may consist of promissory notes that are required to be paid in full not later than the Term Maturity Date and up to $10,000,000 of such consideration may consist of the issuance of Equity Interests of Foreign Subsidiaries and (b) the aggregate, cumulative fair market value of all such transferred Intellectual Property shall not exceed the greater of (1) $100,000,000 and (2) 1.0% of Consolidated Total Assets as of the end of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) hereof, and provided, further, that in the case of all sales under clause (i) and (ii) of this definition, (x) the acquiring Foreign Subsidiary shall be (A) a Subsidiary of up to, but not including 66 2⁄3% (and in any event at least 65%) of the outstanding voting Equity Interests, and all other Equity Interests, of which shall have been pledged pursuant to the Collateral Agreement or, where the Administrative Agent shall have so reasonably requested in accordance with the Collateral and Guarantee Requirement, a Foreign Pledge Agreement or (B) a direct or indirect wholly owned subsidiary of one or more Foreign Subsidiaries of the type described in the preceding clause (A) or Subsidiary Loan Parties, (y) no Liens (other than Permitted Encumbrances and Liens in favor of the Administrative Agent, for the benefit of the Secured Parties) shall exist on any such transferred Intellectual Property at the time of its transfer and (z) any license (including any license providing for a declining royalty) of such Intellectual Property or of rights to use such Intellectual Property entered into with or Guaranteed by the Company or any Subsidiary shall be on arms-length terms no less favorable to the Company or such Subsidiary than could be obtained in a transaction with an unaffiliated third party, as determined in good faith by the Company.

“Permitted Leverage Ratio” means (i) in the case of any fiscal quarter ending on or prior to March 31, 2021, (A) the sum of 4.50 plus the applicable Cumulative Leverage Ratio Increase Amount to (B) 1.00, (ii) in the case of any fiscal quarter ending after March 31, 2021, and on or prior to March 31, 2023, (A) the sum of 4.25 plus the applicable Cumulative Leverage Ratio Increase Amount to (B) 1.00, and (iii) in the case of any fiscal quarter ending after March 31, 2023, (A) the sum of 4.00 plus the applicable Cumulative Leverage Ratio Increase Amount to (B) 1.00; provided that following the consummation of a Material Acquisition that, on a Pro Forma Basis would result in an increase in the Leverage Ratio, if the Company shall so elect by a notice delivered to the Administrative Agent within 45 days after the end of the fiscal period in which the consummation of such Material Acquisition occurs or in connection with the delivery of a Compliance Certificate, whichever is sooner, the maximum Permitted Leverage Ratio shall be increased by 0.25 to 1.00 at the end of and for the fiscal quarter during which such Material Acquisition shall have been consummated and at the end of and for each of the following three consecutive fiscal quarters; provided, further, that notwithstanding the foregoing, the maximum Permitted Leverage Ratio, inclusive of all increases as a result of the Cumulative Leverage Ratio Increase Amount or any adjustment in connection with a Material Acquisition, shall at no time exceed 4.75 to 1.00.

“Permitted Material Acquisition” means a Permitted Acquisition that is a Material Acquisition.

“Permitted Receivables Facility” means one or more facilities or individual transactions consisting of transfers on one or more occasions by the Company or any of its Subsidiaries (including through a Receivables Subsidiary) to any third-party buyer, purchaser or lender of interests in Receivables (including collections thereof and any related assets), so long as the sum of the aggregate outstanding principal amount of Third Party Interests incurred pursuant to such facilities or transactions and the principal amount of Receivables transferred and outstanding to any third-party buyer or purchaser does not exceed the greater of (x) $500,000,000 and (y) 37.5% of the book value of the Company’s and its consolidated Subsidiaries’ Receivables as of the end of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) hereof at any one time; provided, that (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility shall be guaranteed by the Company or any of its Subsidiaries except as permitted by the following clause (b), (b) there shall be no recourse or obligation to the Company or any of its Subsidiaries whatsoever other than (x) recourse solely attributable to any applicable Standard Receivables Undertakings and (y) recourse solely against the Company’s or such Subsidiaries’ retained interest in the Receivables Subsidiary which finances the acquisition of the relevant Receivables or residual values related thereto and (c) neither the Company nor any of its Subsidiaries shall have provided, either directly or indirectly, any credit support of any kind in connection with such Permitted Receivables Facility other than as set forth in clause (b) of this definition.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and in respect of which the Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.01(d).

“Pledge Agreement” has the meaning set forth in the Collateral Agreement.

“Pledge Effectiveness Period” means (i) the period commencing on the Effective Date (as defined in the Existing Credit Agreement) and ending on the first Investment Grade Date thereafter on which no Term Loans are outstanding and (ii) each subsequent period commencing on a Non-Investment Grade Date and ending on the next following Investment Grade Date.

“Post-Acquisition Period” means, with respect to any Material Acquisition or any Material Disposition, the period beginning on the date such transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such transaction is consummated.

“Prepayment Event” means:

(a) any Disposition (including pursuant to a Sale/Leaseback Transaction or by way of merger or consolidation) of any asset of the Company or any Subsidiary, including any sale or issuance to a Person other than the Company or any Subsidiary of Equity Interests in any Subsidiary, other than (i) Dispositions described in clauses (a)

through (h) of Section 6.05, (ii) the Scheduled Dispositions and (iii) other Dispositions resulting in aggregate Net Proceeds not exceeding (A) $25,000,000 in the case of any single transaction or series of related transactions and (B) $50,000,000 for all such transactions during any fiscal year of the Company;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Company or any Subsidiary other than any resulting in aggregate Net Proceeds not exceeding (A) $25,000,000 in the case of any single transaction or series of related transactions and (B) $50,000,000 for all such transactions during any fiscal year of the Company; or

(c) the incurrence by the Company or any Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 6.01.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, the pro forma increase or decrease in Consolidated EBITDA (including the portion thereof attributable to any assets (including Equity Interests) sold or acquired) projected by the Company in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of the assets acquired with the operations of the Company and the Subsidiaries or the applicable Disposition; provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to Consolidated EBITDA, that such cost savings will be realizable during the entirety, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in Consolidated EBITDA for such Test Period.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of (or commencing with) the first day of the applicable period of measurement in such test or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction (A) in the case of a Material Disposition of all or substantially all Equity Interests in any Subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of the Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (ii) any retirement of Indebtedness, (iii) any Indebtedness incurred or assumed by the Company or any of the Subsidiaries in connection therewith and (iv) if any such Indebtedness has a floating or formula rate, such Indebtedness shall be deemed to have accrued an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with (and subject to applicable limitations included in) the definition of Consolidated EBITDA and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Company and the Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment; provided, further, that except as specified in the applicable provision requiring Pro Forma Compliance, any determination of Pro Forma Compliance required shall be made assuming that compliance with the financial covenant set forth in Section 6.12 is required with respect to the most recent Test Period prior to such time for which financial statements shall have been delivered pursuant to Sections 5.01(a) or 5.01(b).

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 9.23.

“Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Equity Interests.

“Qualifying Equity Proceeds” means on any date with respect to any expenditure to make a Restricted Payment under Section 6.08(a)(vi) or to make a payment in reliance on Section 6.08(b)(vi), the aggregate amount of Net Proceeds received by the Company in respect of sales and issuances of its Equity Interests (other than Disqualified Equity Interests and other than sales or issuances to directors, officers and employees) during the 270-day period ending on the date of such expenditure, less the amount of all other expenditures made during such period and on or prior to such date (i) for such purposes in reliance on such receipts of Net Proceeds or (ii) representing the use of such Net Proceeds to make Permitted Acquisitions or other Investments (other than Permitted Investments).

“Quotation Day” means, in respect of (a) the determination of the LIBO Rate for any Interest Period for Loans denominated in Dollars, the day that is two Business Days prior to the first day of such Interest Period; (b) the determination of the LIBO Rate for any Interest Period for Loans denominated in Sterling, the first day of such Interest Period; and (c) the determination of the EURIBO Rate for any Interest Period for Loans denominated in Euros, the day which is two Target2 Operating Days prior to the first day of such Interest Period; in each case unless market practice differs for loans in the applicable currency priced by reference to rates quoted in the relevant interbank market, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice for loans in such currency priced by reference to rates quoted in the relevant interbank market (and if quotations would normally be given by leading banks for loans in such currency priced by reference to rates quoted in the relevant interbank market on more than one day, the Quotation Day shall be the last of those days).

“Reaffirmation Documents” means such affirmations, reaffirmations, addenda, amendments or other modifying or confirmatory documents as the Administrative Agent shall deem appropriate in connection with confirming, maintaining and continuing the Guarantees by the Guarantor Loan Parties of the Obligations, and the Liens securing the Obligations, under the Existing Credit Agreement and the Security Documents thereunder as in effect prior to the effectiveness of this Agreement on the Effective Date, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Receivable” means any accounts receivable owed to or payable to the Company or a Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, and all proceeds of such accounts receivable.

“Receivables Subsidiary” means a special purpose entity established as a “bankruptcy remote” Subsidiary for the purpose of acquiring Receivables (including collections thereof and any related assets) in connection with any Permitted Receivables Facility, which shall engage in no operations or activities other than those related to such Permitted Receivables Facility, including the issuance of Third Party Interests or other funding of such Permitted Receivables Facilities and activities reasonably related thereto

“Recipient” has the meaning set forth in Section 2.16(a).

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any existing unutilized commitments thereunder and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 180 days after the latest Maturity Date in effect on the date of such extension, renewal or refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (y) the weighted average life to maturity of each Class of the Term Loans remaining as of the date of such extension, renewal or refinancing (in each case, determined without giving effect to any prepayments that reduce amortization); (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the Company if the Company shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of the Company only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Release Date” means (i) if any Term Loans are outstanding on an Investment Grade Date, then the first date after the Investment Grade Date when no Term Loans are outstanding and prior to the occurrence of a Non-Investment Grade Date and (ii) if no Term Loans are outstanding on an Investment Grade Date, then such Investment Grade Date.

“Relevant Party” has the meaning set forth in Section 2.16(k)(i)(ii).

“Relevant Territory” means:

(a) a member state of the European Union other than Ireland; or

(b) a jurisdiction having a double taxation agreement (a “Treaty”) with Ireland which has the force of law under the procedures set out in section 826(1) of the TCA or, on completion of the procedures set out in section 826(1) of the TCA, will have the force of law.

“Removal Effective Date” has the meaning set forth in Article VIII.

“Repricing Transaction” means each of (a) the prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the proceeds of any long-term bank financing or any other financing similar to such loans incurred or guaranteed by the Company or any Loan Party which reduces the effective yield (with the comparative determinations to be made by the Administrative Agent in a manner consistent with generally accepted financial practices, and in any event consistent with the calculation of the Weighted Average Yield) to less than the effective yield (as determined by the Administrative Agent on the same basis) applicable to such Term Loans so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to, or consent under, this Agreement reducing the effective yield (to be determined by the Administrative Agent on the same basis as set forth in preceding clause (a)) of the Term Loans; provided that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver, modification or consent in connection with a Change in Control constitute a Repricing Transaction. Any determination by the Administrative Agent of any effective interest rate as contemplated by preceding clauses (a) and (b) shall be conclusive and binding on all Term Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination.

“Required Lenders” means, at any time, subject to Section 9.02(e). Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure, outstanding Term Loans and unused Commitments at such time, in each case, excluding the Loans and Commitments of any Defaulting Lender.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Restored Lender” has the meaning set forth in Section 2.19.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of, or any other return of capital with respect to, any Equity Interests in the Company or any Subsidiary (other than any dividend or other distribution payable solely in Equity Interests of the Company (other than Disqualified Equity Interests) or options to purchase Equity Interests of the Company (other than Disqualified Equity Interests)).

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) increased or established from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Facility Agreement pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $1,100,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the Dollar Equivalent of the outstanding principal amount of such Lender’s Revolving Loans and such Lender’s LC Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person in respect of which such Lender is a subsidiary.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means August 28, 2024; provided that if such date is not a Business Day, the Revolving Maturity Date shall be the next preceding Business Day.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or any Subsidiary whereby the Company or such Subsidiary sells or transfers such property to any Person and the Company or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory that is itself the subject or target of any country-wide or territory-wide Sanctions (at the Effective Date, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned 50% or more by or controlled by any Person or Persons described in the preceding clause (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Dispositions” means the Dispositions to be effected after the Effective Date to the extent set forth in the letters provided to the Administrative Agent prior to the Effective Date.

“Scopus Industrial” means Scopus Industrial S/A, a Brazilian corporation and a wholly owned subsidiary of Scopus Tecnologia.

“Scopus Tecnologia” means Scopus Tecnologia Ltda., a Brazilian limited liability company.

“Screen Rate” means (a) in respect of the LIBO Rate for Dollars or Sterling for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for such currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen that displays such rate (or, in the event such rate does not appear on such Thomson Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information services that publishes such rate from time to time as selected by the Administrative

Agent in its reasonable discretion) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period and (b) in respect of the EURIBO Rate for any Interest Period, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for such Interest Period as set forth on the Thomson Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Thomson Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion).

“SEC” means the United States Securities and Exchange Commission.

“Section 956 Impact” means any incremental tax liability resulting or anticipated to result from the application of Section 956 of the Code (determined without regard to any tax attributes), regardless of a CFC’s current or accumulated earning and profits (as defined within Section 312 of the Code).

“Secured Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Secured Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to such date.

“Secured Parties” has the meaning set forth in the Collateral Agreement.

“Secured Performance Support Obligations” has the meaning set forth in the Collateral Agreement.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the Collateral Agreement, the Foreign Pledge Agreements, the IP Security Agreements, the Reaffirmation Documents, the Pledge Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Sections 5.03 or 5.12 to secure the Obligations.

“Seller’s Retained Interests” means the debt or equity interests held by the Company or a Subsidiary in a Receivables Subsidiary to which Receivables have been transferred in a Permitted Receivables Facility permitted by Section 6.05, including any Intercompany Permitted Receivables Facility Note or equity received in consideration for the Receivables transferred.

“Senior Bridge Facility” means any senior unsecured bridge loan facility provided by banks and other financial institutions to the Company to provide a portion of the cash consideration payable for a Permitted Material Acquisition.

“Senior Bridge Loans” means any bridge loans incurred in connection with a Permitted Material Acquisition.

“Series” has the meaning set forth in Section 2.20(b).

“Specified ECF Percentage” means, with respect to any fiscal year of the Company, (a) if the Secured Leverage Ratio as of the last day of such fiscal year is greater than 2.25 to 1.00, 50%, (b) if the Secured Leverage Ratio as of the last day of such fiscal year is greater than 1.50 to 1.00 but less than or equal to 2.25 to 1.00, 25%, and (c) if the Secured Leverage Ratio as of the last day of such fiscal year is less than or equal to 1.50 to 1.00, 0%.

“Specified Representations” means the representations and warranties set forth in Sections 3.01(a) (solely with respect to the Company, each Foreign Borrower and each Material Subsidiary), 3.02, 3.03(c), 3.03(d) (other than with regard to any agreements governing Indebtedness being repaid in connection with the applicable Limited Condition Acquisition), 3.08, 3.12, 3.14, 3.15 and 3.16 (solely with respect to the use of proceeds).

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time, and (b) with respect to the EURIBO Rate, 11:00 a.m., Brussels time.

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness or Restricted Payment that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Standard Receivables Undertakings” means any representations, warranties, covenants and indemnities made by, and repurchase and other obligations of, the Company or a Subsidiary that are customary for a seller or servicer of assets transferred in connection with a Permitted Receivables Facility, as determined in good faith by the Company or such Subsidiary.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Loans denominated in Dollars shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means lawful currency of the United Kingdom.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is subordinated in right of payment to any other Indebtedness of such Person.

“Subsequent Maturity Date” has the meaning set forth in Section 2.04(c).

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Loan Party” means each Subsidiary that is a “Grantor” or “Guarantor” under and as defined in the Collateral Agreement. Notwithstanding anything to the contrary, no CFC shall be a Subsidiary Loan Party. Pursuant to Section 9.14(e), as of the Effective Date, Radiant Payment Services, LLC will no longer be a Subsidiary Loan Party.

“Supplier” has the meaning set forth in Section 2.16(k)(ii).

“Supported QFC” has the meaning set forth in Section 9.23.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such Person prepared in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations. For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system.

“Target2 Operating Day” means any day (other than a Saturday or Sunday) on which both (a) TARGET2 (or, if TARGET2 ceases to be operative, such other payment system as shall be determined by the Administrative Agent to be a replacement therefor for purposes hereof) is open for the settlement of payments in Euros and (b) banks in London, England are open for general business.

“Tax Administrative Questionnaire” means a Tax Administrative Questionnaire in a form supplied by the Administrative Agent.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCA” means the Taxes Consolidation Act of Ireland 1997.

“Term Commitment” means, with respect to each Lender, such Lender’s Delayed Draw Term Commitment and Initial Term Commitment, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Commitments as of the Effective Date is $750,000,000.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means the Delayed Draw Term Loans and the Initial Term Loans.

“Term Maturity Date” means August 28, 2026; provided that if such date is not a Business Day, the Term Maturity Date shall be the next preceding Business Day.

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of the Company then last ended.

“Third Party Interests” means, with respect to any Permitted Receivables Facility, notes, bonds or other debt instruments, beneficial interests in a trust, undivided ownership interests in Receivables or other securities issued for cash consideration by the relevant Receivables Subsidiary to banks, financing conduits, investors or other financing sources (other than the Company and the Subsidiaries) the proceeds of which are used to finance, in whole or in part, the purchase by such Receivables Subsidairy of Receivables in a Permitted Receivables Facility. The amount of any Third Party Interests at any time shall be deemed to equal the aggregate principal, stated or invested amount of such Third Party Interests which are outstanding at such time.

“Transaction Costs” means the fees and expenses incurred in connection with the Transactions.

“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance and use of Letters of Credit under this Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Borrower” means any Borrower (i) that is organized or formed under the laws of the United Kingdom or (ii) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of the United Kingdom.

“UK Borrower DTTP Filing” means an HMRC Form DTTP2 duly completed and filed by the relevant Loan Party, which:

(a) where it relates to a UK Treaty Lender that is a Lender on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence opposite that Lender’s name in Schedule 1.1(i), and

(i) where the Loan Party is a Loan Party on the date of this Agreement, is filed with HMRC within 30 Business Days after the date of this Agreement; or

(ii) where the Loan Party becomes a Loan Party after the date of this Agreement, is filed with HMRC within 30 Business Days after the date on which that Loan Party becomes a Loan Party under this Agreement; or

(b) where it relates to a UK Treaty Lender that becomes a Lender after the Effective Date, contains the scheme reference number and jurisdiction of tax residence in the relevant Assignment and Assumption Agreement, and

(i) where the Loan Party is a Loan Party on the date such UK Treaty Lender becomes a Lender under this Agreement (“New Lender Date”), is filed with HMRC within 30 Business Days after the New Lender Date; or

(ii) where the Loan Party becomes a Loan Party under this Agreement after the New Lender Date, is filed with HMRC within 30 Business Days after the date on which that Loan Party becomes a Loan Party under this Agreement.

“UK Corporation Tax Act” means the Corporation Tax Act 2009 of the United Kingdom.

“UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(a) a Lender:

(i) which is a bank (as defined for the purpose of section 879 of the UK Taxes Act) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the UK Corporation Tax Act; or

(ii)    in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the UK Taxes Act) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)    a Lender which is:

(i)    a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)    a partnership each member of which is (A) a company resident in the United Kingdom or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK Corporation Tax Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK Corporation Tax Act;

(iii)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK Corporation Tax Act) of that company; or

(c)    a UK Treaty Lender.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(a)    a company resident in the United Kingdom for United Kingdom tax purposes;

(b)    a partnership each member of which is (A) a company resident in the United Kingdom or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK Corporation Tax Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK Corporation Tax Act; or

(c)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 19 of the UK Corporation Tax Act) of that company.

“UK Taxes Act” means the Income Tax Act 2007 of the United Kingdom.

“UK Treaty Lender” means a Lender which is treated as a resident of a UK Treaty State for the purposes of the Treaty, does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected and, subject to the completion of procedural formalities, meets all other conditions in the UK Treaty for full exemption from tax imposed by the United Kingdom.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom, which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Uniform Commercial Code” means the New York Uniform Commercial Code.

“Unrestricted Cash” means, as of any date, unrestricted cash and cash equivalents owned by the Company and the Subsidiaries that are not, and are not presently required under the terms of any agreement or other arrangement binding on the Company or any Subsidiary on such date to be, (a) pledged to or held in one or more accounts under the control of one or more creditors of the Company or any Subsidiary (other than to secure the Loan Document Obligations), (b) otherwise segregated from the general assets of the Company and the Subsidiaries, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness or other obligations that are or from time to time may be owed to one or more creditors of the Company or any Subsidiary (other than to secure the Loan Document Obligations) or (c) held by a Subsidiary that is not wholly-owned or that is subject to restrictions (in the case of foreign laws or approvals of foreign Governmental Authorities applicable to Foreign Subsidiaries, of which the Company has actual knowledge) on its ability to pay dividends or distributions; provided that Unrestricted Cash on any date will include the pro rata share (based on their relative holdings of Equity Interests entitled to dividends and distributions) of the Company and its wholly-owned Subsidiaries of the Unrestricted Cash of any non-wholly Subsidiary not subject to such restrictions. It is agreed that cash and cash equivalents held in ordinary deposit or security accounts and not subject to any existing or contingent restrictions on transfer by the Company or a Subsidiary will not be excluded from Unrestricted Cash by reason of setoff rights or other Liens created by law or by applicable account agreements in favor of the depositary institutions or security intermediaries.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning set forth in Section 9.23.

“U.S. Tax Certificate” has the meaning set forth in Section 2.16(f)(ii)(D)(2).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“VAT” means: (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/122); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Weighted Average Yield” means, at any time, with respect to any Loan, the weighted average yield to stated maturity of such Loan based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders advancing such Loan with respect thereto and to any interest rate “floor”. For purposes of determining the Weighted Average Yield of any floating rate Indebtedness at any time, the rate of interest applicable to such Indebtedness at such time shall be assumed to be the rate applicable at all times prior to maturity; provided that appropriate adjustments shall be made for any changes in rates of interest provided for in the documents governing such Indebtedness (other than those resulting from fluctuations in interbank offered rates, prime rates, Federal funds rates or other external indices not influenced by the financial performance or creditworthiness of the Company or any other Subsidiary). Determinations of the Weighted Average Yield of any Loans for purposes of Section 2.20 shall be made by the Administrative Agent at the request of the Company and in a manner determined by the Administrative Agent to be consistent with accepted financial practice, and any such determination shall be conclusive, absent manifest error.

“wholly-owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Write-Down and Conversion Powers” means:

(a)    in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)    in relation to any other applicable Bail-In Legislation:

(i)    any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)    any similar or analogous powers under that Bail-In Legislation; and

(c)    in relation to any UK Bail-In Legislation:

(i)    any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)    any similar or analogous powers under that UK Bail-In Legislation.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Loan” or “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan” or “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally.    (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) references to “the date hereof” and “the date of this Agreement” shall be deemed to refer to the Effective Date.

(b)    In this Agreement, where it relates to a Dutch entity, a reference to:

(i)    a necessary action to authorise, where applicable, includes without limitation:

(A) any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden); and

(B) obtaining unconditional positive advice (advies) from each competent works council and, if such advice is not unconditional, confirmation from the Company that the conditions set by the works’ council are and will be complied with;

(ii)    a winding-up, administration or dissolution includes a Dutch entity being:

(A) declared bankrupt (failliet verklaard);

(B) dissolved (ontbonden);

(iii)    a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(iv)    an administrator includes a bewindvoerder;

(v)    a receiver or an administrative receiver does not include a curator or bewindvoerder; and

(vi)    an attachment includes a beslag.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations.    (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Company, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to (I) any election under

Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), or under any similar accounting standard, to value any Indebtedness of the Company or any Subsidiary at “fair value” or any similar valuation standard, as defined therein and (II) unless the Company notifies the Administrative Agent in writing of its election to cease doing so (which notice shall be included as part of a Compliance Certificate), any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require (x) treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015 or (y) recognizing liabilities on the balance sheet with respect to operating leases under FAS 842, and (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. For purposes of the foregoing, any change by the Company in its accounting principles and standards to adopt International Financial Reporting Standards, regardless of whether required by applicable laws and regulations, will be deemed a change in GAAP.

(b)    [Reserved]

(c)    For purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Material Acquisition or Material Disposition occurs, Consolidated EBITDA, the Leverage Ratio and the Secured Leverage Ratio shall be calculated with respect to such period and with respect to such Material Acquisition or Material Disposition on a Pro Forma Basis. In the event that the Revolving Commitments are terminated (whether at maturity or otherwise), any provision herein requiring pro forma compliance with Section 6.12 (including by a level determined by reference to Section 6.12) will be deemed to refer to the financial covenant in Section 6.12 most recently in effect prior to such termination.

Notwithstanding the foregoing, none of the Company, the Administrative Agent and the Required Lenders may give a notice requesting any amendment pursuant to clause (i) of the proviso to the first sentence of this Section in respect of the proposed or actual adoption by the Company of Mark-to-Market Pension Accounting as permitted by Accounting Standards Codification (ASC) 715-30, unless the accounting principles or application thereof proposed to be adopted or adopted, as the case may be, or the consequences of such adoption, differ materially from those described in the definition of “Mark-to-Market Pension Accounting” herein, including the description set forth in Annex A.

SECTION 1.05. Status of Obligations. In the event that the Company or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Loan Document Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Loan Document Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which such other Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.06. Currency Translation.    (a) The Administrative Agent shall determine the Dollar Equivalent of any Letter of Credit denominated in Euros or Sterling as of the date of the issuance thereof and as of each subsequent date on which such Letter of Credit shall be renewed or extended or the stated amount of such Letter of Credit shall be increased, in each case using the Exchange Rate for the applicable currency in relation to Dollars in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the earlier of the next required calculation thereof pursuant to this Section 1.06(a) and the next calculation thereof pursuant to Section 1.06(c).

(b)    The Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in Euros or Sterling as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for the applicable currency in relation to Dollars in effect on the date that is three Business Days prior to the date on which the applicable Interest Period shall commence, and each such amount shall be the Dollar Equivalent of such Borrowing until the earlier of the next required calculation thereof pursuant to this Section 1.06(b) and the next calculation thereof pursuant to Section 1.06(c).

(c)    The Administrative Agent may, at its election, determine the Dollar Equivalent of any Borrowing or Letter of Credit denominated in Euros or Sterling on any other Business Day.

(d)    The Administrative Agent shall notify the Borrowers, the applicable Lenders and the applicable Issuing Bank of each calculation of the Dollar Equivalent of each Letter of Credit, Borrowing and LC Disbursement.

(e)    Notwithstanding any other provision of this Agreement, amounts denominated in a currency other than Dollars will be converted to Dollars for the purposes of calculating the Leverage Ratio and the Secured Leverage Ratio at the exchange rates then used by the Company in its financial statements.

(f)    Where the permissibility of a transaction (other than the issuance or incurrence of Indebtedness, which shall be subject to the following paragraph (g)), depends upon compliance with, or is determined by reference to, amounts stated in Dollars, any amount in respect of such transaction stated in another currency shall be translated to Dollars at the Exchange Rate then in effect at the time such transaction is entered into and the permissibility of actions taken hereunder shall not be affected by subsequent fluctuations in exchange rates.

(g)    For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a currency other than Dollars shall be calculated based on the relevant Exchange Rate in effect on the date such Indebtedness was incurred, in the case of Indebtedness (other than revolving credit debt), or on the date when the commitments thereunder are first available to be drawn, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a currency other than Dollars, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant Exchange Rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased except by an amount no greater than accrued and unpaid interest thereon and any existing unutilized commitments thereunder and any reasonable fees, premium and expenses related thereto. The principal amount in Dollars of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different foreign currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated by the Administrative Agent based on the Exchange Rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

SECTION 1.07. Borrower Agent. Each Foreign Borrower hereby appoints the Company as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Loan Document Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the Issuing Banks or any Lender, and each Foreign Borrower releases the Company from any restrictions on representing several Persons and self-dealing under any applicable Requirements of Law (the Company, acting on its behalf and on behalf of any Foreign Borrower pursuant to such agency, the “Borrower Agent”). The Company hereby accepts such appointment as representative and agent of each Foreign Borrower. Notwithstanding any other provision of this Agreement:

(a)    the Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Borrowing Request or any Interest Election Request) delivered on behalf of a Foreign Borrower by the Borrower Agent;

(b)    the Administrative Agent, the Issuing Banks and the Lenders may give any notice to or make any other communication with any Foreign Borrower hereunder to or with the Borrower Agent;

(c)    the Administrative Agent, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Borrower Agent for any or all purposes under the Loan Documents; and

(d)    each Foreign Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Agent shall be binding upon and enforceable against it.

SECTION 1.08. Obligations Joint and Several. Each agreement in any Loan Document by any Foreign Borrower to make any payment, to take any action or otherwise to be bound by the terms thereof is a joint and several agreement of all the Foreign Borrowers, and each obligation of any Foreign Borrower under any Loan Document shall be a joint and several obligation of all the Foreign Borrowers. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, no Foreign Borrower shall be jointly and severally liable with the Company or any Domestic Subsidiary for any Obligation pursuant to any Loan Document.

SECTION 1.09. Interest Rates; LIBOR Notification. The interest rate on Eurocurrency Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration Limited (together with any successor to the ICE Benchmark Administration Limited, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that, commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.13(b), such Section provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Company, pursuant to Section 2.13, in advance of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of the term “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.13(b), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.10. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make an Initial Term Loan in Dollars to the Company on the Effective Date in an aggregate principal amount not exceeding its Initial Term Commitment, (b) to make a Delayed Draw Term Loan in Dollars to the Company at any time on or after the Effective Date and on or prior to December 31, 2019, in an aggregate principal amount not exceeding its Delayed Draw Term Commitment and (c) to make Revolving Loans denominated in Dollars, Euros or Sterling to the Borrowers from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, (ii) the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment or (iii) the Foreign Borrower Exposure exceeding $400,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.    (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. The Initial Term Loans and the Delayed Draw Term Loans shall, upon funding, constitute a single Class of Term Loans hereunder.

(b)    Subject to Section 2.13, (i) each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans, as the applicable Borrower, or the Borrower Agent on its behalf, may request in accordance herewith, (ii) each Borrowing denominated in Euros or Sterling shall be comprised entirely of Eurocurrency Loans and (iii) each Borrowing by a Foreign Borrower shall be comprised entirely of Eurocurrency Loans; provided that all Borrowings made on the Effective Date must be made by the Company as ABR Borrowings unless the applicable Borrower, or the Borrower Agent on its behalf, shall have given the notice required for a Eurocurrency Borrowing under Section 2.03 and provided an indemnity letter, in form and substance reasonably satisfactory to the Administrative Agent, extending the benefits of Section 2.15 to the Lenders in respect of such Borrowings. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that (i) a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing and (ii) a Eurocurrency Borrowing denominated in Euros or Sterling may be in the amount that is required to finance the reimbursement of an LC Disbursement denominated in such currency as contemplated by Section 2.04(f) or in an amount that is equal to the difference between $400,000,000 and the Foreign Borrower Exposure prior to giving effect to such Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement denominated in Dollars as contemplated by Section 2.04(f). Borrowings of more than one Type, Class and currency may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 (or such greater number as may be agreed to by the Administrative Agent) Eurocurrency Borrowings outstanding.

(d)    Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert to or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the applicable Borrower, or the Borrower Agent on its behalf, shall notify the Administrative Agent of such request by delivery of an executed written Borrowing Request (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 10:00 a.m., Local Time, two Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in Euros or Sterling, not later than 10:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 3:00 p.m., New York City time, on the day of the proposed Borrowing. Each such written Borrowing Request shall be irrevocable, shall be delivered by hand, electronic mail (including in .pdf format) or facsimile to the Administrative Agent and shall specify the following information in compliance with Section 2.02:

(i)    the Borrower of such Borrowing;

(ii)    whether the requested Borrowing is to be a Term Borrowing, an Incremental Term Borrowing of a particular Series or a Revolving Borrowing;

(iii)    the currency and aggregate amount of such Borrowing;

(iv)    the date of such Borrowing, which shall be a Business Day;

(v)    whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vi)    in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii)    the location and number of the account of the applicable Borrower (or the applicable Borrower’s designee) to which funds are to be disbursed or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then, if the specified currency of such Borrowing is (a) Dollars, the requested Borrowing shall be an ABR Borrowing, and (b) Euros or Sterling, the requested Borrowing shall be a Eurocurrency Borrowing. If no currency is specified with respect to any requested Revolving Loan, the applicable Borrower shall be deemed to have specified Dollars. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of seven days’ duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Letters of Credit.    (a) General. Subject to the terms and conditions set forth herein, each Borrower may request the issuance of Letters of Credit for its own account or, so long as the Company is a joint and several co-applicant with respect thereto, the account of any Subsidiary, denominated in Dollars, Euros or Sterling and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.11(b) to the same extent as if it were the sole account party in respect of such Letter of Credit. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (f) of this Section), to be a Letter of Credit issued hereunder for the account of the applicable Borrower. Notwithstanding anything contained in any letter of credit application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit, (i) all provisions of such letter of credit application purporting to grant liens in favor of the Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Borrowers shall not request, and no Issuing Bank shall have any obligation to issue, any Letter of Credit the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country, in each case except to the extent permissible for a Person required to comply with Sanctions, or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the applicable Borrower, or the Borrower Agent on its behalf, shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower, or the Borrower Agent on its behalf, also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $150,000,000, (ii) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank will not exceed the LC Commitment of such Issuing Bank (unless otherwise agreed to by such Issuing Bank), (iii) the Revolving Exposure of any Lender will not exceed such Lender’s Revolving Commitment and (iv) the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment. The Company may, at any time and from time to time, reduce the LC Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Company shall not reduce the LC Commitment of any Issuing Bank if, after giving effect to such reduction, the conditions set forth in clause (ii) above shall not be satisfied. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (l) of this Section.

An Issuing Bank shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law, rule or regulation applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it; or (ii) the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) unless otherwise consented to by the applicable Issuing Bank and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the applicable Borrower, or the Borrower Agent on its behalf, and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal; and provided, further, that if there exist any Incremental Revolving Commitments having a maturity date later than the Revolving Maturity Date (the “Subsequent Maturity Date”), then, so long as the aggregate LC Exposure in respect of Letters of Credit expiring after the Revolving Maturity Date will not exceed the lesser of $50,000,000 and the aggregate amount of such Incremental Revolving Commitments, the applicable Borrower, or the Borrower Agent on its behalf, may request the issuance of a Letter of Credit that shall expire at or prior to the close of business on the earlier of (A) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five Business Days prior to the Subsequent Maturity Date. Notwithstanding the foregoing, any Letter of Credit issued hereunder may, in the sole discretion of the applicable Issuing Bank, expire after the fifth Business Day prior to the Revolving Maturity Date (or the Subsequent Maturity Date) but on or before the date that is 90 days after the Revolving Maturity Date (or the Subsequent Maturity Date); provided that each Borrower hereby agrees that it shall in the case of any such Letter of Credit issued for its account provide cash collateral in an amount equal to 102% of the LC Exposure in respect of any such outstanding Letter of Credit to the applicable Issuing Bank at least five Business Days prior to the Revolving Maturity Date (or the Subsequent Maturity Date, if applicable), which such amount shall be (A) deposited by the applicable Borrower in an account with and in the name of such Issuing Bank and (B) held by such Issuing Bank for the satisfaction of the applicable Borrower’s reimbursement obligations in respect of such Letter of Credit until the expiration of such Letter of Credit. Any Letter of Credit issued with an expiration date beyond the fifth Business Day prior to the Revolving Maturity Date (or the Subsequent Maturity Date, as applicable) shall, to the extent of any undrawn amount remaining thereunder on the Revolving Maturity Date (or the Subsequent Maturity Date, if applicable), cease to be a “Letter of Credit” outstanding under this Agreement for purposes of the Revolving Lenders’ obligations to participate in Letters of Credit pursuant to clause (d) below.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Revolving Lender, the Issuing Bank that is the issuer thereof hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank under such Letter of Credit and not reimbursed by the applicable Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to a Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the applicable Borrower deemed made pursuant to Section 4.02.

(e)    Disbursements. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the applicable Borrower, or the Borrower Agent on its behalf, by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f)    Reimbursements. If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, in the currency in which such LC Disbursement is made, not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the applicable Borrower, or the Borrower Agent on its behalf, receives notice of such LC Disbursement; provided that, if the amount of such LC Disbursement is not greater than the amount then available to be borrowed as a Revolving Borrowing by the applicable Borrower, the applicable Borrower, or the Borrower Agent on its behalf, may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Borrowing, in an amount equal to the amount of such LC Disbursement and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Borrowing. If the applicable Borrower fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Revolving Lender of such failure, the payment then due from the applicable Borrower in respect of the applicable LC Disbursement and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the applicable Borrower in the applicable currency, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Revolving Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(g)    Obligations Absolute. The applicable Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by a Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)    Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement in full, (i) in the case of any LC Disbursement denominated in Dollars, at the rate per annum then applicable to ABR Revolving Loans, and (ii) in the case of any LC Disbursement denominated in Euros or Sterling, at the Overnight

Eurocurrency Rate plus the Applicable Rate then applicable to Eurocurrency Revolving Loans; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable LC Disbursement in full.

(i)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers or the Borrower Agent receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, each Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the portion of the LC Exposure attributable to each Letter of Credit issued for the account of such Borrower and outstanding on such date, plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (i) or (j) of Article VII. Amounts payable under the preceding sentence in respect of any Letter of Credit or LC Disbursement shall be payable in the currency of such Letter of Credit or LC Disbursement. The Borrowers also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.10(b) or 2.19. Each such deposit by any Borrower shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of such Borrower under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made as mutually agreed by the Administrative Agent and the applicable Borrower, or the Borrower Agent on its behalf, and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of a Majority in Interest of the Revolving Lenders), be applied to satisfy other obligations of the applicable Borrower under this Agreement. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived. If a Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to such Borrower as and to the extent that, after giving effect to such return, the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment and no Default shall have occurred and be continuing.

(j)    Designation of Additional Issuing Banks. The Company may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Company, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(k)    Termination of an Issuing Bank. The Company may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Company shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.11(b). Any Issuing Bank that ceases to be a Lender for any reason shall concurrently cease to be an Issuing Bank. Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(l)    Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, amount and currency of such LC Disbursement, (iv) on any Business Day on which a Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m)    LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(n)    Tax Matters. Notwithstanding anything to the contrary herein, no CFC shall be responsible for the reimbursement of LC Disbursements, the payment of interest thereon, and the payment of fees due under Section 2.11(b) with respect thereto, to the extent that the applicable Letter of Credit was issued for the account of the Company or any Domestic Subsidiary.

SECTION 2.05. Funding of Borrowings.    (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly remitting the amounts so received, in like funds, to the account of such Borrower maintained with the Administrative Agent and designated by the applicable Borrower, or the Borrower Agent on its behalf, in the applicable Borrowing Request or, in the case of any Borrowing made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f), to the Issuing Bank specified by the applicable Borrower, or the Borrower Agent on its behalf, in the applicable Borrowing Request.

(b)    Unless the Administrative Agent shall have received notice in writing from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.05 and may, in reliance on such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the applicable Borrower, the interest rate applicable to ABR Revolving Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Interest Elections.    (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the applicable Borrower, or the Borrower Agent on its behalf, may elect to continue such Borrowing or, in the case of a Borrowing denominated in Dollars, to convert such Borrowing to a Borrowing of a different Type and, in the case of a

Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower, or the Borrower Agent on its behalf, may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    To make an election pursuant to this Section, the applicable Borrower, or the Borrower Agent on its behalf, shall notify the Administrative Agent of such election by delivery of an executed written Interest Election Request by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such written Interest Election Request shall be irrevocable, shall be delivered by hand, electronic mail (including in .pdf format) or facsimile to the Administrative Agent and shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)    if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of seven days’ duration.

(c)    Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)    If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Term Borrowing, be continued as a Eurocurrency Borrowing for an additional Interest Period of seven days, (ii) in the case of a Revolving Borrowing denominated in Dollars, be converted to an ABR Borrowing, and (iii) in the case of a Revolving Borrowing denominated in Euros or Sterling, be continued as a Borrowing of the same Type with an Interest Period of seven days’ duration. Notwithstanding any contrary provision hereof, if an Event of Default under clause (i) or (j) of Article VII has occurred and is continuing with respect to any Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Company of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing of such Class denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing of such Class denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. Termination and Reduction of Commitments.    (a) Unless previously terminated, (i) the Initial Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Effective Date, (ii) the Delayed Draw Term Commitments shall automatically terminate on the earlier of (A) the funding of any Delayed Draw Term Loans and (B) 5:00 p.m., New York City time, on December 31, 2019, and (iii) the Revolving Commitments shall automatically terminate on the Revolving Maturity Date.

(b)    The Company may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.

(c)    The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section not later than 12:00 noon, Local Time, on the effective date of such termination or reduction, specifying the effective date thereof; provided that, at any time when there are Eurocurrency Revolving Borrowings outstanding, in the case of any reduction of the Revolving Commitments to be made within the last two Business Days of any Interest Period, such notice shall be required to be delivered not later than 12:00 noon, Local Time, two Business Days before the date of such reduction; and provided, further, that if a Borrower delivers an Interest Election Request in respect of the conversion or continuation of any Borrowing, such reduction shall not become effective until the Interest Period applicable to such Borrowing at the time such Interest Election Request is delivered has expired. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments or Delayed Draw Term Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08. Repayment of Loans; Evidence of Debt.    (a) Each Borrower (severally and not jointly; provided that each Foreign Borrower is jointly and severally liable for the Foreign Borrower Obligations) hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender to such Borrower on the Revolving Maturity Date and (ii) the Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.09.

(b)    The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers in respect of the Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c)    Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns) unless such Lender or assignee notifies the applicable Borrower that it does not require a promissory note, in which case such Lender or assignee, as applicable, shall promptly return such promissory note to the Borrower for cancellation.

SECTION 2.09. Amortization and Repayment of Term Loans.    (a) The Company shall repay Term Borrowings on the last day of each March, June, September and December, beginning with December 31, 2019 and ending with the last such day to occur prior to the Term Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the sum of (x) the aggregate principal amount of the Initial Term Loans funded on the Effective Date and (y) the aggregate principal amount of the Delayed Draw Term Loans outstanding on the Delayed Draw Funding Date (as such amount may be adjusted pursuant to paragraph (c) of this Section). The Company shall repay Incremental Term Loans of any Series in such amounts and on such date or dates as shall be specified therefor in the Incremental Facility Agreement establishing the Incremental Term Commitments of such Series (as such amounts may be adjusted pursuant to paragraph (c) of this Section or pursuant to such Incremental Facility Agreement).

(b)    To the extent not previously paid, (i) all Term Loans shall be due and payable on the Term Maturity Date and (ii) all Incremental Term Loans of any Series shall be due and payable on the Incremental Term Maturity Date applicable thereto.

(c)    Any prepayment of a Term Borrowing of any Class shall be applied in direct order to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section; provided that any prepayment of a Term Borrowing of any Class made pursuant to Section 2.10(a) shall be applied to reduce the subsequent scheduled repayments of Term Borrowings of such Class to be made pursuant to this Section as directed by the Company. In the event that Term Loans of any Class are converted into a new Class of Term Loans pursuant to a Permitted Amendment effected pursuant to Section 2.21, then the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section will not be reduced or otherwise affected by such transaction (except to the extent that the final scheduled payment shall be reduced thereby).

(d)    Prior to any repayment of any Term Borrowings of any Class under this Section, the Company shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amounts repaid.

SECTION 2.10. Prepayment of Loans.    (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)    In the event and on each occasion that (i) other than as a result of any revaluation of the Dollar Equivalent of any Borrowing or Letter of Credit in accordance with Section 1.06, (A) the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment, the Borrowers shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.04(i)) in an aggregate amount equal to such excess or (B) the Foreign Borrower Exposure exceeds $400,000,000, the Borrowers shall prepay Revolving Borrowings in an aggregate amount such that after giving effect to such prepayments, the Foreign Borrower Exposure shall not exceed $400,000,000 or (ii) as a result of any revaluation of the Dollar Equivalent of any Borrowing or Letter of Credit pursuant to Section 1.06, (x) the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment, the Borrowers shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.04(i)) in an aggregate amount equal to such excess or (y) the Foreign Borrower Exposure exceeds $420,000,000, the Borrowers shall prepay Revolving Borrowings in an aggregate amount such that after giving effect to such prepayments, the Foreign Borrower Exposure shall not exceed $420,000,000.

(c)    In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any Prepayment Event, the Company shall, on the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event”, within five Business Days after such Net Proceeds are received), prepay Term Borrowings in an amount equal to such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Company shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of the Company to the effect that the Company intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within one year after receipt of such Net Proceeds to acquire, repair or restore assets to be used or useful in the business of the Company or the

Domestic Subsidiaries (or in the case of Prepayment Events of Foreign Subsidiaries, of any Subsidiaries), or to consummate any Permitted Acquisition of Persons that will become, or assets that will be held by, Domestic Subsidiaries (or in the case of Prepayment Events of Foreign Subsidiaries, that will become Subsidiaries or be held by any Subsidiaries) permitted hereunder (but not of other Persons), and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such one-year period (or within a period of 180 days thereafter if by the end of such initial one-year period the Company or one or more Domestic Subsidiaries (or, to the extent permitted above, Foreign Subsidiaries) shall have entered into an agreement with a third party to acquire, repair or restore such assets, or to consummate such Permitted Acquisition, with such Net Proceeds), at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied.

(d)    In the event and on each occasion that, as a result of the receipt of any cash proceeds by the Company or any Subsidiary in connection with any Disposition of any asset or any other event, the Company or any other Loan Party would be required by the terms of any Indebtedness that is Subordinated Indebtedness with respect to the Loan Document Obligations (or any Refinancing Indebtedness in respect thereof) to repay, prepay, redeem, repurchase or defease, or make an offer to repay, prepay, redeem, repurchase or defease, any such Subordinated Indebtedness (or such Refinancing Indebtedness) or any other Subordinated Indebtedness, then, prior to the time at which it would be required to make such repayment, prepayment, redemption, repurchase or defeasance or to make such offer, the Company shall, if and to the extent it would reduce, eliminate or satisfy any such requirement, (i) prepay Term Borrowings or (ii) use such cash proceeds to acquire assets in one or more transactions permitted hereby.

(e)    Following the end of each fiscal year of the Company, commencing with the fiscal year ending December 31, 2020, the Company shall prepay Term Borrowings in an aggregate amount equal to the Specified ECF Percentage of Excess Cash Flow for such fiscal year; provided that such amount shall be reduced by the aggregate amount of voluntary prepayments of Term Borrowings and Revolving Borrowings (but only to the extent accompanied by a permanent reductions of the corresponding Commitment) made pursuant to this Section 2.10 during such fiscal year and after the end of such fiscal year but prior to the date on which the prepayment pursuant to this paragraph (e) for such fiscal year is required to have been made, excluding any such prepayments to the extent financed from Excluded Sources. Each prepayment pursuant to this paragraph shall be made no later than the date that is five Business Days following the date on which financial statements are required to be delivered pursuant to Section 5.01(a) with respect to the fiscal year for which Excess Cash Flow is being.

(f)    Prior to any optional or mandatory prepayment of Borrowings under this Section, the applicable Borrower, or the Borrower Agent on its behalf, shall specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (g) of this Section. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class are outstanding, the Company shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated among the Term Borrowings pro rata based on the aggregate principal amounts of outstanding Borrowings of each such Class.

(g)    The applicable Borrower, or the Borrower Agent on its behalf, shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder not later than 12:00 noon, Local Time, on the date of such prepayment; provided that, in the case of any prepayment of Eurocurrency Loans to be made within the last two Business Days of the Interest Period relating to such Eurocurrency Loan, such notice shall be required to be delivered not later than 12:00 noon, Local Time, two Business Days before the date of prepayment; and provided, further, that if a Borrower delivers an Interest Election Request in respect of the conversion or continuation of any Borrowing, such Borrowing shall not be prepaid until the Interest Period applicable to such Borrowing at the time such Interest Election Request is delivered has expired. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments or the Delayed Draw Term Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07 and (B) a notice of prepayment of Term Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and currency as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 together with any additional amounts required pursuant to Section 2.15.

(h)    Notwithstanding the foregoing, the Company shall not be required to prepay any Term Borrowings with any Foreign Source Prepayment to the extent the repatriation to the Company of such Foreign Source Prepayment (i) would result in a material tax liability to the Company or any of its Subsidiaries, (ii) is prohibited or restricted by any applicable Requirement of Law or (iii) would conflict with the fiduciary duties of any director, officer or employee of the applicable Foreign Subsidiary, then such Foreign Source Prepayment shall not be required to prepay any Term Borrowings pursuant to Section 2.10(c); provided that, if such repatriation would no longer result in a material tax liability to the Company or any of its Subsidiaries, be prohibited or restricted by any applicable Requirement of Law or conflict with the fiduciary duties of any director, officer or employee of the applicable Foreign Subsidiary, then such an amount equal to such Foreign Source Prepayment shall be promptly repatriated to the Company and such proceeds shall thereafter be applied to the repayment of Term Borrowings pursuant to Section 2.10(c); and provided, further, that in the case of any Prepayment Event in respect of which the Net Proceeds are less than $20,000,000, no prepayment shall be required to be made in respect of any Net Proceeds as to which such repatriation would continue to result in a material tax liability to the Company or any of its Subsidiaries, be prohibited or restricted by any applicable Requirement of Law or conflict with the fiduciary duties on the date 365 days following such Prepayment Event.

(i)    In the event that, on or prior to the date that is six months after the Effective Date, the Company (x) prepays, repays, refinances, substitutes or replaces any Term Loans in connection with a Repricing Transaction (including any prepayment made as a result of clause (c) of the definition of Prepayment Event that constitutes a Repricing Transaction), or (y) effects any amendment, waiver or other modification of, or consent under, this Agreement resulting in a Repricing Transaction, the Company shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (A) in the case of clause (x), a premium of 1.00% of the aggregate principal amount of the Term Loans so prepaid, repaid, refinanced, substituted or replaced and (B) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Term Loans outstanding immediately prior to such amendment, waiver, modification or consent that are the subject of such Repricing Transaction. If, on or prior to the date that is six months after the Effective Date, all or any portion of the Term Loans held by any Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.18 as a result of, or in connection with, such Lender not consenting with respect to any amendment, waiver, modification or consent referred to in clause (y) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

SECTION 2.11. Fees.    (a) The Company agrees to pay to the Administrative Agent (i) for the account of each Revolving Lender a commitment fee which shall accrue at the Applicable Rate on the daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates and (ii) for the account of each Delayed Draw Term Lender, a ticking fee which shall accrue at the Applicable Ticking Fee Rate on the daily unused amount of the Delayed Draw Term Commitment of such Lender during the period from and including the Effective Date to but excluding the earlier of (x) the date on which such Delayed Draw Term Commitment terminates and (y) the Delayed Draw Funding Date. Accrued commitment and ticking fees in respect of the Revolving Commitments or the Delayed Draw Term Commitments shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments and Delayed Draw Term Commitments terminate, as applicable, commencing on the first such date to occur after the date hereof. All commitment and ticking fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b)    Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee (payable in Dollars), which shall accrue at the rate or rates per annum separately agreed upon between the Company and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. In addition, if, as contemplated by Section 2.04(c), any Letter of Credit is cash collateralized and remains outstanding after the Revolving Maturity Date (or Subsequent Maturity Date, as the case may be), the applicable Borrower will pay a fee (an “LC Fee”) to the Issuing Bank in respect of such Letter of Credit which shall accrue at the Applicable Rate that would be used to determine the interest rate applicable to Eurocurrency Revolving Loans (assuming such Loans were outstanding during such period) on the daily amount of the LC Exposure attributable to such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Revolving Maturity Date (or Subsequent Maturity Date, as the case may be) but excluding the date on which such Issuing Bank ceases to have any LC Exposure in respect of such Letter of Credit. Participation fees, fronting fees and other fees payable to an Issuing Bank in respect of its Letters of Credit accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees (other than LC Fees) shall be payable on the date on which the Revolving Commitments terminate and any such fees, including LC Fees, accruing after the date on which the Revolving Commitments terminate shall be payable on demand and, in the case of LC Fees and fronting fees accruing after the Revolving Maturity Date (or Subsequent Maturity Date, as applicable), on the date on which the relevant Issuing Bank ceases to have LC Exposure in respect of the Letter of Credit in respect of which such fees are payable. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees, LC Fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All LC Fees shall be payable in the currency in which the applicable Letter of Credit was denominated.

(c)    The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d)    All fees payable hereunder shall be paid in Dollars on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.    (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12 or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.12.

(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days(or 366 days in a leap year) and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)    If as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason (excluding any restatement of or other adjustment to the financial statements of the Company with respect to the initial adoption by the Company of Mark-to-Market Pension Accounting as described in Annex A), the Company or the Administrative Agent determines that (i) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in a higher Applicable Rate for any period, the Company shall be obligated to pay to the Administrative Agent, for the accounts of the applicable Lenders and Issuing Banks, promptly on demand by the Administrative Agent (or after the occurrence of any Event of Default under Article VII (i) or (j) with respect to any Borrower, automatically and without further action by the Administrative Agent, any Lender or any Issuing Bank) an amount equal to the excess of the interest and fees (including participation fees with respect to Letters of Credit and LC Fees, as applicable) that should have been paid for such period over the amount of interest and fees actually paid for such period. The Company’s obligations under this paragraph (f) shall survive the termination of the Commitments and the repayment of the other Obligations hereunder for a period of 90 days.

SECTION 2.13. Alternate Rate of Interest.    (a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Class:

(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period (including because the applicable Screen Rate is not available or published on a current basis), for the applicable currency; or

(ii)    the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Borrowing for the applicable currency and such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower, or the Borrower Agent on its behalf, and the Lenders of such Class by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies such Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist (the Administrative Agent having determined that such circumstances affecting the relevant market no longer exist and adequate and reasonable means do exist for determining the Adjusted Eurocurrency Rate or the Administrative Agent having been notified by a Majority in Interest of the Lenders of such Class that such circumstances described in clause (ii) above no longer exist), (i) in the case of Borrowings denominated in Dollars, (A) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing, (ii) any Borrowing Request for a Eurocurrency Borrowing of such Class shall be made as a request for an ABR Borrowing, and (iii) in the case of Borrowings denominated in Euros or Sterling, until the Administrative Agent notifies such Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the rate of interest that shall apply to such Borrowing shall be such rate as the Administrative Agent shall determine adequately and fairly reflects the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period plus the Applicable Rate then in effect for Eurocurrency Loans. If an unavailability notice is delivered in respect of any Borrowing, the applicable Borrower, or the Borrower Agent on its behalf, may elect by notice to the Administrative Agent to revoke its request that such Borrowing be made or continued, in which event Section 2.15 shall not apply (except that Lenders shall be entitled to receive their actual out-of-pocket losses, costs and expenses, if any, in connection with such Borrowing not being made or continued).

(b)    If, at any time, the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in paragraph (a)(i) of this Section 2.13 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in paragraph (a)(i) of this Section 2.13 have not arisen but either (w) the supervisor for the administrator of the applicable Screen Rate has made a public statement that the administrator of such Screen Rate is insolvent (and there is no successor administrator that will continue publication of such Screen Rate), (x) the administrator of the applicable Screen Rate has made a public statement identifying a specific date after which such Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of such Screen Rate), (y) the supervisor for the administrator of the applicable Screen Rate has made a public statement identifying a specific date after which such Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the applicable Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the applicable Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders of each Class stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.13(b), only to the extent the applicable Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurocurrency Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.14. Increased Costs.    (a) If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate);

(ii)    impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount but excluding lost profits), then, from time to time upon request of such Lender, Issuing Bank or other Recipient, the applicable Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered; provided that the Company shall not be liable for such compensation (A) unless such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers under comparable syndicated credit facilities or (B) if the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b)    If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements or liquidity has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then, from time to time upon request of such Lender or Issuing Bank, the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)    A certificate of a Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, or such other Recipient, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Company shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto other than as a result of a failure to fund when the conditions precedent are met, (d) the failure to prepay any Eurocurrency Loan on a date specified therefor in any notice of prepayment given by any Borrower (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower, or the Borrower Agent on its behalf, pursuant to Section 2.18 or pursuant to Section 2.20(e), then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender delivered to the applicable Borrower, or the Borrower Agent on its behalf, and setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes.    (a) Withholding of Taxes; Gross-Up. Each payment by a Loan Party under this Agreement or any other Loan Document, whether to the Administrative Agent, any Lender or Issuing Bank or any other Person to which any such payment is owed (each of the foregoing being referred to as a “Recipient”), shall be made without deduction or withholding for any Taxes, unless such withholding is required by any applicable law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of deducted or withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Agreement, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Loan Parties. The Loan Parties shall (severally and not jointly; provided that each Foreign Borrower is jointly and severally liable for the Foreign Borrower Obligations) indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement (including amounts paid or payable under this paragraph) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph shall be paid within 20 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing in reasonable detail the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, the Administrative Agent shall be indemnified only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement shall deliver to each Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by a Borrower or the Administrative

Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (A) through (E) of paragraph (f)(ii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of a Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered pursuant to this Section 2.16(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly notify the applicable Borrower, or the Borrower Agent on its behalf, and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so. Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that it is not legally able to deliver.

(ii)    Without limiting the generality of the foregoing, each Lender shall, if it is legally eligible to do so, deliver to each Borrower and the Administrative Agent (in such number of copies as is reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)    in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States of America is a party (1) with respect to payments of interest under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)    in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States of America, IRS Form W-8ECI;

(D)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, both (1) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit I-1, Exhibit I-2, Exhibit I-3 or Exhibit I-4 (each, a “U.S. Tax Certificate”), as applicable, to the effect that such Lender is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E)    in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender), (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided that if such Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)    any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax, together with such supplementary documentation as shall be necessary to enable the applicable Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)    If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax or reporting requirements imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold or to report from such payment. Solely for purposes of this Section 2.16(f)(iii), the term “FATCA” shall include any amendments made to FATCA after the Effective Date.

(g)    Additional United Kingdom Tax Matters. (i) Subject to (ii) below, each Lender and each Loan Party which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such Loan Party to obtain authorization to make such payment without a UK Tax Deduction, including making and filing an appropriate application for relief under an applicable UK Treaty.

(ii)    A UK Treaty Lender that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence: (A) where the UK Treaty Lender is a Lender on the date of this Agreement, in such Lender’s Tax Administrative Questionnaire; or (B) where the UK Treaty Lender becomes a Lender after the date of this Agreement, the relevant Assignment and Assumption, and upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (g)(i) above but that UK Treaty Lender shall have an obligation to cooperate further with the relevant Credit Party in accordance with Section 2.16(g)(iii).

(iii)    If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:

(A)    a Loan Party making a payment to such Lender has not made a UK Borrower DTTP Filing in respect of such Lender; or

(B)    a Loan Party making a payment to such Lender has made a UK Borrower DTTP Filing in respect of such Lender but:

(1)    such UK Borrower DTTP Filing has been rejected by HMRC; or

(2)    HMRC has not given such Loan Party authority to make payments to such Lender without a UK Tax Deduction within 30 Business Days of the date of such UK Borrower DTTP Filing;

and in each case, the relevant Loan Party has notified that Lender in writing of either (1) or (2) above, then such Lender and such Loan Party shall co-operate in completing any additional procedural formalities necessary for such Loan Party to obtain authorization to make that payment without a UK Tax Deduction.

(iv)    If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no Loan Party shall make a UK Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(v)    Each Loan Party shall, promptly on making a UK Borrower DTTP Filing, deliver a copy of such UK Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi)    A Lender that is a UK Qualifying Lender solely by virtue of sub-paragraph (b) of the definition of UK Qualifying Lender (A) in the case of a Lender that is a Lender on the date of this Agreement, gives a UK Tax Confirmation to the Company by entering into the Agreement; and (B) in the case of a Lender that becomes a Lender after the date of this Agreement, shall give a Tax Confirmation to the Company in the Assignment and Assumption that it executes. A Lender that is a UK Qualifying Lender solely by virtue of sub-paragraph (b) of the definition of UK Qualifying Lender shall promptly notify the Company and the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation; provided that the Lender shall, where such change occurs as a result of a change in law, promptly notify the Company and the Administrative Agent on becoming aware of that change.

(vii)    Each Lender shall indicate, for the benefit of the Administrative Agent and any relevant Loan Party, but without liability to any Loan Party, whether it is:

(A)    not a UK Qualifying Lender;

(B)    a UK Qualifying Lender (that is not a UK Treaty Lender); or

(C)    a UK Treaty Lender,

in (x) where the Lender is a Lender on the date of this Agreement, such Lender’s Tax Administrative Questionnaire; or (y) where the Lender becomes a Lender after the date of this Agreement, the relevant Assignment and Assumption Agreement. If a Lender fails to indicate its status in accordance with this Section 2.16(g)(vii) then such Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a UK Qualifying Lender until such time as it notifies Company and the Administrative Agent. An Assignment and Assumption Agreement shall not be invalidated by any failure of a Lender to comply with this Section 2.16(g)(vii). Each Lender shall promptly notify the Company and the Administrative Agent if it has ceased to be a UK Qualifying Lender; provided that the Lender shall, where that Lender ceases to be a UK Qualifying Lender as a result of a change in law, promptly notify the Company and the Administrative Agent on becoming aware of it ceasing to be a UK Qualifying Lender.

(viii)    Each UK Treaty Lender shall notify the Company and the Administrative Agent if it determines in its sole discretion that it ceases to be entitled to claim the benefits of a UK Treaty with respect to payments made by any UK Borrower hereunder.

(h)    Additional Irish Withholding Tax Matters.

(i)    Each Lender and each Irish Borrower which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such Irish Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of Ireland, including making and filing an appropriate application for relief under an applicable Irish Treaty and the provision by the Lender to each Irish Borrower of such authorization granted by the Revenue Commissioners of Ireland entitling the Irish Borrower to pay such Lender without withholding or deduction for Taxes imposed under the laws of Ireland.

(ii)    Each Lender shall indicate, for the benefit of the Administrative Agent and any relevant Loan Party, but without liability to any Loan Party, whether it is:

(A)    not an Irish Qualifying Lender;

(B)    an Irish Qualifying Lender (that is not an Irish Treaty Lender); or

(C)    an Irish Treaty Lender,

in (x) where the Lender is a Lender on the date of this Agreement, such Lender’s Tax Administrative Questionnaire or (y) where the Lender becomes a Lender after the date of this Agreement, the relevant Assignment and Assumption Agreement. If a Lender fails to indicate its status in accordance with this Section 2.16(h)(ii), then such Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not an Irish Qualifying Lender until such time as it notifies Company and the Administrative Agent. An Assignment and Assumption Agreement and shall not be invalidated by any failure of a Lender to comply with this Section 2.16(h)(ii). Any Lender that ceases to be an Irish Qualifying Lender shall promptly notify the Administrative Agent and the Borrowers; provided that the Lender shall, where that Lender ceases to be an Irish Qualifying Lender as a result of a change in law, promptly notify the Company and the Administrative Agent on becoming aware of it ceasing to be an Irish Qualifying Lender.

(iii)    Each Irish Treaty Lender shall notify the Company and the Administrative Agent if it determines in its sole discretion that it ceases to be entitled to claim the benefits of an Irish Treaty with respect to payments made by any Irish Borrower hereunder.

(i)    Additional Dutch Withholding Tax Matters. (i) Each Lender and each Dutch Borrower which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such Dutch Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the Netherlands.

(ii)    Each Lender shall notify the Dutch Borrower and Administrative Agent if such Lender determines in its sole discretion that it ceases to be entitled to claim the benefits of an income tax treaty to which the Netherlands is a party with respect to payments made by any Dutch Borrower hereunder.

(j)    Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such Recipient, shall repay to such Recipient the amount paid to such Recipient pursuant to the prior sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any Recipient be required to pay any amount to any indemnifying party pursuant to this paragraph if such payment would place such Recipient in a less favorable position (on a net after-Tax basis) than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(k)    (i) All amounts expressed to be payable under a Loan Document by any party to a Loan Document (a “Party”) to a Lender or Administrative Agent which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Lender or Administrative Agent to any Party under a Loan Document and such Lender or Administrative Agent is required to account to the relevant tax authority for the VAT, that Party must pay to such Lender or Administrative Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender or Administrative Agent must promptly provide an appropriate VAT invoice to that Party).

(ii)    If VAT is or becomes chargeable on any supply made by any Lender or Administrative Agent (the “Supplier”) to any Recipient under a Loan Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A)    (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)    (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)    Where a Loan Document requires any Party to reimburse or indemnify a Lender or Administrative Agent for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Lender or Administrative Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender or Administrative Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)    Any reference in this Section 2.16(k) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member of the European Union).

(v)    In relation to any supply made by a Lender or Administrative Agent to any Party under a Loan Document, if reasonably requested by such Lender or Administrative Agent, that Party must promptly provide such Lender or Administrative Agent with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Lender or Administrative Agent’s VAT reporting requirements in relation to such supply.

(l)    Issuing Bank. For purposes of this Section 2.16, the term “Lender” shall include each Issuing Bank.

(m)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the other Loan Documents.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.    (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Local Time, in the case of any payment in respect of a Loan or an LC Disbursement, and prior to 12:00 noon, New York City time, in the case of any other payment), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank shall be so made, payments pursuant to Sections 2.14, 2.15, 2.16, 2.22 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document of principal or interest in respect of any Loan denominated in Euros or Sterling or of any breakage indemnity under Section 2.15 in respect of any such Loan shall be made in the currency in which such Loan is denominated. All other payments required to be made by any Loan Party under any Loan Document shall be made in Dollars except that any amounts payable under Section 2.14, 2.15, 2.16, 2.22 or 9.03 (or any indemnification or expense reimbursement provision of any other Loan Document) that are invoiced in a currency other than Dollars shall be payable in the currency so invoiced.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c)    Except to the extent that this Agreement provides for payments to be disproportionately allocated to or retained by a particular Lender or group of Lenders (including in connection with the payment of interest or fees at different rates and the repayment of principal amounts of Term Loans at different times as a result of Permitted Amendments effected under Section 2.21), each Lender agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any Person that is an Eligible Assignee (as such term is defined from time to time), including the application of funds arising from the existence of a Defaulting Lender. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the applicable Borrower, or the Borrower Agent on its behalf, prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)    If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent or any Issuing Bank, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.04(d), 2.04(f), 2.05(b), 2.17(c), 2.17(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.    (a) If any Lender requests compensation under Section 2.14 or 2.22, or if a Loan Party is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of such Borrower or the Borrower Agent) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14, 2.16 or 2.22, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable out of pocket costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)    If (i) any Lender requests compensation under Section 2.14 or 2.22, (ii) any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Company shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld (if such consent would be required under Section 9.04 in connection with an assignment to such Person), (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Company (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.14 or 2.22 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a)    commitment fees shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)    the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02), in each case, except to the extent expressly provided in the second to last sentence of Section 9.02(b);

(c)    if any LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender then:

(i)    all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (with the term “Applicable Percentage” meaning, with respect to any Lender for purposes of reallocations to be made pursuant to this paragraph (c), the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at the time of such reallocation calculated disregarding the Revolving Commitments of the Defaulting Lenders at such time) but only to the extent that the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s LC Exposure does not exceed the sum of all Non-Defaulting Lenders’ Revolving Commitments;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.04(i) for so long as such LC Exposure is outstanding;

(iii)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)    if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.11(a) and 2.11(b) shall be adjusted to give effect to such reallocation; and

(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)    so long as such Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless in each case it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrowers in accordance with Section 2.19(c), and participating interests in any such issued, amended, reviewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that (x) a Bankruptcy Event with respect to a Revolving Lender Parent shall have occurred following the date hereof and for so long as such Bankruptcy Event shall continue or (y) any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the applicable Borrower, or the Borrower Agent on its behalf, or such Revolving Lender satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender (a “Restored Lender”), then the LC Exposure of the Revolving Lenders shall be reallocated in accordance with their Applicable Percentages and on such date such Restored Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such

Restored Lender to hold such Loans in accordance with its Applicable Percentage (with the term “Applicable Percentage” meaning, with respect to any Lender for purposes of reallocations to be made pursuant to this paragraph, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at the time of such reallocation calculated including the Revolving Commitment of such Restored Lender but disregarding the Revolving Commitments of the Defaulting Lenders at such time).

Subject to Section 9.20 no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

SECTION 2.20. Incremental Facilities.    (a) The Company may on one or more occasions, by written notice to the Administrative Agent, request (i) during the Revolving Availability Period, the establishment of Incremental Revolving Commitments and/or (ii) the establishment of Incremental Term Commitments, in an aggregate amount for all such Incremental Commitments not to exceed the sum of (A) $150,000,000 plus (B) such amount as would not cause the Secured Leverage Ratio, computed on a Pro Forma Basis as of the last day of the fiscal quarter most recently ended prior to the effective date of the relevant Incremental Facility Agreement in respect of which financial statements have been delivered pursuant to Section 5.01(a) or (b), to exceed, 3.00 to 1.00; provided that for purposes of the pro forma calculations required by clauses (A) and (B) above, (x) the Incremental Revolving Commitments that would become effective in connection with the requested Incremental Facility shall be assumed to be fully drawn and (y) the calculation of clause (B) above shall be determined without giving effect to any incurrence under clause (A) above that is incurred substantially simultaneously with amounts under clause (B) above. Each such notice shall specify (A) the date on which the Company proposes that the Incremental Revolving Commitments or the Incremental Term Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (B) the amount of the Incremental Revolving Commitments or Incremental Term Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment or Incremental Term Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment or Incremental Term Commitment and (y) any Person that the Company proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent and, in the case of any proposed Incremental Revolving Lender, each Issuing Bank.

(b)    The terms and conditions of any Incremental Revolving Commitment and Loans and other extensions of credit to be made thereunder shall be, except as otherwise set forth herein, identical to those of the Revolving Commitments and Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Loans; provided that (i) the maturity date of any Incremental Revolving Commitments shall be no sooner than, but may be later than, the Revolving Maturity Date, (ii) there shall be no mandatory reduction of any Incremental Revolving Commitments prior to the Revolving Maturity Date and (iii) the up-front fees applicable to any Incremental Revolving Facility shall be as determined by the Company and the Incremental Revolving Lenders providing such Incremental Facility. The terms and conditions of any Incremental Term Facility and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Agreement, identical to those of the Term Commitments and the Term Loans; provided that (i) the up-front fees, interest rates and amortization schedule applicable to any Incremental Term Facility and Incremental Term Loans shall be determined by the Company and the Incremental Term Lenders providing the relevant Incremental Term Commitments, (ii) the weighted average life to maturity of any Incremental Term Loans that are not Incremental Term A Loans shall be no shorter than, but may be longer than, the remaining weighted average life to maturity of the then outstanding Term Loans (determined without giving effect to any prepayments that reduce amortization), (iii) no Incremental Term Loan Maturity Date in respect of Incremental Term Loans that are not Incremental Term A Loans shall be earlier than, but may be later than, the Term Maturity Date, (iv) no Incremental Term Loan Maturity Date in respect of Incremental Term A Loans shall be earlier than, but may be later than, the Revolving Maturity Date and (v) if the Weighted Average Yield applicable to any Incremental Term Loans incurred prior to the date that is 18 months after the Effective Date exceeds by more than 0.50% per annum the applicable Weighted Average Yield payable pursuant to the terms of this Agreement, as amended through the date of such calculation, with respect to the Term Loans, then the Applicable Rate then in effect for the Term Loans shall automatically be increased to eliminate such excess; provided, however, that any interest in the Applicable Rate required pursuant to the foregoing as a result of any interest rate “floor” shall be effected solely through the establishment of or increase to an interest rate “floor”. Notwithstanding the foregoing, the terms and conditions applicable to an Incremental Facility may include additional or different financial or other covenants or other provisions that are agreed between the Company and the Lenders providing such Incremental Facility which are applicable only during periods after the latest Maturity Date that is in effect on the date of effectiveness of such Incremental Facility. Any Incremental Term Facilities established pursuant to an Incremental Facility Agreement (other than any Incremental Term Facilities having terms identical to the Term Loans made on the Effective Date) that have identical terms, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Commitments and Incremental Term Loans for all purposes of this Agreement. Notwithstanding anything to the contrary herein, each Incremental Facility and all extensions of credit thereunder shall be secured by the Collateral on a pari passu basis with the other Loan Document Obligations.

(c)    The Incremental Commitments and Incremental Facilities relating thereto shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Company, each Incremental Lender providing such Incremental Commitments and Incremental Facilities and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Term Commitments and the making of Loans and issuance of Letters of Credit thereunder to be made on such date; provided that, in the case of Incremental Term Commitments established to finance a Limited Condition Acquisition, except with respect to the requirement that there not have occurred and be continuing any Default under paragraph (a) or (b) of Article VII or any Default with respect to any Borrower under paragraph (i) or (j) of Article VII (which must be true both immediately prior to and immediately after giving effect to such Incremental Commitments and the making of Loans thereunder to be made on the date of effectiveness thereof), any condition set forth in this clause (i) may, at the Company’s option, as set forth in the applicable Incremental Facility Agreement, be tested at the signing of the agreement to make such Limited Condition Acquisition or on the date of effectiveness of such Incremental Term Commitments, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be made and shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date; provided that, in the case of Incremental Term Commitments established to finance a Limited Condition Acquisition, the condition set forth in this clause (ii) may, at the Company’s option, be modified in a manner determined by the Company and the Incremental Lenders providing such Incremental Term Loan Commitments, as set forth in the applicable Incremental Facility Agreement, such that the only representations and warranties the accuracy of which is a condition to the effectiveness of such Incremental Term Commitments are the Specified Representations and the Acquired Company Representations, (iii) after giving effect to such Incremental Commitments and the making of Loans pursuant thereto and the use of proceeds thereof (and based on the assumption that borrowings are effected in the full amount of any Incremental Revolving Commitments), the Company shall be in compliance on a Pro Forma Basis with the covenant contained in Section 6.12 recomputed as of the last day of the most-recently ended fiscal quarter of the Company for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b); provided that, in the case of Incremental Term Commitments established to finance a Limited Condition Acquisition, the condition set forth in this clause (iii) may, at the Company’s option, as set forth in the applicable Incremental Facility Agreement, be tested at the signing of the agreement to make such Limited Condition Acquisition or on the date of effectiveness of such Incremental Term Commitments, (iv) the Company shall make any payments required to be made pursuant to Section 2.15 in connection with such Incremental Commitments and the related transactions under this Section and (v) the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction, including a certificate of a Financial Officer to the effect set forth in clauses (i), (ii) and (iii) above, together with reasonably detailed calculations demonstrating compliance with clause (iii) above. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section; provided that to the extent that any term of any such amendment could not be approved as an amendment of this Agreement by the Lenders providing such Incremental Commitments voting a single Class without the approval of any other Lender, such amendment will be subject to the approval of the requisite Lenders required under this Agreement.

(d)    Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the Aggregate Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”. Upon the effectiveness of any Incremental Revolving Commitment, the Revolving Exposure of the Incremental Revolving Lender holding such Commitment, and the Applicable Percentage of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.

(e)    On the date of effectiveness of any Incremental Revolving Commitments, each Revolving Lender shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each Revolving Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit will be held by all the Revolving Lenders (including such Incremental Revolving Lenders) ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitment.

(f)    Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Commitment of any Series shall make a loan to the Company in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Facility Agreement.

(g)    The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Company referred to in Section 2.20(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.20(e).

SECTION 2.21. Loan Modification Offers.    (a) The Company may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans and

Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b)    A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by each applicable Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, stockholder resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder; provided that, in the case of any Loan Modification Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Bank, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit as between the commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Commitments and (ii) the Revolving Availability Period and the Revolving Maturity Date, as such terms are used in reference to Letters of Credit, may not be extended without the prior written consent of each Issuing Bank.

SECTION 2.22. Additional Reserve Costs.    (a) If and for so long as any Lender is required to make special deposits with the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Loans, such Lender may require the applicable Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loans at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loans; provided that no Lender may request the payment of any amount under this paragraph to the extent resulting from a requirement imposed (other than as provided in Section 2.14) on such Lender by any Governmental Authority (and not on Lenders or any class of Lenders generally) in respect of a concern expressed by such Governmental Authority with such Lender specifically, including with respect to its financial health.

(b)    If and for so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements addressed by Section 2.22(a)) in respect of any of such Lender’s Loans, such Lender may require the applicable Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Loans subject to such requirements, additional interest on such Loans at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loans; provided that no

Lender may request the payment of any amount under this paragraph to the extent resulting from a requirement imposed (other than as provided in Section 2.14) on such Lender by any Governmental Authority (and not on Lenders or any class of Lenders generally) in respect of a concern expressed by such Governmental Authority with such Lender specifically, including with respect to its financial health.

(c)    Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the relevant Lender, acting in good faith, which determination shall be conclusive absent manifest error, and notified to the applicable Borrower, or the Borrower Agent on its behalf, (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loans, and such additional interest so notified to the applicable Borrower, or the Borrower Agent on its behalf, by such Lender shall be payable to such Lender on each date on which interest is payable for such Loans.

SECTION 2.23. Foreign Borrowers.    (a) The Company may, upon not less than ten (10) Business Days’ written notice (or such shorter period as may be agreed by the Administrative Agent) to the Administrative Agent and the Revolving Lenders, request that the Revolving Lenders approve the designation of any Subsidiary (an “Applicant Borrower”) that is a wholly-owned Foreign Subsidiary of the Company as a Foreign Borrower hereunder by delivery to the Administrative Agent of a Foreign Borrower Joinder Agreement executed by such Subsidiary, the Company and the other Loan Parties under which such Subsidiary agrees to become a Foreign Borrower and each Loan Party reaffirms its guarantees, pledges, grants and other commitments and obligations under the Credit Agreement and the Security Documents to which such Loan Party is party. The approval of the designation of an Applicant Borrower as a Foreign Borrower may be granted or withheld in the sole discretion of any Revolving Lender. An Applicant Borrower shall become a Foreign Borrower upon receipt by the Administrative Agent of (i) the written approval of each Revolving Lender, and (ii) the Company’s written approval of such amendments or other modifications to this Agreement and the other Loan Documents as may reasonably be specified by the Administrative Agent to effect the addition of such Applicant Borrower as a Foreign Borrower (collectively, the “Applicant Borrower Amendments”), it being understood, notwithstanding anything to the contrary in Section 9.02, that any Applicant Borrower Amendments shall be effective when executed and delivered by the Company and the Administrative Agent. The Administrative Agent shall send a notice to the Company and the Lenders specifying the effective date upon which the requested Applicant Borrower shall constitute a Foreign Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Foreign Borrower to receive Loans hereunder, on the terms and conditions set forth herein (as amended by the Applicant Borrower Amendments), and each of the parties hereto agrees that such Applicant Borrower shall for all purposes of this Agreement be a party to and a Foreign Borrower under this Agreement

(b)    Notwithstanding the preceding paragraph (a), no Subsidiary shall become a Foreign Borrower if it shall be unlawful for such Subsidiary to become a Borrower hereunder or for any Lender to make Loans or otherwise extend credit to such Subsidiary as provided herein.

(c)    The Company may from time to time, upon not less than five (5) Business Days’ written notice to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion), terminate a Foreign Borrower’s status as such upon the execution by the Company and delivery to the Administrative Agent of a Foreign Borrower Termination with respect to such Foreign Borrower; provided that no Foreign Borrower Termination shall become effective as to any Foreign Borrower (other than to terminate its right to make further Borrowings or obtain Letters of Credit under this Agreement) until all Loans made to the terminated Foreign Borrower have been repaid, no Letter of Credit issued for the account of such terminated Foreign Borrower shall remain outstanding, and all amounts payable by such terminated Foreign Borrower in respect of LC Disbursements, interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable by the terminated Foreign Borrower under any Loan Document) have been paid in full. The Administrative Agent will promptly notify the Lenders of any such termination of a Foreign Borrower’s status.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders on the date hereof, on the Effective Date and on each other date on which representations and warranties are made or deemed made hereunder that:

SECTION 3.01. Organization; Powers. The Company and each Subsidiary (a) is duly organized or incorporated, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) has all power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted (except in the case of Non-Significant Subsidiaries, for failures to comply with the foregoing that, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect) and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing (to the extent the concept is applicable in such jurisdiction), in every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of each Loan Party. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of each Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; Absence of Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with or any other action by any Governmental Authority, except (i) such as have been or substantially contemporaneously with the initial funding of Loans on the Effective Date will be obtained or made and are (or will so be) in full force and effect and (ii) filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law, including any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of the Company or any Subsidiary that is not a Non-Significant Subsidiary, (d) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other material agreement or material instrument binding upon any Borrower or any Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by any Borrower or any Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, in each case other than under agreements governing Indebtedness, including the Existing Credit Agreement, that will be repaid on the Effective Date and (e) except for Liens created under the Loan Documents, will not result in the creation or imposition of any Lien on any asset of any Borrower or any Subsidiary.

SECTION 3.04. Financial Condition; No Material Adverse Change.    (a) The Company has heretofore furnished to the Lenders (i) the consolidated balance sheet of the Company as at December 31, 2018, and related statements of operations, comprehensive income, changes in stockholders’ equity and cash flows of the Company for the fiscal year ended at December 31, 2018, audited by and accompanied by the opinion of PricewaterhouseCoopers, LLP, independent registered public accounting firm and (ii) an unaudited consolidated balance sheet of the Company as at the end of, and related statements of income and cash flows of the Borrower for, the fiscal quarter and the portion of the fiscal year ended June 30, 2019 (and comparable period for the prior fiscal year), certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.

(b)    Since December 31, 2018, there has been no event or condition that has resulted, or could reasonably be expected to result, in a material adverse change in the business, assets, operations, performance or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole.

SECTION 3.05. Properties.    (a) The Company and each Subsidiary has good title to, or valid leasehold interests in, all its property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)    No patents, trademarks, copyrights, licenses, technology, software, domain names, or other Intellectual Property used by the Company or any Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except for Disclosed Matters, no claim or litigation regarding any patents, trademarks, copyrights, licenses, technology or other Intellectual Property owned or used by the Company or any Subsidiary is pending against, or, to the knowledge of the Company or any Subsidiary, threatened in writing against, the Company or any Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. As of the

Effective Date, each patent, trademark, copyright, license, technology, software, domain name, or other Intellectual Property that, individually or in the aggregate, is material to the business as currently conducted of the Company and the Subsidiaries is owned or licensed, as the case may be, by the Company, a Designated Subsidiary or a Foreign Subsidiary.

SECTION 3.06. Litigation and Environmental Matters.    (a) Except for the Disclosed Matters, there are no actions, suits, proceedings, claims or counterclaims by or before any arbitrator or Governmental Authority pending against the Company or any Subsidiary or, to the knowledge of the Company or any Subsidiary based on written notice received by it, threatened against or affecting the Company or any Subsidiary that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any of the Loan Documents or the Transactions.

(b)    Except for the Disclosed Matters and except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Company or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability (provided that with respect to this clause (iv), such knowledge shall be deemed to extend solely to the extent of the knowledge of the Company’s law department and environmental engineers).

SECTION 3.07. Compliance with Laws and Agreements. The Company and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to comply with any such laws, orders, indentures, agreements or other instruments, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. None of the Company or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. The Company and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP with respect thereto or (b) the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Employee Benefit Plans; Labor Matters.    (a) The Company, each of its ERISA Affiliates, and each Subsidiary is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except as could not reasonably be expected to result in a Material Adverse Effect. No ERISA Events have occurred or are reasonably expected to occur that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards Nos. 87 and 158, as applicable) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards Nos. 87 and 158, as applicable) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans except in each such case where such underfunding could not reasonably be expected to have a Material Adverse Effect.

(b) Each Foreign Pension Plan (if any) is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan, except as could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan (if any), neither the Company nor any Subsidiary or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject the Company or any Subsidiary, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan (if any), reserves have been established in the financial statements in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such Foreign Pension Plans except in such case where the underfunding could not reasonably be expected to have a Material Adverse Effect.

(c) As of the Effective Date, there are no material strikes or lockouts against or affecting the Company or any Subsidiary pending or, to their knowledge, threatened. The hours worked by and payments made to employees of the Company and the Subsidiaries are not in violation in any material respect or in respect of any material amount under the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters. All material payments due from the Company or any Subsidiary, or for which any claim may be made against the Company or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Company or such Subsidiary.

SECTION 3.11. Subsidiaries and Joint Ventures; Disqualified Equity Interests.    (a) Schedule 3.11A sets forth, as of the Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Company or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which the Company or any Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary, each Material Subsidiary and each Excluded Subsidiary. The Equity Interests in each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 3.11A, as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Loan Party or any Subsidiary any Equity Interests of which are required to be pledged as Collateral under the Security Documents is a party requiring, and there are no Equity Interests in any such Loan Party or Subsidiary that upon exercise, conversion or exchange would require, the issuance by such Loan Party or Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in such Loan Party or Subsidiary.

(b)    Schedule 3.11B sets forth, as of the Effective Date, all outstanding Disqualified Equity Interests, if any, in the Company or any Subsidiary, including the number, date of issuance and the record holder of such Disqualified Equity Interests.

SECTION 3.12. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, and giving effect to the rights of subrogation and contribution under the Collateral Agreement, (a) the fair value of the assets of the Company and the Subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Company and the Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Company and the Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Company and the Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is conducted at the time of and is proposed to be conducted following the Effective Date.

SECTION 3.13. Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that (a) with respect to forecasts or projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and, if furnished prior to the Effective Date, as of the Effective Date (it being understood that such forecasts and projections may vary from actual results and that such variances may be material) and (b) no representation is made with respect to general economic or industry data.

SECTION 3.14. Collateral Matters.    (a) The Collateral Agreement, upon execution and delivery thereof by the parties thereto, created or continued in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) was or is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute (or, in the case of such Collateral as was delivered prior to the Effective Date, will continue to constitute, assuming the Administrative Agent has maintained possession of such certificated securities) a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person (in each case, subject to any Liens permitted under Section 6.02), and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute (or, in the case of such financing statements as were so filed prior to the Effective Date, will continue to constitute, assuming the Administrative Agent has taken all required actions to maintain in effect such financing statements) a fully perfected security interest in all right, title and interest of the Guarantor Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person (in each case, subject to any Liens permitted under Section 6.02).

(b)    Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute (or, in the case of such IP Security Agreements as were so filed prior to the Effective Date, will continue to constitute, assuming the Administrative Agent has taken all required actions to maintain in effect such IP Security Agreements) a fully perfected security interest in all right, title and interest of the Guarantor Loan Parties in the Intellectual Property included in the Collateral in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person (in each case, subject to any Liens permitted under Section 6.02) (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in Intellectual Property acquired by the Guarantor Loan Parties after the Effective Date).

(c)    Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section, including each Foreign Pledge Agreement, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will (or, in the case of such Security Documents delivered prior to the Effective Date, will, subject to the delivery of any required Reaffirmation Documents, continue to, assuming the Administrative Agent has maintained possession of any physical Collateral covered thereby and taken all required actions to maintain in effect such filings) be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute, or will continue to constitute, a fully perfected security interest in all right, title and interest of the Guarantor Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person (in each case, subject to any Liens permitted under Section 6.02).

SECTION 3.15. Federal Reserve Regulations. None of the Company or any Subsidiary is engaged principally, or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X. Not more than 25% of the value of the assets of the Company and the Subsidiaries subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement or any other Loan Document are or will at any time be represented by margin stock.

SECTION 3.16. Anti-Corruption Laws and Sanctions.

(a)    Subject to paragraph (b) below, the Company and each Foreign Borrower has implemented and maintain in effect policies and procedures reasonably designed to promote compliance in all material respects by the Company, each Foreign Borrower, their Subsidiaries and their respective officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Company, each Foreign Borrower, their Subsidiaries and their respective officers and, to the knowledge of the Borrowers, their employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person. None of (a) the Company, the Foreign Borrowers, any Subsidiary or, to the knowledge of the Company, any Foreign Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Company or any Foreign Borrower, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Transactions will not violate any Anti-Corruption Law or applicable Sanctions.

(b)    The representation in paragraph (a) shall be given by and apply to each Borrower for the benefit of any Credit Party only to the extent that giving, complying with or receiving the benefit of (as applicable) such representation does not result in any violation of (i) the Blocking Regulation or (ii) any similar anti-boycott statute.

SECTION 3.17. Insurance. Schedule 3.17 sets forth a description of all insurance maintained by or on behalf of the Company and the other Guarantor Loan Parties as of the Effective Date.

SECTION 3.18. EEA Financial Institutions. Neither the Company nor any Borrower is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The amendment and restatement of the Existing Credit Agreement in the form of this Agreement and the obligations of the Lenders hereunder to make Loans and other extensions of credit pursuant hereto shall not become effective until the date on which each of the following conditions shall have been satisfied (or waived in accordance with Section 9.02):

(a)    The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement;

(b)    The principal of and accrued and unpaid interest on all outstanding loans and letter of credit disbursements under the Existing Credit Agreement, and all accrued and unpaid fees and cost reimbursements payable under the Existing Credit Agreement (including all amounts owed in respect of such prepayments pursuant to Section 2.15 of the Existing Credit Agreement), shall have been (or, substantially simultaneously with the effectiveness of this Agreement and the making of Loans hereunder on the Effective Date, shall be) paid in full, and the Administrative Agent shall have received evidence reasonably satisfactory to it of such payment;

(c)    The conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied on and as of the Effective Date, and the Administrative Agent shall have received a certificate of a Financial Officer dated the Effective Date to such effect;

(d)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of each of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, (ii) John Bedore, internal counsel for the Company, (iii) counsel for each Foreign Borrower in the jurisdiction in which such Foreign Borrower is organized and (iv) local counsel for the Company in each jurisdiction in which any Subsidiary Loan Party is organized, and the laws of which are not covered by the opinion letter referred to in clause (i) above, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(e)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing (to the extent applicable) of each Loan Party, the authorization of the transactions contemplated herein and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated herein, all in form and substance reasonably satisfactory to the Administrative Agent;

(f)    All fees, cost reimbursements and out-of-pocket expenses required to be paid or reimbursed on the Effective Date pursuant hereto or pursuant to the Engagement Letter and the Fee Letters, to the extent invoiced prior to the Effective Date, shall have been paid or will be paid substantially simultaneously with the initial borrowing of the Term Loans (which amounts may be offset against the proceeds of the Term Loans made on the Effective Date to the extent set forth in a flow of funds statement authorized by the Company);

(g)    The Administrative Agent shall have received a Reaffirmation Agreement satisfactory in form and substance to it, executed by the Company and each Designated Subsidiary that is a Domestic Subsidiary, acknowledging that the Collateral and Guarantee Requirement will continue to be satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer of the Company, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Company and the Designated Subsidiaries in the jurisdictions contemplated by the Perfection Certificate, delivered prior to the Effective Date, and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will substantially contemporaneously with the initial funding of Loans on the Effective Date be released; provided that the Company need not have satisfied the Collateral and Guarantee Requirement with respect to Foreign Pledge Agreements or Reaffirmation Documents in respect of Foreign Pledge Agreements to the extent that the Administrative Agent has, consistent with the definition of “Collateral and Guarantee Requirement”, granted extensions of time for execution and delivery of such agreements (including any such extensions granted under the Existing Credit Agreement or pursuant to Section 5.14);

(h)    The Administrative Agent shall have received a certificate, substantially in the form of Exhibit H, from a Financial Officer of the Company confirming the solvency of the Company and its Subsidiaries on a consolidated basis on the Effective Date after giving effect to the Transactions contemplated to occur on the Effective Date;

(i)    The Administrative Agent shall have received evidence that the insurance required by Section 5.08 is in effect, together with endorsements naming the Administrative Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.08; and

(j)    The Administrative Agent shall have received all documentation and other information about the Borrowers and the Guarantors, including Beneficial Ownership Certifications, as have been reasonably requested by the Administrative Agent or any Lender in writing at least five days prior to the Effective Date and that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation.

Notwithstanding the foregoing, if the Company shall have used commercially reasonable efforts to procure and deliver, but shall nevertheless be unable to deliver, any document that is required to be delivered in order to satisfy the requirements of the Collateral and Guarantee Requirement or Section 4.01(i), such delivery shall not be a condition precedent to the obligations of the Lenders and the Issuing Banks hereunder on the Effective Date, but shall be required to be accomplished as provided in Section 5.14.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (but not a conversion or continuation of an outstanding Borrowing), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)    The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct, or true and correct in all material respects, on and as of such prior date.

(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable (other than any such Borrowing or Letter of Credit issuance on the Effective Date), no Default shall have occurred and be continuing.

On the date of any Borrowing (but not a conversion or continuation of an outstanding Borrowing) or the issuance, amendment, renewal or extension of any Letter of Credit, the applicable Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied and that, after giving effect to such Borrowing, or such issuance, amendment, renewal or extension of a Letter of Credit, (i) the LC Exposure will not exceed $150,000,000, (ii) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank will not exceed the LC Commitment of such Issuing Bank (unless otherwise agreed to by such Issuing Bank), (iii) the Revolving Exposure of any Lender will not exceed such Lender’s Revolving Commitment, (iv) the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment and (v) the Foreign Borrower Exposure will not exceed $400,000,000.

SECTION 4.03. Initial Credit Event in Respect of Each Foreign Borrower. The obligations of the Lenders to make Loans to and of the Issuing Banks to issue Letters of Credit for the account of each Foreign Borrower not a party hereto on the date hereof shall be subject to the satisfaction of the following additional conditions precedent on the date of the initial Borrowing by or Letter of Credit issuance for such Foreign Borrower :

(a)    The Administrative Agent shall have received such documents, legal opinions and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing (to the extent the concept is applicable in such jurisdiction) of such Foreign Borrower, the authorization of the Transactions insofar as they relate to such Foreign Borrower and any other legal matters relating to such Foreign Borrower, its Foreign Borrower Joinder Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b)    The Lenders shall have received all documentation and other information with respect to such Foreign Borrower required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated (or shall have been cash collateralized as contemplated by Section 2.04(c)) and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent, on behalf of each Lender:

(a)    within 90 days after the end of each fiscal year of the Company (or, so long as the Company shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of the Company for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of Pricewaterhouse Coopers L.L.P. or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception (except as a result of a maturity date in respect of any Term Loans or Revolving Commitments or Revolving Loans) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP;

(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, so long as the Company shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of the Company for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet and related consolidated statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Financial Officer of the Company as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes;

(c)    not later than the fifth Business Day following the date of delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of the Company, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 and computing the Leverage Ratio and the Secured Leverage Ratio as of the last day of the fiscal period covered by such financial statements, (iii) (x) stating whether any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Company most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) and, if any such change has occurred, specifying the effect of such change on the financial statements (including those for the prior periods) accompanying such certificate and (y) if any change in GAAP or in the application thereof has occurred with respect to the treatment of Capital Lease Obligations or other lease obligations, attaching a reconciliation in form and substance reasonably satisfactory to the Administrative Agent, setting forth the differences in such treatment from the treatment effected by the Company pursuant to Section 1.04(b), (iv) certifying that all notices required to be provided under Sections 5.03 and 5.04 have been provided or identifying and providing any such notices not previously provided, (v) in the case of any delivery of financial statements under clause (a) above, unless the Investment Grade Date has occurred, setting forth a reasonably detailed calculation of Adjusted Consolidated Net Income for the applicable fiscal year, (vi) in the case of any delivery of financial statements under clause (a) above, setting forth reasonably detailed calculations as of the last day of the most recent fiscal quarter covered by such financial statements with respect to which Subsidiaries are Material Subsidiaries based on the information contained in such financial statements and identifying each Subsidiary, if any, that has automatically been designated a Material Subsidiary in order to satisfy the condition set forth in the definition of the term “Material Subsidiary” and of the calculation of Excess Cash Flow for such fiscal year (beginning with the fiscal year ending December 31, 2020), and (vii) identifying, as of the last day of the most recent fiscal quarter covered by such financial statements, each Subsidiary that (A) is an Excluded Subsidiary as of such date but has not been identified as an Excluded Subsidiary in Schedule 3.11A or in any prior Compliance Certificate or (B) has previously been identified as an Excluded Subsidiary but has ceased to be an Excluded Subsidiary;

(d)    not later than five days after any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm that reported on such financial statements stating whether it obtained knowledge during the course of its examination of such financial statements of any Default relating to compliance with Section 6.12 as of, or for the Test Period ending, on the last day of any fiscal quarter during the fiscal year covered by such financial statements and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required or recommended by accounting rules or guidelines and may assume the accuracy of any Pro Forma Adjustments made by the Company to Consolidated EBITDA for the Test Periods involved);

(e)    promptly after the same has been submitted to and reviewed by the board of directors of the Company in each fiscal year, a consolidated budget for such fiscal year in substantially the same form and detail as the 2019 budget furnished to the Administrative Agent prior to the Effective Date, setting forth the assumptions used for purposes of preparing such budget, and, promptly after the same have been submitted to and reviewed by the board of directors of the Company, any material revisions to such budget;

(f)    promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Company or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Company or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Company or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Company or the applicable ERISA Affiliate shall upon the reasonable request of the Administrative Agent promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(g)    promptly after any request therefor, such other non-privileged information regarding compliance with the USA PATRIOT Act and the Beneficial Ownership Regulation, as the Administrative Agent or any Lender may reasonably request; and

(h)    promptly after any request therefor, such other non-privileged information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; provided that the Company will not be required to provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Company or any of its Subsidiaries or any of their respective customers or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law or (iii) the revelation of which would violate any confidentiality obligations owed to any third party by the Company or any Subsidiary; provided, further, that if any information is withheld pursuant to clause (i), (ii) or (iii) above, the Company shall promptly notify the Administrative Agent of such withholding of information and the basis therefor.

Information required to be delivered pursuant to clause (a) or (b) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent prompt written notice of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Company to the Administrative Agent and the Lenders, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)    any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto; provided that the Company will not be required to provide any information pursuant to this Section 5.02 (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Company or any of its Subsidiaries or any of their respective customers or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law or (iii) the revelation of which would violate any confidentiality obligations owed to any third party by the Company or any Subsidiary; provided, further, that if any information is withheld pursuant to clause (i), (ii) or (iii) above, the Company shall promptly notify the Administrative Agent of such withholding of information and the basis therefor.

SECTION 5.03. Additional Subsidiaries.    (a) If any Material Subsidiary is formed or acquired after the Effective Date, the Company will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Material Subsidiary (if it is a Designated Subsidiary) and with respect to any Equity Interests of such Subsidiary owned by any Guarantor Loan Party (including, in the case of any Equity Interests of a Foreign Subsidiary held by a Guarantor Loan Party, if requested by the Administrative Agent, the execution and delivery of a Foreign Pledge Agreement with respect to such Equity Interests (subject to the limitations referred to in the definition of “Collateral and Guarantee Requirement” and, if applicable, the taking of other necessary actions to perfect the security interest of the Administrative Agent in such Equity Interests).

(b)    The Company may designate any Domestic Subsidiary that is not otherwise a Designated Subsidiary as a Designated Subsidiary; provided that (i) such Subsidiary shall have delivered to the Administrative Agent a supplement to the Collateral Agreement, in the form specified therein, duly executed by such Subsidiary, (ii) the Company shall have delivered a certificate of a Financial Officer or other executive officer of the Company to the effect that, after giving effect to any such designation and such Subsidiary becoming a Subsidiary Loan Party hereunder, the representations and warranties set forth in this Agreement and the other Loan Documents as to such Subsidiary shall be true and correct in all material respects and no Default shall have occurred and be continuing and (iii) such Subsidiary shall have delivered to the Administrative Agent documents and opinions of the type referred to in paragraphs (d) and (e) of Section 4.01, in each case, if reasonably requested by the Administrative Agent.

SECTION 5.04. Information Regarding Collateral.    (a) The Company will, at all times during each Non-Investment Grade Period prior to the Release Date, furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Guarantor Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Guarantor Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Guarantor Loan Party or (iv) the organizational identification number, if any, or, with respect to any Guarantor Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Guarantor Loan Party. The Company agrees not to effect or permit any change referred to in the preceding sentence during any Non-Investment Grade Period prior to the Release Date unless all filings have been made (or the Administrative Agent shall have been advised of the Company’s intent to make such change and shall have received all the information necessary to, and shall have been authorized to, make all filings) under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral owned by such Guarantor Loan Party.

(b)    Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.01(a), the Company shall deliver to the Administrative Agent a certificate executed by an officer of the Company setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 5.04(b)

SECTION 5.05. Existence; Conduct of Business.    (a) The Company and each Subsidiary will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and exercise commercially reasonable efforts to preserve, renew and keep in full force and effect those licenses, permits, privileges, and franchises (other than Intellectual Property) that are material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, amalgamation, dissolution or similar transaction permitted under Section 6.03 or any Disposition permitted by Section 6.05. The Company and the Subsidiaries will exercise commercially reasonable efforts in accordance with industry standard practices to preserve, renew and keep in full force and effect their Intellectual Property licenses and rights, and their patents, copyrights, trademarks and trade names, in each case material to the conduct of their business, except where the failure to take such actions, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any Disposition permitted by Section 6.05.

(b)    The Company and each Subsidiary will take all actions reasonably necessary in accordance with industry standard practices to protect all patents, trademarks, copyrights, technology, software, domain names and other Intellectual Property material to the conduct of its business, including (i) protecting the secrecy and confidentiality of the confidential information and trade secrets of the Company or such Subsidiary by having and following a policy requiring employees, consultants, licensees, vendors and contractors to execute confidentiality agreements when it is likely that confidential information will be shared with them, (ii) taking all actions reasonably necessary in accordance with industry standard practices to ensure that trade secrets of the Company or such Subsidiary do not fall into the public domain and (iii) protecting the secrecy and confidentiality of the source code of computer software programs and applications owned or licensed out by the Company or such Subsidiary by having and following a policy requiring licensees of such source code (including licensees under any source code escrow agreement) to enter into agreements with use and nondisclosure restrictions, except with respect to any of the foregoing where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Payment of Obligations. The Company and each Subsidiary will pay its obligations (other than obligations with respect to Indebtedness), including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Maintenance of Properties. The Company and each Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Insurance. The Company and each Subsidiary will maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability or casualty insurance maintained by or on behalf of the Guarantor Loan Parties shall (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and (c) to the extent available on commercially reasonable terms, provide for at least 30 days’ (or 10 days’ if such cancellation results from non-payment) (or such shorter number of days as may be agreed to by the Administrative Agent, in its discretion) prior written notice to the Administrative Agent of any cancellation of such policy.

SECTION 5.09. Books and Records; Inspection and Audit Rights. The Company and each Subsidiary will keep proper books of record and account in which full, true and correct entries in accordance with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities. The Company and each Subsidiary will permit the Administrative Agent or any Lender, and any agent designated by any of the foregoing, upon reasonable prior notice and, subject to applicable legal privileges, (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested provided that (i) unless an Event of Default shall have occurred and be continuing, no such discussion with any such independent accountants shall be permitted unless the Company shall have received reasonable notice thereof and a reasonable opportunity to participate therein and no Lender shall exercise such rights more often than two times during any calendar year and (ii) the reasonable costs and expenses of Lenders in connection with such visits and examinations shall be borne by the Company only after the occurrence and during the continuance of an Event of Default. Notwithstanding the foregoing, neither the Company nor its Subsidiaries will be required to reveal to the Administrative Agent or any Lender any information (a) that constitutes non-financial trade secrets or non-financial proprietary information of the Company or any of its Subsidiaries or any of their respective customers or suppliers, (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law or (c) the revelation of which would violate any confidentiality obligations owed to any third party by the Company or any Subsidiary; provided that if any information is withheld pursuant to this sentence, the Company shall promptly notify the Administrative Agent of such withholding of information and the basis therefor.

SECTION 5.10. Compliance with Laws.

(a)    The Company and each Subsidiary will comply with all Requirements of Law, including Environmental Laws, ERISA and the laws applicable to each Foreign Pension Plan, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    The Company and each Foreign Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance in all material respects by the Company, each Foreign Borrower, their Subsidiaries and the respective directors, officers and employees of the foregoing with Anti-Corruption Laws and applicable Sanctions.

(c)    The covenant in paragraph (b) shall be given by and apply to each Borrower for the benefit of any Credit Party only to the extent that giving, complying with or receiving the benefit of (as applicable) such covenant does not result in any violation of (i) the Blocking Regulation or (ii) any similar anti-boycott statute.

SECTION 5.11. Use of Proceeds and Letters of Credit.    (a) The proceeds of the Initial Term Loans will be used to repay amounts owing under the Existing Credit Agreement on the Effective Date, to pay Transaction Costs and otherwise for working capital and general corporate purposes. The proceeds of the Delayed Draw Term Loans will be used (i) solely to refinance all of the Existing 5.875% Notes and to pay fees and expenses in connection therewith and (ii) to the extent of any remaining proceeds, solely to refinance all or any portion of the Existing 6.375% Notes and to pay fees and expenses in connection therewith. The proceeds of the Revolving Loans will be used on and after the Effective Date for working capital and other general corporate purposes of the Company, the Foreign Borrowers and the other Subsidiaries. Letters of Credit will be used by the Company, the Foreign Borrowers and the other Subsidiaries for general corporate purposes.

(b)    No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be permissible for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.12. Further Assurances. Each Borrower and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties. The Company will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.13. Maintenance of Ratings. The Company will use commercially reasonable efforts to maintain continuously in effect a rating of the credit facilities hereunder by S&P and Moody’s.

SECTION 5.14. Certain Post-Closing Collateral Obligations. As promptly as practicable, and in any event within the time period after the Effective Date set forth therefor in Schedule 5.14 (or such later date as the Administrative Agent may agree), the Company and each other Guarantor Loan Party will satisfy the requirements set forth on Schedule 5.14, including, but not limited to, the delivery of all Foreign Pledge Agreements or Reaffirmation Documents in respect of Foreign Pledge Agreements that would have been required to be delivered on the Effective Date but for the exception contained in Section 4.01(g), and take or cause to be taken such other actions as may be necessary to comply with the Collateral and Guarantee Requirement with respect to such Foreign Pledge Agreements and the Equity Interests subject thereto, in each case except (i) to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement” or (ii) in the event a requirement of Schedule 5.14 is no longer applicable due to the permitted sale or transfer of the Equity Interests of a Subsidiary prior to the time period required to satisfy such requirement set forth in Schedule 5.14.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated (or shall have been cash collateralized as contemplated by Section 2.04(c)) and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities.    (a) None of the Company or any Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

(i)    Indebtedness created under the Loan Documents;

(ii)    (x) Indebtedness existing on the Effective Date and (except in the case of Guarantees in an amount less than $10,000,000) set forth on Schedule 6.01, (y) Refinancing Indebtedness in respect of debt owed to non-Affiliates reflected on such schedule and (z) extensions and renewals of debt owed by the Company or any Subsidiary to the Company or any Subsidiary reflected on such schedule;

(iii)    Indebtedness of the Company or any Subsidiary to the Company or any other Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than the Company or any Subsidiary and (B) any such Indebtedness owing by any Loan Party shall be unsecured and, during any Pledge Effectiveness Period, subordinated in right of payment to the Loan Document Obligations in accordance with the provisions of Exhibit D hereto;

(iv)    (x) Guarantees incurred in compliance with clause (a)(xiv) or (xv) below, (y) Guarantees by Guarantor Loan Parties of Indebtedness of other Guarantor Loan Parties, Guarantees by Foreign Borrowers of Indebtedness of other Foreign Borrowers and Guarantees by Subsidiaries that are not Loan Parties of Indebtedness of other Subsidiaries that are not Loan Parties, in each case, in respect of Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 (other than clauses (ii), (vi) and (xi)); provided, that if the Indebtedness that is being Guaranteed is unsecured and/or subordinated to the Loan Document Obligations, the Guarantee shall also be unsecured and/or subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders and (z) Guarantees by Guarantor Loan Parties of Indebtedness of Subsidiaries that are not Guarantor Loan Parties, other than in respect of Permitted Cash Pooling Arrangements, in an aggregate principal amount not at any time in excess of the greater of (x) $175,000,000 and (y) 2.0% of Consolidated Total Assets as of the end of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) hereof;

(v)    Indebtedness of the Company or any Subsidiary (x)(A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (a)(v)(x) shall not at any time outstanding, exceed the greater of (x) $175,000,000 and (y) 2.0% of Consolidated Total Assets as of the end of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) hereof, and (y) Indebtedness of the Company or any Subsidiary consisting of Capital Lease Obligations or Synthetic Lease Obligations incurred in connection with Scheduled Dispositions that are effected as Sale/Leaseback Transactions;

(vi)    Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither the Company nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or the Person that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness, and Refinancing Indebtedness in respect of any of the foregoing; provided that after giving effect to such Indebtedness permitted by this clause (vi), the Company shall be in Pro Forma Compliance with the covenant set forth in Section 6.12;

(vii)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount not in excess of the greater of (x) $400,000,000 and (y) 5.0% of Consolidated Total Assets as of the end of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) hereof;

(viii)    (A)(x) Indebtedness of the Company or other Domestic Subsidiaries in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services; provided that such Indebtedness shall be repaid in full within 45 days of the incurrence thereof and (y) Indebtedness of Foreign Subsidiaries in respect of Permitted Cash Pooling Arrangements; provided that such Indebtedness (1) shall not exceed the greater of (x) $150,000,000 and (y) 2.0% of Consolidated Total Assets as of the end of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) hereof in the aggregate at any time outstanding and (2) shall be reduced to zero not less frequently than every 90 days, (B) Indebtedness owed by the Company or any Subsidiary to the Company or any Subsidiary pursuant to intercompany cash pooling arrangements in the ordinary course of business and consistent with past practices and (C) Indebtedness in connection with automated clearing-house transfers of funds;

(ix)    (x) Indebtedness in respect of letters of credit, surety and performance bonds, bank guarantees, appeal bonds and similar instruments issued for the account of the Company or any Subsidiary supporting obligations of the Company or any Subsidiary under (A) workers’ compensation and other social security and/or insurance laws in the ordinary course of business, (B) bids, trade contracts, leases, statutory obligations, customs/duties, taxes and obligations of a like nature in the ordinary course of business and (C) judgments pending appeal that do not constitute an Event of Default and (y) Indebtedness of the type referred to in clause (f) of the definition thereof securing judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (1) of Article VII;

(x)    Indebtedness of the Company or any Subsidiary in the form of purchase price adjustments, earn-outs or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or any other Investment;

(xi)    Indebtedness in respect of any Permitted Receivables Facility (including in respect of any Standard Receivables Undertakings incurred in connection therewith);

(xii)    Permitted Additional Indebtedness; provided that, after giving effect to the incurrence thereof, the Leverage Ratio calculated on a Pro Forma Basis giving effect to such incurrence shall be not more than the then applicable ratio under Section 6.12 for the most recent Test Period prior to such time for which financial statements shall have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (after giving effect, however, to any adjustments to such applicable ratio based on the Cumulative Leverage Ratio Increase Amount reflecting any such Indebtedness that constitutes Pension Funding Indebtedness); provided, further, however, that notwithstanding anything to the contrary set forth in the definition of Permitted Additional Indebtedness, any Indebtedness incurred pursuant to this clause (xii) may be secured by the Collateral to the extent permitted by Section 6.02(a)(xvii);

(xiii)    other Indebtedness in an aggregate principal amount not exceeding at any time outstanding the greater of (x) $150,000,000 and (y) 2.0% of Consolidated Total Assets as of the end of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) hereof; provided that the aggregate principal amount of Indebtedness of the Subsidiaries that are not Guarantor Loan Parties permitted by this clause (xiii) shall not exceed at any time outstanding the greater of (x) $75,000,000 and (y) 1.0% of Consolidated Total Assets as of the end of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) hereof;

(xiv)    Guarantees or joint and several liability arising under a Dutch fiscal unity (fiscale eenheid) for Dutch corporate tax or VAT purposes solely existing of Loan Parties;

(xv)    Indebtedness arising under a declaration of joint and several liability used for the purpose of Article 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code); and

(xvi)    any Defeased Debt.

For purposes of determining compliance with this Section 6.01(a), (i) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in this Section 6.01(a) but may be permitted in part under any combination thereof and (ii) in the event that Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in this Section 6.01(a), the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness (or portion thereof) in one of the clauses of this Section 6.01(a), and such Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses.

(b)    The Company will not permit any Subsidiary to issue any preferred Equity Interests except for preferred Equity Interests issued to and held by the Company or any other Subsidiary (and, in the case of any preferred Equity Interests issued by any Foreign Borrower or Subsidiary Loan Party, such preferred Equity Interests shall be held by the Company, a Borrower or a Subsidiary Loan Party).

SECTION 6.02. Liens.    (a) None of the Company or any Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable and royalties) or rights in respect of any thereof, except:

(i)    Liens created under the Loan Documents;

(ii)    Permitted Encumbrances;

(iii)    any Lien on any asset of the Company or any Subsidiary existing on the Effective Date and set forth on Schedule 6.02; provided that (A) such Lien shall not apply to any other asset of the Company or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01 as Refinancing Indebtedness in respect thereof;

(iv)    any Lien existing on any asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of the Company or any Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01 as Refinancing Indebtedness in respect thereof;

(v)    (A) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (x) such Liens secure only Indebtedness permitted by Section 6.01(a)(v) and (y) such Liens shall not apply to any other asset of the Company or any Subsidiary (other than the proceeds and products thereof); provided, further, that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person and (B) Liens on assets arising in connection with Scheduled Dispositions that are effected as Sale/Leaseback Transactions to the extent permitted under Section 6.01(a)(v)(y);

(vi)    in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(vii)    in the case of (A) any Subsidiary that is not a wholly-owned Subsidiary or (B) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement, including any such Liens arising under the Brazil Transaction Documents;

(viii)    Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(ix)    any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by the Company or any of the Subsidiaries in the ordinary course of business;

(x)    Liens deemed to exist in connection with Investments in repurchase agreements that are Permitted Investments;

(xi)    Liens on property of any Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Subsidiary permitted under Section 6.01;

(xii)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Subsidiaries in the ordinary course of business;

(xiii)    Liens in favor of any Receivables Subsidiary, or any collateral agent (or other party acting in a similar capacity) for holders of Third Party Interests or any third-party buyer or purchaser of Receivables, in each case, in connection with a Permitted Receivables Financing;

(xiv)    leases, licenses, subleases or sublicenses, including non-exclusive software licenses, granted to others that do not (A) interfere in any material respect with the business of the Company and the Subsidiaries, taken as a whole, or (B) secure any Indebtedness;

(xv)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvi)    other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $75,000,000 and (y) 1.0% of Consolidated Total Assets as of the end of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) hereof;

(xvii)    Liens on the Collateral securing Permitted Additional Indebtedness in the form of term loans or notes; provided that, (x) after giving effect to the incurrence of such Indebtedness, the Secured Leverage Ratio calculated on a Pro Forma Basis giving effect to such incurrence shall be not more 3.00 to 1.00, (y) any such Liens shall rank pari passu or junior to the Liens securing the Obligations and shall be subject to intercreditor arrangements reasonably acceptable to the Administrative Agent and (z) to the extent the Liens securing any term loans rank pari passu to the Liens securing the Obligations, the applicable Indebtedness shall be subject to clause (v) of the second proviso in Section 2.20(b) as if such Indebtedness was incurred in the form of Incremental Term Loans;

(xviii)    to the extent constituting Liens on the assets of the Company or any of its Subsidiaries, Liens incurred in connection with any Defeased Debt;

(xix)    to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations thereunder, cash margin deposits securing obligations under Hedging Agreements permitted under Section 6.07, in an aggregate amount not to exceed the greater of (x) $75,000,000 and (y) 1.0% of Consolidated Total Assets as of the end of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) hereof;

(xx)    Liens on (i) deposit accounts of the Company and Domestic Subsidiaries, and related set-off rights of cash management banks securing Indebtedness permitted by Section 6.01(viii)(A)(x) and (ii) deposit accounts of Foreign Subsidiaries and related set-off rights of cash management banks servicing Permitted Cash Pooling Arrangements, including in each case, fees and other obligations to cash management banks with respect to the provision of cash management services (but not other obligations); and

(xxi)    Liens incurred to secure any Notes issued in connection with a Permitted Material Acquisition pursuant to the Permitted Escrow Transactions with respect to such Notes; provided that such Liens are discharged and released on the earliest to occur of (i) the release of the Permitted Escrow Funds with respect to such Notes to pay a portion of the consideration for such Permitted Material Acquisition in connection with the consummation thereof, (ii) the release of the Permitted Escrow Funds with respect to such Notes to repay in full the principal of and accrued interest on such Notes in the event that the acquisition agreement relating to such Permitted Material Acquisition is terminated in accordance with its terms prior to the consummation of such Permitted Material Acquisition or such Permitted Material Acquisition is abandoned and (iii) the date of the termination of the escrow period provided in the escrow agreement applicable to such Notes.

For purposes of determining compliance with this Section 6.02(a), (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in this Section 6.02(a) but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in this Section 6.02(a), the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien (and portion of Indebtedness secured thereby) in one of the above clauses, and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses.

(b)    Notwithstanding the foregoing, no Subsidiary that is a Designated Subsidiary as of the Effective Date shall create, incur, assume or permit to exist any Lien (other than any non-consensual Lien or any Lien of the type referred to in Section 6.02(a)(iv)) on any Equity Interests that are required by the Collateral and Guarantee Requirement to be pledged as Collateral (or, in the case of Equity Interests of any Foreign Subsidiary or CFC Holdco, Equity Interests that would be required to be pledged if such Subsidiary became a Material Subsidiary), except pursuant to the Security Documents.

(c)    Notwithstanding the foregoing, neither the Company nor any Subsidiary shall grant to any third party any license or sublicense of Intellectual Property; provided that the foregoing will not restrict or prohibit (i) non-exclusive licenses and sublicenses of Intellectual Property entered into in the ordinary course of business in compliance with clause (a)(xiv) above; (ii) exclusive licenses and sublicenses of Intellectual Property in compliance with clause (a)(xiv) above that are on arms-length terms and are exclusive only in respect of fields of use that are not included in the business of the Company and its Subsidiaries in any material respect and (iii) Economic IP Transfers.

SECTION 6.03. Fundamental Changes; Business Activities.    (a) None of the Company or any Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Person (other than the Company) may merge or consolidate with any Foreign Borrower in a transaction in which the surviving entity is a Foreign Borrower, (iii) any Person (other than a Borrower) may merge or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger or consolidation is a Subsidiary Loan Party, is a Subsidiary Loan Party), (iv) any Subsidiary may merge into or consolidate with any Person (other than a Borrower) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary, and (v) any Subsidiary (other than a Foreign Borrower, unless such Foreign Borrower shall substantially contemporaneously cease to be a Foreign Borrower in accordance with Section 2.23) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that the assets and operations of any Material Subsidiary that is liquidated or dissolved shall be transferred to the Company, a Subsidiary Loan Party, or the direct holder of the Equity Interests of such Material Subsidiary in connection therewith.

(b)    None of the Company or any Subsidiary will engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the date hereof and businesses reasonably related thereto.

(c)    The Company will not permit any Person other than the Company, one or more of its subsidiaries that is not a CFC and minority investors in Excluded Subsidiaries, to own any Equity Interests in any Domestic Subsidiary (other than as a result of an acquisition of a CFC that owns Equity Interests in a Domestic Subsidiary and such ownership structure is not established in contemplation of such acquisition). Notwithstanding the foregoing, a CFC may own the Equity Interests of a CFC Holdco.

(d)    Notwithstanding any provision to the contrary herein, (i) the Company will not, and will not permit any Subsidiary to, sell, transfer or contribute any Equity Interests or operating assets of the Company or any Subsidiary to Lower Fox River Remediation LLC, (ii) so long as Lower Fox River Remediation LLC is a Subsidiary, neither the Company nor any Subsidiary shall create, incur, assume or permit to exist any Lien (other than any non-consensual Liens or any Lien of the type referred to in Section 6.02(iv) or (vii)) on the Equity Interests of Lower Fox River Remediation LLC, (iii) so long as Lower Fox River Remediation LLC is a Subsidiary, Lower Fox River Remediation LLC shall not create, incur, assume or permit to exist any Indebtedness for borrowed money, and (iv) so long as Lower Fox River Remediation LLC is a Subsidiary, Lower Fox River Remediation LLC will not engage to any material extent in any business other than environmental remediation and retaining the services of engineering, other advisory firms and other service providers in connection therewith.

SECTION 6.04. Acquisitions. The Company will not consummate, and will not permit any Subsidiary to consummate: (i) any Material Acquisition for consideration in excess of $75,000,000 other than a Permitted Acquisition; and (ii) other Investments (excluding Investments in Subsidiaries by the Company or other Subsidiaries that do not involve third parties) if the amount of any such Investment is in excess of $75,000,000 unless, after giving effect thereto, the Company is in Pro Forma Compliance with the covenant set forth in Section 6.12.

SECTION 6.05. Asset Sales. None of the Company or any Subsidiary will sell, transfer, lease or otherwise dispose of (including pursuant to any transfer or contribution to a Subsidiary), or exclusively license, any asset, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than to the Company or a Subsidiary, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under Requirements of Law) (each, a “Disposition”; provided that an Economic IP Transfer shall not constitute a Disposition), except:

(a)    Dispositions of inventory or used or surplus equipment in the ordinary course of business or of cash and Permitted Investments and the granting of non-exclusive licenses and sublicenses of Intellectual Property in the ordinary course of business;

(b)    Dispositions to the Company or any Subsidiary; provided that any such Dispositions involving a Subsidiary that is not a Guarantor Loan Party shall be made in compliance with Section 6.09; provided that no Disposition of Intellectual Property material to the business or operations of the Company and its Subsidiaries, taken as a whole, owned by a Guarantor Loan Party may be made to a Subsidiary that is not a Guarantor Loan Party pursuant to this clause (b);

(c)    (i) Dispositions of Receivables in connection with the compromise or collection thereof in the ordinary course of business and not as part of any Permitted Receivables Facility and (ii) Dispositions of Receivables pursuant to a Permitted Receivables Facility;

(d)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(e)    any Permitted IP Transfer;

(f)    sales by the Company or Subsidiaries of Receivables to one or more Receivables Subsidiaries in connection with any Permitted Receivables Facility; provided that (i) each such Permitted Receivables Facility is effected on terms which are considered customary for such a facility, as determined in good faith by the Company or such Subsidiary, (ii) the aggregate amount of the Seller’s Retained Interests in such Permitted Receivables Facilities does not exceed an amount at any time outstanding that is customary for similar transactions, as determined in good faith by the Company or such Subsidiary and (iii) the proceeds to each such Receivables Subsidiary from the issuance of Third Party Interests are applied substantially simultaneously with the receipt thereof to the purchase from the Company or Subsidiaries of Receivables;

(g)    Scheduled Dispositions and Sale/Leaseback Transactions permitted by Section 6.06;

(h)    the issuance to Scopus Industrial or its Affiliates of 49% of the outstanding common Equity Interests of NCR Manaus pursuant to the Brazil Subscription Agreement;

(i)    Dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(j)    Dispositions of Investments in joint ventures (other than NCR Manaus) to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements and, to the extent made pursuant to the requirements of the Brazil Shareholders’ Agreement, any sale or Disposition of Equity Interests of NCR Manaus to Scopus Industrial or its Affiliates or designees upon their exercise of call rights under such agreement;

(k)    Dispositions of assets that are not permitted by any other clause of this Section; provided that all Dispositions made in reliance on this clause shall be made for fair value and at least 75% Cash Consideration; provided, further, that any Designated Non-Cash Consideration received by the Company or any of its Subsidiaries in respect of such sale, transfer, lease or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause that is at that time outstanding, not in excess of $25,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Consideration;

(l)    the sale by Retalix, Ltd. or a subsidiary of Retalix, Ltd. of, or the issuance by any subsidiary of Retalix, Ltd. of, Equity Interests in a subsidiary of Retalix, Ltd. to any Person upon the exercise of options or rights to acquire such Equity Interests outstanding prior to the date on which Retalix, Ltd. became a Subsidiary and not granted in contemplation thereof; and

(m)    Dispositions of assets related to the business of the Company and its Subsidiaries to one or more joint ventures in exchange for Equity Interests in such joint ventures; provided that the aggregate book value of all assets Disposed of in reliance on this clause after the Effective Date shall not exceed the greater of (x) $200,000,000 and (y) 2.5% of Consolidated Total Assets as of the end of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) hereof.

“Cash Consideration” means, in respect of any Disposition by the Company or any Subsidiary, (a) cash or Permitted Investments received by it in consideration of such Disposition, (b) any liabilities (as shown on the most recent balance sheet of the Company provided hereunder or in the footnotes thereto) of the Company or such Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Company and all of the Subsidiaries shall have been validly released by all applicable creditors in writing and (c) any securities received by the Company or such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 90 days following the closing of the applicable Disposition.

Notwithstanding the foregoing, and other than Dispositions to the Company or a Subsidiary, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under Requirements of Law, (i) no Disposition of any Equity Interests in any Subsidiary during a Pledge Effectiveness Period, or in any Foreign Borrower or Subsidiary Loan Party at any other time, shall be permitted unless, except with respect to any Foreign Borrower or Subsidiary Loan Party in the case of clause (g), (h), (j) or (l) above, such Equity Interests constitute all the Equity Interests in such Subsidiary held by the Company and the Subsidiaries, and in the case of any Disposition of a Foreign Borrower, such Foreign Borrower shall substantially contemporaneously cease to be a Foreign Borrower in accordance with Section 2.23 and (ii) any Disposition of any assets pursuant to this Section 6.05 (except for those involving no party that is not a Loan Party), shall be for no less than the fair market value of such assets at the time of such Disposition.

SECTION 6.06. Sale/Leaseback Transactions. None of the Company or any Subsidiary will enter into any Sale/Leaseback Transaction, except for any such sale of any fixed or capital assets by any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after such Subsidiary acquires or completes the construction of such fixed or capital asset (unless such Sale/Leaseback Transaction is entered into in order to effect a Scheduled Disposition of assets reflected as such in the letters provided to the Administrative Agent prior to the Effective Date); provided that (a) the sale or transfer of the property thereunder is permitted under Section 6.05, (b) any Capital Lease Obligations and Synthetic Lease Obligations arising in connection therewith are permitted under Section 6.01 and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations and Synthetic Lease Obligations) are permitted under Section 6.02.

SECTION 6.07. Hedging Agreements. None of the Company or any Subsidiary will enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of the Company or any Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.    (a) None of the Company or any Subsidiary will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests permitted hereunder, (ii) any Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests or its Equity Interests of the relevant class, as the case may be, (iii) the Company may acquire Equity Interests upon the exercise of stock options if such Equity Interests are transferred in satisfaction of a portion of the exercise price of such options, (iv) the Company may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Company in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Company, (v) the Company may make Restricted Payments, not exceeding $5,000,000 in the aggregate for any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of the Company and the Subsidiaries; provided, however, that any such permitted amount not utilized in a particular fiscal year may be carried forward and utilized in subsequent fiscal years, (vi) so long as no Default shall have occurred and be continuing and the Company shall be in Pro Forma Compliance with the covenant set forth in Section 6.12 after giving effect thereto, the Company may make Restricted Payments in an amount not exceeding the Available Amount and the then available amount of Qualifying Equity Proceeds, in each case, immediately prior to the making of such Restricted Payment in reliance on this clause (vi), (vii) so long as no Default or Event of Default shall have occurred and be continuing, the Company may make Restricted Payments in respect of Equity Interests of the Company in an amount not to exceed (x) $50,000,000 in the aggregate during the fiscal year ended December 31, 2019, and (y) $50,000,000 in the aggregate during any fiscal year thereafter; provided, however, that any such permitted amount not utilized to make Restricted Payments in a particular fiscal year may be carried forward and utilized to make Restricted Payments in subsequent fiscal years, (viii) so long as no Default shall have occurred and be continuing and the Company shall be in Pro Forma Compliance with the covenant set forth in Section 6.12 after giving effect thereto, the Company may make Restricted Payments with respect to, and in connection with, redemptions of the Existing Preferred, (ix) so long as no Default shall have occurred and be continuing and the Company shall be in Pro Forma Compliance with the covenant set forth in Section 6.12 after giving effect thereto (determined, however, solely for purposes of this clause (ix) by subtracting 0.50 from the financial covenant level otherwise applicable in Section 6.12), the Company may make other Restricted Payments, (x) any Foreign Subsidiary may make Restricted Payments to redeem its outstanding Equity Interests held by minority investors in such Foreign Subsidiary and (xi) in the case of a Receivables Subsidiary, to make Restricted Payments in respect of the Seller’s Retained Interests or other applicable Equity Interests to the extent of net income or other assets available therefor.

(b)    Prior to the Investment Grade Date, none of the Company or any Subsidiary will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancellation or termination of any Junior Indebtedness, except:

(i)    regularly scheduled interest and principal payments as and when due in respect of any Junior Indebtedness, and any payments or prepayments in respect of Junior

Indebtedness owed by any Loan Party to the Company or any Subsidiary, in each case other than payments in respect of Junior Indebtedness prohibited by the subordination provisions thereof;

(ii)    refinancings of Junior Indebtedness to the extent permitted under Section 6.01;

(iii)    the conversion of any Junior Indebtedness to Equity Interests (other than Disqualified Equity Interests) of the Company;

(iv)    payments of secured Junior Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Junior Indebtedness in transactions permitted hereunder;

(v)    payments of or in respect of Junior Indebtedness made solely with Equity Interests in the Company (other than Disqualified Equity Interests); and

(vi)    so long as no Default shall have occurred and be continuing, any payment of or in respect of Junior Indebtedness in an amount not in excess of the Available Amount and the then available amount of Qualifying Equity Proceeds, in each case, immediately prior to the making of such payment in reliance on this clause (vi).

SECTION 6.09. Transactions with Affiliates. None of the Company or any Subsidiary will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than those that would prevail in arm’s-length transactions with unrelated third parties, (b) transactions between or among the Guarantor Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted under Section 6.08, (d) issuances by the Company of Equity Interests, (e) compensation, expense reimbursement and indemnification of, and other employment arrangements with, directors, officers and employees of the Company or any Subsidiary entered in the ordinary course of business, (f) Permitted IP Transfers, (g) transactions required by and effected in accordance with the terms of the Brazil Transaction Documents, (h) payroll, travel and similar advances to directors and employees of the Company or any Subsidiary on customary terms and made in the ordinary course of business, (i) loans or advances to directors and employees of the Company or any Subsidiary on customary terms and made in the ordinary course of business, (j) transactions between or among non-Loan Parties not involving any other Affiliate and (k) in connection with any Permitted Receivables Facility.

SECTION 6.10. Restrictive Agreements. None of the Company or any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Company or any Subsidiary or to Guarantee Indebtedness of the Company or any Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by Requirements of Law or by any Loan Document, (B) restrictions and conditions existing on the Effective Date identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (C) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement (including in the case of NCR Manaus, restrictions and conditions set forth in the Brazil Transaction Documents); provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, and (D) restrictions and conditions imposed by transactional agreements and documents (including organizational documents of Receivables Subsidiaries) governing Permitted Receivables Facilities and related Indebtedness permitted by clause (xi) of Section 6.01(a) and by Section 6.05(f); provided that any such restrictions and conditions (I) are customary and usual for such Permitted Receivables Facilities, as determined in good faith by the Company or such Subsidiary, (II) in the case of restrictions and conditions of the type referred to in clause (a) of the foregoing, apply only to assets of and Interests in such Receivables Subsidiary, and, in the case of any Intercompany Permitted Receivables Facility Note issued by such Receivables Subsidiary that is held in whole or in part by the Company or any Subsidiary, permits the pledge of such Intercompany Permitted Receivables Facility Note to secure the Obligations, subject, if applicable, to the terms of any intercreditor agreement, subordination agreement or similar agreement with respect thereto that is reasonably acceptable to the parties thereto, (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by clause (v) of Section 6.01(a) if such restrictions or conditions apply only to the assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment thereof, (iii) the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line or line of business or other assets in a transaction permitted by Section 6.05, that are applicable solely pending such sale; provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business or other asset, that is to be sold and such sale is permitted hereunder, (B) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by clause (vi) of Section 6.01(a) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition); provided that such restrictions and conditions apply only to such Subsidiary and were not incurred in contemplation of such acquisition, and (C) restrictions and conditions imposed by agreements relating to Indebtedness of Foreign Subsidiaries permitted under Section 6.01(a); provided that such restrictions and conditions apply only to Foreign Subsidiaries, and (iv) clause (b) of the foregoing shall not apply to restrictions and conditions imposed pursuant to Permitted Additional Indebtedness incurred pursuant to Section 6.01 that are not more restrictive than the terms hereof, as reasonably determined by the Company. Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Loan Parties under Sections 5.03, 5.04 or 5.12 or under the Security Documents.

SECTION 6.11. Amendment of Material Documents. None of the Company or any Subsidiary will amend, modify or waive any of its rights under (i) any agreement or instrument governing or evidencing any Junior Indebtedness, (ii) its certificate of incorporation, bylaws or other organizational documents, or (iii) any of the Brazil Transaction Documents, in each case to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.

SECTION 6.12. Leverage Ratio. The Company will not permit the Leverage Ratio on the last day of any fiscal quarter of the Company to exceed the Permitted Leverage Ratio then in effect. The provisions of Section 6.12 are solely for the benefit of Revolving Lenders and, notwithstanding the provisions of Section 9.02, a Majority in Interest of the Revolving Lenders (excluding the Revolving Commitments and Revolving Exposure of Defaulting Lenders) may (i) amend or otherwise modify Section 6.12 or, solely for purposes of Section 6.12, the defined terms used, directly or indirectly, therein, or (ii) waive any noncompliance with Section 6.12 or any Event of Default resulting from any such noncompliance, in each case without the consent of any other Lenders.

SECTION 6.13. Fiscal Year. The Company will not, and the Company will not permit any other Loan Party to, change its fiscal year to end on a date other than December 31.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)    any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)    any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other information furnished pursuant to any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)    any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03, 5.05 (with respect to the existence of the Borrowers), 5.11 or 5.14 or in Article VI; provided that any failure to comply with the Section 6.12 shall not constitute an Event of Default with respect to any Term Loans unless and until the Administrative Agent or a Majority in Interest of the Revolving Lenders shall have terminated the Revolving Commitments and/or declared the Revolving Loans then outstanding to be due and payable in accordance with this Article VII;

(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article VII), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company (with a copy to the Administrative Agent in the case of any such notice from a Lender);

(f)    any Borrower or any Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after giving effect to any period of grace specified for such payment in the agreement or instrument governing such Material Indebtedness;

(g)    (i) any event or condition occurs that results in any Material Indebtedness (other than with respect to any Hedging Agreements) becoming due and payable (or subject to compulsory repurchase or redemption) prior to its scheduled maturity or that enables or permits, in each case after the expiration of the grace period, if any, provided for therein, the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Material Indebtedness to become due and payable (or require a compulsory repurchase or redemption thereof) prior to its stated maturity or (ii) an “early termination date” (or equivalent event) under any Hedging Agreement constituting Material Indebtedness shall occur as a result of any event of default, “termination event” (or equivalent event) under such Hedging Agreement as to which the Company or any Subsidiary is the “defaulting party” or “affected party” (or equivalent term) as a result of which the Company or any Subsidiary is required to pay, or that enables the applicable counterparty, after the expiration of the grace period, if any, provided for therein, to require the Company or any Subsidiary to pay, the termination value in respect of such Hedging Agreement; provided that this clause (g) shall not apply to (A) any secured Indebtedness that becomes due as a result of a casualty event in respect of or the voluntary sale or transfer of the assets securing such Indebtedness or (B) any Indebtedness that becomes due as a result of a refinancing thereof permitted under Section 6.01;

(h)    one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(i)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership, examinership or similar law now or hereafter in effect or (ii) the appointment of a receiver, examiner, trustee, custodian, sequestrator, conservator or similar official for a Borrower or a Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j)    any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by clause (v) of Section 6.03(a)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership, examinership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article VII, (iii) apply for or consent to the appointment of a receiver, examiner, trustee, custodian, sequestrator, conservator or similar official for a Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of a Borrower or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (j) or clause (i) of this Article VII;

(k)    any Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l)    one or more judgments for the payment of money in an aggregate amount in excess of (x) $150,000,000 in the case of a Borrower or any Domestic Subsidiary or (y) $150,000,000 in the case of other Foreign Subsidiaries (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) and in excess of amounts covered by indemnification obligations of third parties that shall have the financial capacity to pay such obligations (in the case of each such third party, to the extent a claim therefor has been made in writing and liability therefor has not been denied by such third party), shall be rendered against any Borrower, any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any Subsidiary to enforce any such judgment;

(m)    any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except as a result of (i) a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the Administrative Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Agreement or to maintain in effect Uniform Commercial Code financing statements, unless such failure is attributable to any failure of a Loan Party to perform its obligations under any Loan Document or (iii) the occurrence of a Release Date and the exercise by the Company of its rights under Section 9.14(b);

(n)    any Guarantee of a Loan Party purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted under this Agreement as a result of which the Subsidiary Loan Party providing such Guarantee ceases to be a Subsidiary; or

(o)    a Change in Control;

then, and in every such event (other than an event with respect to any Borrower described in clause (i) or (j) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers hereunder, shall become due and payable immediately and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.04(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in the case of any event with respect to any Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; provided, however, that upon the occurrence and during the continuance of any Event of Default attributable to a failure to comply with Section 6.12, (x) actions pursuant to clause (i) or (ii) may be taken by a Majority in Interest of the Revolving Lenders (excluding any Defaulting Lenders) with respect to the Revolving Loans only (without the requirement for Required Lender action) or by the Administrative Agent at the direction of such Lenders, and (y) only if action has been taken in respect of such Event of Default under clause (i) or (ii) (with respect to the Revolving Loans) by a Majority in Interest of the Revolving Lenders (excluding any Defaulting Lenders) or by the Administrative Agent at the direction of such Lenders, then such Event of Default will be deemed to be an Event of Default with respect to all Lenders hereunder and the remedies set forth above can be exercised in respect of all Loans.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, in connection with the exercise of rights under this Article VII, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Loan Parties of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released. Each Loan Party further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Loan Party’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect subject to Section 5.02 of the Collateral Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the Uniform Commercial Code, need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, each Loan Party waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights under this paragraph after the occurrence of an Event of Default. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. It is expressly noted that the provisions of this paragraph shall not apply to any Collateral which is subject to a Luxembourg law governed Foreign Pledge Agreement (the “Luxembourg Security”), and that only the provisions of the relevant Luxembourg Security shall apply to such Collateral.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto, including entering into any intercreditor agreement contemplated by Section 6.02(a)(xvii). In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from any confirmation of the Revolving Exposure or the component amounts thereof.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (which shall not be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, with the consent of the Company (which shall not be unreasonably withheld), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date, whereupon the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the removed Administrative Agent; provided that, in each case, (i) all payments required to be made hereunder or under any other

Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Company and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation or removal from its capacity as such, the provisions of this Article and Section 9.03, as well as any absence of fiduciary duty (and related exculpatory provisions), reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or

Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or an Incremental Facility Agreement pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition. Each Secured Party hereby (or in the case of each Secured Party that is not a Credit Party, by its acceptance of the benefits of the Security Documents and the Collateral and of the Guarantees of the Obligations provided under the Loan Documents) irrevocably authorizes the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement, agreement with respect to cash management obligations, agreement with respect to Secured Performance Support Obligations or other agreement (other than the Loan Documents) the obligations under which constitute Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement, agreement with respect to Secured Performance Support Obligations or other agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, (i) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a)(v) and (ii) to agree to or enter into subordination or intercreditor agreements applicable to any Interests in any Receivables Subsidiary or any interest in Receivables subject to a Permitted Receivables Facility, in each case to the extent pledged under any Security Document to secure the Obligations. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Notwithstanding anything herein to the contrary, neither the Arrangers nor any Person named on the cover page of this Agreement as a Joint Syndication Agent, Co-Documentation Agent, Joint Lead Arranger or Joint Bookrunner shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and none of the Borrowers or any other Loan Party shall have any rights as a third party beneficiary of any such provisions except as set forth herein with respect to the Company’s consent rights to successor Administrative Agents.

Each Lender represents and warrants, as of the date such Person became a Lender party hereto, to, and covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the institutions named as Joint Lead Arrangers, Joint Bookrunners, Co-Syndication Agents and Co-Documentation Agents on the cover page hereof and their respective Affiliates, and not to or for the benefit of the Company or any of its Subsidiaries, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Commitments and this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless (1) the immediately preceding clause (i) is true with respect to such Lender or (2) such Lender has provided another representation, warranty and covenant as provided in the immediately preceding clause (iv), such Lender further represents and warrants, as of the date such Person became a Lender party hereto, to, and covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the institutions named as Joint Lead Arrangers, Joint Bookrunners, Syndication Agent and Documentation Agents on the cover page hereof and their respective Affiliates, and not to or for the benefit of the Company or any of its Subsidiaries, that none of the Administrative Agent or any of the institutions named as Joint Lead Arrangers, Joint Bookrunners, Co-Syndication Agents and Co-Documentation Agents on the cover page hereof or their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by any Person under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.    (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)    if to any Borrower or the Borrower Agent, to it at NCR Corporation, 3095 Satellite Boulevard, Duluth, Georgia 30096, Attention of Treasurer (Fax No. 678-808-5207) (email: John.Boudreau@ncr.com), with a copy to NCR Corporation, 3097 Satellite Boulevard, Duluth, Georgia, 30096, Attention: General Counsel/Notices, 2nd Floor (email: law.notices@ncr.com);

(ii)    if to the Administrative Agent with respect to any Borrowing, Letter of Credit or LC Disbursement denominated in Euros or Sterling, to J.P. Morgan Europe Limited, Loans Agency 6th floor, 25 Bank Street, Canary Wharf, London E145JP, United Kingdom, Attention: Loans Agency, Fax No. +44 20 7777 2360 (email: loan_and_agency_london@jpmorgan.com), with a copy to the Persons set forth in clause (iii) below;

(iii)    if to the Administrative Agent with respect to any Borrowings, Letter of Credit or LC Disbursements denominated in Dollars, Euros or Sterling, to Loan and Agency Services Group, 500 Stanton Christiana Road, NCC5, Newark, Delaware 19713-2107, Attention: Mary Crews (Telephone No. 302-634-5758 and mary.crews@jpmorgan.com);

(iv)    if to any Issuing Bank, to it at its address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent and the Company (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and

(v)    if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)    Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent or the Company may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person. Notices delivered by electronic mail (or notice of electronic posting) shall be deemed received upon sending, if sent during business hours, or, otherwise upon opening of the next Business Day unless the sender receives a notice of non-delivery.

(c)    Any party hereto may change its address, e-mail or fax number for notices and other communications hereunder by written notice to the other parties hereto.

(d)    Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on DebtDomain, Intralinks, Syndtrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Borrower, any Lender, any Issuing Bank or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Communications through the Platform, except to the extent of direct or actual damages (and not any special, indirect, consequential or punitive damages) that are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Administrative Agent or its affiliates, officers or employees in performing the services hereunder.

SECTION 9.02. Waivers; Amendments.    (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Except as provided in Sections 2.13, 2.20, 2.21 and 2.23 and in the Collateral Agreement, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any commitment), (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than as a result of (x) any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.12(c), (y) any amendment of any financial covenant herein (or any component definition) or (z) any extension of the date on which financial statements under Section 5.01(a) or 5.01(b) or a Compliance Certificate is required to be delivered, it being understood that a waiver of a Default or any such amendment or extension shall not constitute a reduction of interest for this purpose), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.09, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (D) except as provided in Sections 2.20 or 2.21, change Section 2.17(b) or 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) except pursuant to an Incremental Facility Agreement or a Permitted Amendment to reflect a new Class of Loans or Commitments hereunder, change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be); provided that, with the consent of the Required Lenders or the Majority in Interest of a Class of Lenders, as the case may be, the provisions of this Section and the definition of the term “Required Lenders” or “Majority in Interest” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (F) release Guarantees constituting all or substantially all the value of the Guarantees under the Collateral Agreement, or limit the liability of Loan Parties in respect of Guarantees constituting such value, or limit its liability in respect thereof, in each case without the written consent of each Lender, (G) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents) and (H) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of Collateral or payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided, further, that (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent or any Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be, (2) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Company and the requisite number or percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time, (3) any amendment, waiver or other modification of this Agreement with respect to the financial covenant set forth in Section 6.12 (including any breach thereof) and any definitions related thereto (but solely as such definitions are used for purposes of such covenant) may be effected by an agreement or agreements in writing entered into by Parent, the Borrowers and the Majority in Interest of the Revolving Lenders and (4) any amendment, waiver or other modification of Section 4.02 with respect to the funding of any Revolving Loan shall only require the consent of a Majority in Interest of the Revolving Lenders. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B), (C) or (D) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (y) in the case of any vote requiring the approval of all Lenders or each affected Lender, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification. Notwithstanding anything herein to the contrary, the Administrative Agent and the Company may, without the consent of any Secured Party or any other Person, amend this Agreement, the Collateral Agreement and any other Security Document to add provisions with respect to “parallel debt” and other non-U.S. guarantee and collateral matters, including any authorizations, collateral trust arrangements or other granting of powers by the Lenders and the other Secured Parties in favor of the Administrative Agent, in each case if such amendment is necessary or desirable to create or perfect, or preserve the validity, legality, enforceability and perfection of, the Guarantees and Liens contemplated to be created pursuant to this Agreement (with the Company hereby agreeing to provide its agreement to any such amendment to this Agreement, the Collateral Agreement or any other Security Document reasonably requested by the Administrative Agent).

(c)    Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Company, the Required Lenders, the Administrative Agent and each lender providing any additional Revolving Commitment or term loan (A) to increase the Aggregate Revolving Commitments of the Lenders, (B) to add one or more additional tranches of term loans to this Agreement and to provide for the ratable sharing of the benefits of the Loan Documents with the other then outstanding Obligations in respect of the extensions of credit from time to time outstanding under any such additional tranche of term loans and (C) to include appropriately the lenders under any such additional tranche of term loans in any determination of Required Lenders or the determination of the requisite Lenders under any other provision of this Agreement.

(d)    The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

(e)    Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than (x) any Lender that is a Regulated Bank and (y) any Revolving Lender) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders (in each case unless otherwise agreed to by the Company). For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar Equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Company or any other Loan Party or any instrument issued or guaranteed by the Company or any other Loan Party shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Company or any other Loan Party and any instrument issued or guaranteed by the Company or any other Loan Party, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Company or any other Loan Party (or any of their successors) is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Company or any other Loan Party (or any of their successors) other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Company or any other Loan Party and any instrument issued or guaranteed by any of the Company or any other Loan Party, collectively, shall represent less than 5% of the components of such index. In connection with any such determination, each Lender (other than (x) any Lender that is a Regulated Bank and (y) any Revolving Lender) shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Company and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Company and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is a Net Short Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.    (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Managing Arranger and their Affiliates, including expenses incurred in connection with due diligence and the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, local counsel in any foreign jurisdiction, and any other counsel for any of the foregoing retained with the Company’s consent (such consent not to be unreasonably withheld, conditioned or delayed), in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, including the preparation, execution and delivery of the Engagement Letter and the Fee Letters, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    The Company shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and Issuing Bank (each such Person, an “Indemnified Institution”), and each Related Party of any of the foregoing Persons (each Indemnified Institution and each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable and documented or invoiced out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee (including reasonable fees, disbursements and other charges of one counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, where an Indemnified Institution affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Institution)), incurred by or asserted against any Indemnitee arising out of or relating to, based upon, or as a result of (i) the structuring, arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Engagement Letter, the Fee Letters, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Engagement Letter, the Fee Letters, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Engagement Letter, any Fee Letter, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto and regardless of whether such claim, litigation or proceeding is brought by a third party or by the Company or any of the Subsidiaries); provided that such indemnity shall not, (x) as to any Indemnified Institution, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (i) the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, such Indemnified Institution or any of its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) as to any other Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the bad faith, gross negligence or willful misconduct of, or a material breach of this agreement by, such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)    To the extent that the Company fails to pay any amount required to be paid by it under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Issuing Bank in connection with such capacity. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time (or most recently outstanding and in effect).

(d)    To the extent permitted by applicable law, the Company shall not assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) in the absence of willful misconduct, bad faith or gross negligence (as determined by a court of competent jurisdiction in a final, non-appealable decision). To the extent permitted by applicable law, no party hereto shall assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee or any other party hereto or its Affiliates on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, however, that nothing contained in this sentence will limit the indemnity and reimbursement obligations of the Company set forth in this Section.

(e)    All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.    (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) (it being understood that a merger, consolidation, amalgamation, reorganization, recapitalization or other similar transaction not otherwise prohibited hereunder shall not constitute an assignment or transfer by a Borrower) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section and, in the case of any Revolving Lender and in relation to any rights and obligations of any Revolving Lender toward a Dutch Borrower, to an assignee that is a Dutch Non-Public Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, any Arranger, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Notwithstanding anything to the contrary contained herein, neither any Borrower nor any Affiliate of any Borrower may acquire by assignment, participation or otherwise any right to or interest in any of the Commitments or Term Loans hereunder (and any such attempted acquisition shall be null and void). Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company; provided that no consent of the Company shall be required (1) for an assignment of Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund, (2) for an assignment of Revolving Commitments and associated Revolving Loans to a Revolving Lender or an Affiliate of a Revolving Lender (other than an Approved Fund), (3) in connection with any assignment as part of the initial syndication of the Term Loans or (4) if an Event of Default has occurred and is continuing, for any other assignment; provided, further, that the Company shall be deemed to have consented to any such assignment of Term Loans unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after the Company has received written notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) each Issuing Bank with outstanding Letters of Credit in excess of $20,000,000, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure.

(ii)    Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000, in the case of assignments of Term Loans or Term Commitments, and $5,000,000, in the case of assignments of Revolving Commitments, in each case unless each of the Company and the Administrative Agent otherwise consents; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans but not those in respect of a second Class;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with, unless waived by the Administrative Agent, a processing and recordation fee of $3,500; provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender (and if a Loan Party is required to be a party to such assignment it shall not (except in the case of an assignment pursuant to Section 2.18(b)) be required to pay such fee);

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws; and

(E) at the time of each assignment pursuant to this Section 9.04(b), the respective assignee shall provide to the relevant Loan Party and the Administrative Agent the appropriate forms and certificates as provided, and cooperate with the relevant Loan Party as required, under Section 2.16.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.22 and 9.03).

(iv)    The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vi)    Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04(b), whether or not such assignment or transfer is reflected in the Register, shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(c)    (i) Any Lender may, without the consent of any Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 2.22 (subject to the requirements and limitations therein, including the requirements under Sections 2.16(f), (g), (h) and (i) (it being understood that the documentation required under Sections 2.16(f), (g), (h) and (i) shall be delivered to the participating Lender and the participating Lender shall ensure that the terms of the participation require the Participant to cooperate as required under Section 2.16(g), (h) and (i))) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.14, 2.16 or 2.22, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of each applicable Borrower, maintain a register on which it enters the name and address of each Participant to which it has sold a participation and the principal amounts (and stated interest) of each such Participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights and obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival.    All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the applicable Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.04(d) or 2.04(f). The provisions of Sections 2.14, 2.15, 2.16, 2.17(e), 2.22 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Signatures.    (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the Engagement Letter and any commitment advices submitted by them (but do not supersede any other provisions of the Engagement Letter or the Fee Letters (or any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)    Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything contained herein to the contrary, the Administrative Agent shall not be under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency and whether or not matured) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of any Borrower against any of and all the obligations then due of such Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement; provided that such setoff against obligations under this Agreement shall not apply in the case of amounts owed under any Receivables subject to a Permitted Receivables Facility by a Lender, Issuing Bank, or any of its Affiliates. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.    (a) This Agreement (including this Section 9.09 (Governing Law; Jurisdiction; Consent to Service of Process)) shall be construed in accordance with and governed by the law of the State of New York.

(b)    Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Federal court of the United States of America or any court of the State of New York, in each case, sitting in New York County, and any appellate court from any thereof, in any action, suit, proceedings, claims and counterclaims arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined, exclusively in such Federal court or, in the event such Federal court lacks subject matter jurisdiction, such state court. Each of the parties hereto agrees that a final judgment in any such action, suit, proceeding, claim or counterclaim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Arranger, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c)    Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action, proceeding, claim or counterclaim arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action, proceeding, claim or counterclaim in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)    Each Foreign Borrower hereby irrevocably designates and appoints CT Corporation System, National Corporate Research, Ltd., Corporation Services Company or another nationally recognized service firm as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in paragraph (b) of this Section in any Federal or New York State court sitting in the County of New York. Each Foreign Borrower represents and warrants that such agent has agreed in writing to accept such appointment and that a true copy of such designation and acceptance has been delivered to the Administrative Agent. If such agent shall cease so to act, each Foreign Borrower covenants and agrees to designate irrevocably and appoint without delay another such agent satisfactory to the Administrative Agent and to deliver promptly to the Administrative Agent evidence in writing of such other agent’s acceptance of such appointment.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Arrangers, the Lenders and the Issuing Banks agrees to maintain the confidentiality of, and not disclose, the Information (as defined below), except that Information may be disclosed (a) to its

Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent requested by any governmental or regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 9.12 and in accordance with the standard processes of the Administrative Agent, the Arrangers or any Lender, as applicable, or customary market standards for the dissemination of such type of information (which shall be deemed to include those required to be made in order to obtain access to information posted on IntraLinks, SyndTrak, Debtdomain or any similar website), in each case, that requires “click through” or other affirmative consent and acknowledgement to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (in each case, that is an Eligible Assignee) or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Company or any Subsidiary and its obligations, (g) with the consent of the Company, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or as a result of any improper disclosure by the Administrative Agent, any Arranger or any Lender or any of their respective Affiliates or their and their Affiliates’ respective Related Parties or (ii) becomes available to the Administrative Agent, any Arranger, any Lender, any Issuing Bank or any Affiliate of any of the foregoing on a non-confidential basis from a source other than the Company and that is not known by the Administrative Agent, any Arranger, any Lender or any Affiliate of any of the foregoing to have provided, and that none of the Administrative Agent, Arrangers, Lenders or any of the Affiliates of the foregoing has reasonable grounds to believe that such source has provided, such Information in a breach of any confidentiality obligation to the Borrower. For purposes of this Section 9.12, “Information” means all information received from the Company relating to the Company or any Subsidiary or their businesses, other than (A) any such information that is available to the Administrative Agent, any Arranger, any Lender, any Issuing Bank or any Affiliate of any of the foregoing on a non-confidential basis prior to disclosure by the Company and (B) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate, and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Release of Liens and Guarantees.    (a) A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to the Company or any Domestic Subsidiary that is not a CFC Holdco) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released.

(b)    On the Release Date, the Liens on the Collateral under the Security Documents will automatically terminate and be deemed to have been released (it being understood that no such termination or release will modify or otherwise affect any Guarantee provided by any Loan Party under the Collateral Agreement).

(c)    In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(d)    The Administrative Agent shall be deemed to have automatically released any Lien on any property granted to or held by it under the Collateral Agreement or any other Loan Document that is sold or distributed or to be sold or distributed as part of or in connection with any sale permitted hereunder and under each other Loan Document. The Administrative Agent shall, at the expense of the applicable Loan Party, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of collateral from the assignment and security interest granted under the Collateral Agreement or other Loan Document.

(e)    On the Effective Date, the Administrative Agent will release Radiant Payment Services, LLC from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by Radiant Payment Services, LLC shall be released. The Administrative Agent shall execute and deliver to Radiant Payment Services, LLC, at the Company’s expense, all documents that the Company shall reasonably request to evidence the release of Radiant Payment Services, LLC.

SECTION 9.15. Satisfaction of Collateral and Guarantee Requirement. If the Company fails to maintain its Investment Grade Rating at any time following the Investment Grade Date, then the Company shall deliver written notice thereof to the Administrative Agent. As promptly as practicable following the Non-Investment Grade Date, and in any event no later than 30 days thereafter (such date, the “Delivery Date”), the Company shall cause the Collateral and Guarantee Requirement to be satisfied and shall deliver to the Administrative Agent a completed Perfection Certificate dated the Delivery Date and signed by a Financial Officer of the Company, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Company, the Foreign Borrowers and the Designated Subsidiaries in the jurisdictions contemplated by the Perfection Certificate, delivered at least five Business Days prior to the Delivery Date, and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will on the Delivery Date be released; provided that if, notwithstanding the use by the Company of commercially reasonable efforts without undue burden or expense to cause the Collateral and Guarantee Requirement to be satisfied on the Delivery Date, the requirements thereof are not fully satisfied as of the Delivery Date, the satisfaction of such requirements shall not be a condition to the availability of any Loans hereunder so long as the Company has agreed in a written instrument to satisfy any remaining requirements by a date agreed to by the Administrative Agent (it being understood that any failure to satisfy the Collateral and Guarantee Requirement by such later date will constitute, except to the extent additional time is agreed to by the Administrative Agent in accordance with the definition of “Collateral and Guarantee Requirement”, an Event of Default under paragraph (d) of Article VII).

SECTION 9.16. Certain Notices. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 9.17. No Fiduciary Relationship. The Company, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to the Company or any of its Affiliates.

SECTION 9.18. Non-Public Information.    (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Company and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b)    The Company, and each Lender acknowledge that, if information furnished by the Company pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Company has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if the Company has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives. The Company agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Company that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Company without liability or responsibility for the independent verification thereof.

SECTION 9.19. Conditional Non-Petition Covenant. Each of the Administrative Agent and the Lenders agrees that in the event it or any other Secured Party acquires any Interests in any Receivables Subsidiary (as creditor or otherwise) in connection with the exercise of remedies against the Collateral or otherwise in connection with the enforcement, collection or payment of the Obligations hereunder or under any Security Document, it shall not (including by acting on behalf of any such Secured Party or the Secured Parties generally), until one year and one day after the Third Party Interests of such Receivables Subsidiary have been satisfied in full, institute against such Receivables Subsidiary, or join in any institution against such Receivables Subsidiary of, any bankruptcy, reorganization, arrangement, insolvency, receivership, winding-up or liquidation proceedings or any similar proceedings under any bankruptcy or insolvency laws of any jurisdiction; provided that the foregoing shall not limit the rights of the Administrative Agent or any Lender to file any claim in or otherwise take any action with respect to any such proceeding that was instituted by another Person that is not one of its Affiliates against a Receivables Subsidiary. The foregoing agreement shall survive any termination of this Agreement.

SECTION 9.20. Acknowledgement and Consent to Bail-In. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges and accepts that any liability of any party hereto to another party hereto under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)    any Bail-In Action in relation to any such liability, including (without limitation):

(i)    a reduction in full or in part, in the principal amount or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)    a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)    a cancellation of any such liability; and

(b)    a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

SECTION 9.21. Judgment Currency.    (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in dollars into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction dollars could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)    The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency. The obligations of the parties contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.22. Amendment and Restatement of Existing Credit Agreement.    (a) This Agreement shall amend and restate the Existing Credit Agreement in its entirety, and all of the terms and provisions hereof shall supersede the terms and conditions thereof.

(b)    It is understood and agreed that any notice of termination of commitments under the Existing Credit Agreement is given only with respect to the commitments under the Existing Credit Agreement, and not with respect to the Commitments hereunder, and as of the Effective Date, each Lender identified on Schedule 2.01 has in effect a Commitment in the amount set forth opposite the name of such Lender on such Schedule. Each Lender that is also a lender under the Existing Credit Agreement hereby consents and agrees that no prior notice shall be required under the Existing Credit Agreement with respect to (i) termination of commitments under the Existing Credit Agreement or (ii) prepayment of loans under the Existing Credit Agreement; provided that notice thereof is given on or prior to the Effective Date. The parties hereto hereby agree that no amount shall be payable under Section 2.16 of the Existing Credit Agreement solely as a result of the repayment of any outstanding loan under the Existing Credit Agreement on the Effective Date.

SECTION 9.23. Acknowledgment Regarding Any Supported QFCs.    (a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NCR CORPORATION,

By:	/s/ Michael D. Hayford
Name:	Michael D. Hayford
Title:	President and Chief Executive Office

[Signature Page to Credit Agreement]

Executed by NCR LIMITED acting by:

/s/ Caroline Kae
Signature of director

Director
Name of director: Caroline Kee

in the presence of:

/s/ Monica Mc Connor
Signature of witness

Name of witness: Monica Mc Connor
Address: 5 Merchant Sq, W210Q
Occupation: EA, Diego Navaleke

[Signature Page to Credit Agreement]

SIGNED for and on behalf of NCR GLOBAL SOLUTIONS LIMITED by in the presence of:	/s/ Stuart Edwards
Signature of Stuart Edwards, Director

/s/ Kim Boland
Witness Signature

/s/ Kim Boland
Print Name

9 St Cronans Lawn, Swords, Co. Dublin
Print Address

Administration
Witness Occupation

[Signature Page to Credit Agreement]

NCR NEDERLAND B.V.,

/s/ Hendrik Antonie Wendt
Name:	Hendrik Antonie Wendt
Title:	Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by
/s/ John G. Kowalczuk
Name:	John G. Kowalczuk
Title:	Executive Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: Bank of America, N.A.,

by
/s/ Molly Daniello
Name:	Molly Daniello
Title:	Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

WELLS FARGO BANK, NATIONAL ASSOCIATION,

by
/s/ Evan Waschitz
Name:	Evan Waschitz
Title:	Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: MUFG BANK, LTD.

by
/s/ Matthew Antioco
Name:	Matthew Antioco
Title:	Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: PNC Bank, National Association

By
/s/ Jeffrey Mills
Name:	Jeffrey Mills
Title:	Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: ROYAL BANK OF CANADA

by
/s/ Kamran Khan
Name:	Kamran Khan
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

SUNTRUST BANK

by
/s/ David Bennett
Name:	David Bennett
Title:	Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Capital One, National Association

by
/s/ Timothy Ramijanc
Name:	Timothy Ramijanc
Title:	Duly Authorized Signatory

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Fifth Third Bank

by
/s/ Dan Komitor
Name:	Dan Komitor
Title:	Senior Relationship Manager

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: CITIBANK, N.A.

by
/s/ Jim Walsh
Name:	Jim Walsh
Title:	Managing Director and Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: Santander Bank, N.A.

by
/s/ Patrick McMullan
Name:	Patrick McMullan
Title:	Vice President

For any Lender requiring a second signature line:

by

Name:
Title:

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: TD Bank, N.A.

by
/s/ Shreya Shah
Name:	Shreya Shah
Title:	Senior Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution:    UNICREDIT BANK AG,

                                      NEW YORK BRANCH

by
/s/ Supriya Saxena
Name:	Supriya Saxena
Title:	Managing Director

by
/s/ Ken Hamilton
Name:	Ken Hamilton
Title:	Managing Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution:    Branch Banking and Trust Company

by
/s/ Ketak Sampat
Name:	Ketak Sampat
Title:	Senior Vice President

For any Lender requiring a second signature line:

by

Name:
Title:

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution:    HSBC Bank USA, National Association

by
/s/ Mark Hillhouse
Name:	Mark Hillhouse
Title:	Senior Vice President

For any Lender requiring a second signature line:

by

Name:
Title:

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution:    KeyBank National Association

by
/s/ Karson Malecky
Name:	Karson Malecky
Title:	Vice President

For any Lender requiring a second signature line:

by

Name:
Title:

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution:		NORTHERN TRUST COMPANY

by
/s/ Kimberly A. Crotty
	Name:	Kimberly A. Crotty
	Title:	Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

STANDARD CHARTERED BANK

by
/s/ Daniel Mattern
Name:	Daniel Mattern
Title:	Associate Director Standard Chartered Bank

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

People’s United Bank, N.A.

By
/s/ Darci Buchanan
Name:	Darci Buchanan
Title:	Senior Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution:    Synovus Bank

by
/s/ Zachary Braun
Name:	Zachary Braun
Title:	Senior Portfolio Manager

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution:    Capital Bank

by
/s/ Kevin McConola
Name:	Kevin McConola
Title:	VP-Senior Commercial Relationship Manager

For any Lender requiring a second signature line:

by

Name:
Title:

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution:    First National Bank of Omaha

by
/s/ Dale Ervin
Name:	Dale Ervin
Title:	Senior Advisor

For any Lender requiring a second signature line:

by

Name:
Title:

[Signature Page to Credit Agreement]